UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (RULE 14a-101)

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LIPOSCIENCE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 20, 2014

Dear Stockholder:

The board of directors of LipoScience, Inc., a Delaware corporation, or the Company, has unanimously approved a merger agreement providing for the merger of the Company with Bear Acquisition Corp., a wholly-owned subsidiary of Laboratory Corporation of America Holdings. If the merger contemplated by the merger agreement is completed, you, as a Company stockholder, will be entitled to receive $5.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own at the consummation of the merger (unless you properly exercise appraisal rights with respect to your shares). Certain stockholders owning an aggregate of approximately 17.7% of our outstanding common stock have entered into voting agreements pursuant to which they have agreed to vote their shares “FOR” the approval of the proposal to adopt the merger agreement.

At a special meeting of our stockholders, you will be asked to consider and vote upon (i) a proposal to adopt the merger agreement; (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and (iii) a proposal to approve, on a non-binding advisory basis, “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission) payable to certain of our executive officers in connection with the consummation of the merger. The special meeting is to be held on November 20, 2014 at 10:00 a.m. Eastern Time, at the Company’s headquarters, located at 2500 Sumner Boulevard, Raleigh, North Carolina.

After careful consideration, our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the Company and its stockholders and has approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company unanimously recommends that you vote “FOR” the approval of the proposal to adopt the merger agreement; “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation payable to certain of our executive officers in connection with the consummation of the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock, following the instructions provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock, please call Georgeson Inc., our proxy solicitor, toll-free at (800) 509-0957.

Thank you in advance for your cooperation and continued support.

Sincerely,

Howard B. Doran, Jr.
President and Chief Executive Officer

The proxy statement is dated October 20, 2014, and is first being mailed to our stockholders on or about October 22, 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

LIPOSCIENCE, INC.
2500 Sumner Boulevard
Raleigh, NC 27616

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 20, 2014

To the Stockholders of LipoScience, Inc.:

A special meeting of stockholders of LipoScience, Inc., a Delaware corporation, referred to as the Company, will be held at the Company’s headquarters, located at 2500 Sumner Boulevard, Raleigh, North Carolina, on November 20, 2014, beginning at 10:00 a.m. Eastern Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 24, 2014, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Laboratory Corporation of America Holdings, a Delaware corporation, which we refer to as LabCorp, and Bear Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LabCorp, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To consider and vote on a proposal to approve, on a non-binding advisory basis, “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission) payable to certain of our executive officers in connection with the consummation of the merger.

Only stockholders of record as of the close of business on October 14, 2014, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of common stock you own.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and do not attend and vote at the special meeting in person, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee in order to vote.

After careful consideration, our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation payable to certain of our executive officers in connection with the consummation of the merger.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the stockholder vote to approve the proposal to adopt the merger agreement is taken at the special meeting and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and provided in their entirety in Annex C of the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKERAGE FIRM OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THAT STOCKHOLDER OF RECORD.

By Order of the Board of Directors

Kathryn F. Twiddy
Vice President, General Counsel and
Corporate Secretary

Raleigh, North Carolina
October 20, 2014

i

ANNEX A Agreement and Plan of Merger, by and among Laboratory Corporation of America Holdings, Bear Acquisition Corp. and LipoScience, Inc., dated as of September 24, 2014	A-1
ANNEX B Opinion of Canaccord Genuity Inc., dated September 24, 2014	B-1
ANNEX C General Corporation Law of the State of Delaware Section 262 Appraisal Rights	C-1

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the documents referred to in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 78 ..

Parties to the Merger (Page 19)

LipoScience, Inc., or the Company, we, us or LipoScience, is a Delaware corporation headquartered in Raleigh, North Carolina, that is focused on developing diagnostic tests based on nuclear magnetic resonance (NMR) technology to improve the quality of patient care in cardiovascular, metabolic and other diseases. The NMR LipoProfile® test, the Company’s first proprietary test, is an FDA-cleared, outcome proven blood test that directly quantifies LDL particle number (LDL-P) and provides physicians and their patients with actionable information to personalize management of heart disease. The Company was incorporated under the laws of North Carolina in June 1994 under the name LipoMed, Inc. and reincorporated under the laws of Delaware in June 2000. In January 2002, the Company changed its corporate name to LipoScience, Inc.

Laboratory Corporation of America® Holdings, or LabCorp, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2013 net revenues. Since its founding in 1971 as a Delaware corporation, it has grown into a national network of 44 primary laboratories and approximately 1,700 patient service centers along with a network of branches and STAT laboratories (which are laboratories that have the ability to perform certain core tests and report the results to the physician quickly). Through its national network of laboratories, LabCorp offers a broad range of clinical laboratory tests that are used by the medical profession in core testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, LabCorp has developed specialty testing operations, such as oncology testing, human immunodeficiency virus genotyping and phenotyping, diagnostic genetics, cardiovascular disease risk assessment, Hepatitis C virus diagnosis and monitoring and clinical trials. With over 34,000 employees worldwide, LabCorp processes tests on approximately 490,000 patient specimens daily and provides clinical laboratory testing services to clients throughout the United States and other countries including Mexico, the Bahamas, Belgium, Germany, Italy, Spain, the United Kingdom, China, Hong Kong, Singapore, Japan, South Korea, and three provinces in Canada. Its clients include physicians, hospitals, managed care organizations, governmental agencies, employers, pharmaceutical companies and other independent clinical laboratories that do not have the breadth of its testing capabilities. Upon completion of the merger, the Company will be a wholly-owned subsidiary of LabCorp.

Bear Acquisition Corp., or Merger Sub, is a Delaware corporation recently formed by LabCorp for the sole purpose of entering into the merger agreement (as defined below) and completing the transactions contemplated by the merger agreement. Upon completion of the merger (as defined below), Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of September 24, 2014, as it may be amended from time to time, among the Company, LabCorp and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

The Special Meeting (Page 20)

Time, Place and Purpose of the Special Meeting (Page 20)

The special meeting will be held on November 20, 2014, starting at 10:00 a.m. Eastern Time, at the Company’s headquarters, located at 2500 Sumner Boulevard, Raleigh, North Carolina. At the special meeting, holders of our common stock, par value $0.001 per share, or the common stock, will be asked the following:

•	to approve the proposal to adopt the merger agreement;
•	to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	to approve, on a non-binding advisory basis, the “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission, which we refer to as the SEC) payable to certain of our executive officers in connection with the consummation of the merger as described in this proxy statement.

Record Date and Quorum (Page 20)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on October 14, 2014, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were 15,348,682 shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. If a quorum is not represented at the special meeting, the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to another time and place, without notice other than announcement of adjournment at the meeting, unless the adjournment is for more than 30 days or a new record date is fixed. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Vote Required (Page 20)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and approval of the non-binding advisory proposal regarding “golden parachute” compensation each requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting.

In connection with the merger agreement, LabCorp entered into voting agreements with certain of our greater-than-5% stockholders that own, in the aggregate, approximately 2,709,300 shares of common stock, representing approximately 17.7% of our outstanding shares of common stock. Pursuant to the voting agreements, these stockholders have agreed to vote all of their shares “FOR” the approval of the proposal to adopt the merger agreement.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,651,408 shares of common stock (not including any shares of common stock deliverable upon exercise or vesting of any options or restricted stock unit awards), representing approximately 10.8% of the outstanding shares of common stock.

Proxies and Revocation (Page 22)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will have no effect on the proposal to adjourn the special meeting or the non-binding advisory proposal regarding “golden parachute compensation.”

You have the right to revoke a proxy, whether delivered by telephone, over the Internet, or by mail, at any time before it is exercised, by signing and returning a proxy card with a later date, revoking your proxy by telephone or the Internet, or by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your bank, brokerage firm or other nominee on how to vote your shares of common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding the procedures for changing or revoking your voting instructions.

The Merger (Page 25)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business as a wholly-owned subsidiary of LabCorp. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 25)

In the merger, each outstanding share of common stock (except for certain shares owned, if any, by the Company, LabCorp, Merger Sub, and the Company’s and LabCorp’s direct and indirect wholly-owned subsidiaries, and shares owned by stockholders who have properly exercised their appraisal rights) will be converted into the right to receive $5.25 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 31)

After consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page 31, the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is advisable, fair to and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and (iv) recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be different from or in addition to yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 43.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Opinion of the Company’s Financial Advisor (Page 34)

In connection with the merger, the Company’s financial advisor, Canaccord Genuity Inc., referred to as Canaccord Genuity, delivered an opinion, dated September 24, 2014, to the Company’s board of directors as to the fairness, from a financial point of view and as of such date, to holders of the Company’s common stock of the merger consideration of $5.25 per share in cash to be received by such holders (other than the Company, LabCorp, Merger Sub or any other wholly-owned subsidiary of LabCorp or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock) pursuant to the terms of the merger agreement. The full text of Canaccord Genuity’s opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Canaccord Genuity’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of the Company’s common stock are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the Company’s board of directors, was only one of many factors considered by the Company’s board of directors in its evaluation of the merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received in the merger by holders of the Company’s common stock (other than the Company, LabCorp, Merger Sub or any other wholly-owned subsidiary of LabCorp or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock). Canaccord Genuity’s opinion does not address the relative merits of the merger as compared to other transactions or strategies that might be available to the Company or the underlying business decision of the Company to proceed with the merger and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to any matter relating to the merger.

Interests of Certain Persons in the Merger (Page 43)

When considering the recommendation of our board of directors, you should be aware that our executive officers and directors have interests in the merger that are different from or in addition to your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Company’s stockholders adopt the merger agreement. These interests include the following:

•	the accelerated vesting and cash-out of all “in-the-money” stock options and all restricted stock unit, or RSU, awards held by our directors and executive officers;
•	pursuant to the Company’s Amended and Restated Executive Severance Benefit Plan, or the Severance Benefit Plan, severance payments and other benefits upon an involuntary termination or a resignation for good reason of an executive officer within 12 months following the merger; and
•	the accelerated payout of cash performance awards to our executive officers under the Company’s Senior Leadership Team Annual Incentive Compensation Plan, or the SLT Annual Incentive Plan.

Golden Parachute Compensation (Page 46)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 14a-21(c) under the Exchange Act, stockholders have the opportunity to cast a non-binding advisory vote with respect to certain payments that may be made to certain of the Company’s executive officers in connection with the consummation of the merger, or “golden parachute” compensation (as defined by the regulations of the SEC). The board of directors recommends that you vote “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Approval of the non-binding advisory proposal regarding “golden parachute” compensation requires the affirmative vote of a majority of the votes cast by the holders of shares of Company common stock present, in person or by proxy, at the special meeting and entitled to vote at the special meeting.

The vote on “golden parachute” compensation is separate and apart from the vote to adopt the merger agreement or to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may vote to adopt the merger agreement and vote against the “golden parachute” compensation proposal and vice versa. Approval of this proposal is also not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is only an advisory vote and will not be binding on the Company or LabCorp. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to the Company’s executive officers in accordance with the terms of the Severance Benefit Plan and the SLT Annual Incentive Plan.

Voting Agreements (Page 48)

In connection with the merger agreement, LabCorp entered into voting agreements with certain of our greater-than-5% stockholders that own, in the aggregate, approximately 2,709,300 shares of common stock, representing approximately 17.7% of our outstanding shares of common stock. Pursuant to the voting agreements, these stockholders have agreed, among other things, to vote all of their shares in favor of the proposal to adopt the merger agreement and against any takeover proposal. Each of the stockholders also granted to LabCorp an irrevocable proxy to vote their common stock in accordance with the foregoing.

Material U.S. Federal Income Tax Consequences of the Merger (Page 48)

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger generally will recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and the adjusted tax basis in their shares of common stock. Any gain realized on the exchange by non-U.S. holders generally will not be subject to U.S. federal income tax. Backup withholding may also apply to the cash payments made pursuant to the merger unless the payee provides the required information and certification and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Regulatory Approvals (Page 52)

Under the terms of the merger agreement, the merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and LabCorp file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, and the applicable waiting period has expired or been terminated. LabCorp filed a notification and report form on October 3, 2014, and the Company filed on October 6, 2014. On October 14, 2014, the FTC granted early termination of the applicable waiting period. As a result, the condition to the closing of the merger relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied.

Litigation Related to the Merger (Page 52)

On October 9, 2014, a purported stockholder of the Company filed a putative class action lawsuit against the Company, members of the Company board of directors, LabCorp and Merger Sub in the Superior Court of Wake County, North Carolina captioned Carren Overby v. LipoScience, Inc. et al., Case No. 14CV013448. The plaintiff alleges claims against (i) the members of the Company’s board of directors for breach of fiduciary duties in connection with their approval of the merger agreement, and (ii) the Company, LabCorp and Merger Sub for aiding and abetting the alleged breach of fiduciary duties by the members of the Company’s board of directors. The plaintiff seeks, among other things, injunctive relief enjoining the merger.

Additional lawsuits may be filed against the Company, LabCorp, Merger Sub and their respective directors and officers alleging similar or additional claims. The outcome of the Carren Overby v. LipoScience, Inc. lawsuit or any other lawsuit that may be brought challenging the merger is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The Company believes that the claims asserted in the Carren Overby v. LipoScience, Inc. lawsuit are without merit, and, in any event, the claims against the Company and the members of its board of directors cannot be maintained in North Carolina, without the Company’s consent, pursuant to the forum selection provision in the Company’s certificate of incorporation.

The Merger Agreement (Page 53)

Treatment of Common Stock, Equity Awards and Warrants (Page 54)

Common Stock

At the effective time of the merger, or the effective time, each share of Company common stock issued and outstanding (except for certain shares described in the next paragraph) will convert into the right to receive the per share merger consideration of $5.25 in cash, without interest, less any applicable withholding taxes.

Any shares owned by the Company as treasury stock, owned by any direct or indirect wholly-owned subsidiary of the Company immediately prior to the effective time, or owned by LabCorp, Merger Sub or any other direct or indirect wholly-owned subsidiary of LabCorp immediately prior to the effective time, will be automatically cancelled without payment of consideration. Common stock owned by stockholders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, will not be entitled to receive the per share merger consideration. Such stockholders will instead be entitled to payment of the fair value of their shares of common stock in accordance with the provisions of the DGCL as described under the section entitled “Appraisal Rights” beginning on page 74.

Options

Under the merger agreement, the Company will take all actions necessary to provide that each stock option outstanding as of the closing date will be fully vested and exercisable prior to the effective time, and each option outstanding under the Company’s equity compensation plans immediately prior to the effective time will be canceled and terminated and of no further force or effect as of the effective time and, unless exercised prior to the effective time, shall, to the extent the exercise price thereof is less than the per share merger consideration, instead represent solely the right to receive payment in cash (subject to any applicable withholding or other taxes required by applicable law to be withheld) of an amount equal to the product of (x) the total number of shares of common stock subject to such option and (y) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such option. LabCorp will (or will cause the Company to) make the stock option payments, if any, promptly following the effective time to the persons entitled thereto, which in the case of stock options held by our current or former employees or directors will be made in accordance with the Company’s standard payroll practices. In addition, prior to the effective time, the Company will take all actions necessary to provide holders of options with written notice that (i) their options may be fully exercised prior to the effective time and (ii) as of the effective time, all options will be canceled and terminated and of no further force or effect.

RSU Awards

At the effective time, each outstanding RSU award granted under the Company’s equity compensation plans, whether vested or unvested, will be cancelled and the holder thereof will be entitled to receive, and LabCorp will (or will cause the Company to) pay, as soon as reasonably practicable after the effective time and subject to applicable law, an amount in cash equal to the product of (i) the per share merger consideration multiplied by (ii) the total number of shares of common stock subject to such RSU award (subject to any applicable withholding or other taxes required by applicable law to be withheld).

Warrants

At the effective time, the surviving corporation will assume the obligations of the Company under the warrants issued by the Company to Square 1 Bank, such that each of such warrants will thereafter be converted into a right to receive, upon exercise of such warrant and payment of the exercise price thereof, $5.25 in cash, without interest, for each share of common stock subject to such warrant and for which such warrant has been exercised. Because the exercise price of all of the warrants issued by the Company to Square 1 Bank exceeds $5.25, we do not expect that the assumed warrants will be exercised following the effective time.

Prior to the effective time, the Company shall take all actions necessary to cause the warrants issued by the Company to Oxford Finance, LLC to terminate as of the effective time. Because the exercise price of all of the warrants issued by the Company to Oxford Finance, LLC exceeds $5.25, we do not expect that such warrants will be exercised prior to the effective time and that such unexercised warrants would expire at the effective time.

Company Stock Plans

Prior to the effective time, the Company will take all actions necessary to terminate the Company’s 2012 Employee Stock Purchase Plan, or the ESPP, and all equity compensation plans of the Company.

Solicitation of Takeover Proposals (Page 60)

From the date of the merger agreement until 11:59 p.m. Eastern Time on October 19, 2014, which we refer to as the go-shop period, we, our subsidiaries and our representatives had the right to:

•	initiate, solicit, facilitate and encourage takeover proposals, including by way of providing access to non-public information (subject to entering into an acceptable confidentiality agreement with each recipient); provided that any non-public information concerning the Company or its subsidiaries that is provided or made available by the Company to any person given such access which was not previously provided or made available to LabCorp must be provided to LabCorp substantially concurrently if such information is written, or otherwise, promptly thereafter (and in any event within 24 hours); and
•	enter into and maintain discussions or negotiations with respect to takeover proposals or any other proposals that could reasonably be expected to lead to a takeover proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

From the expiration of the go-shop period until the effective time or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our representatives must immediately cease any existing discussions or negotiations with any person (other than an excluded party) with respect to a takeover proposal and must use reasonable best efforts to obtain the return or destruction of all confidential information.

From the expiration of the go-shop period until the effective time or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information, except as required by applicable law) any inquiries, proposals or offers from any person (other than certain specified excluded parties) with respect to, or that constitute, or that may reasonably be expected to lead to, any takeover proposal;
•	participate or engage in any discussions or negotiations with any third party (other than an excluded party) regarding any takeover proposal (other than communications solely directed at informing inquiring parties of the existence of the restrictions imposed on us that are described in this section);
•	enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal (other than an acceptable confidentiality agreement); or
•	release or permit the release of any person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has any rights.

At any time prior to receipt of the requisite stockholder approval, if the Company’s board of directors receives a bona fide unsolicited written takeover proposal after the expiration of the go-shop period from an excluded party or an unsolicited party that was made after the date of the merger agreement in circumstances not involving a breach of the merger agreement, and the Company’s board of directors (i) determines in good faith (after consultation with our outside legal counsel and financial advisor) that such takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal, and (ii) determines in good faith, after consultation with its outside counsel, that the failure to take action in response to such proposal would, or would reasonably be expected to, result in a breach of the board’s fiduciary duties under applicable law, then the Company may, directly or indirectly through one or more representatives, participate in discussions and negotiations with, and may furnish any non-public information relating to the Company or any of its subsidiaries to the person making such takeover proposal, provided that (x) the Company enters into an acceptable confidentiality agreement with the person making such proposal, (y) the Company provides to LabCorp all non-public information provided to such person substantially concurrently (if written) or within 24 hours (if not written) if not previously provided to LabCorp, and (z) the Company gives not less than 24 hours prior written notice to LabCorp of its intention to take action in response to such proposal. See the section entitled “The Merger Agreement — Solicitation of Takeover Proposals” beginning on page 60 for the definition of “takeover proposal,” “excluded party,” “unsolicited party” and “superior proposal.”

Termination (Page 66)

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time only as follows:

•	by the mutual written consent of the Company and LabCorp duly authorized by their respective boards of directors;
•	by either of the Company or LabCorp if:
º	the merger has not been consummated on or before March 23, 2015 (but the right to terminate will not be available to a party if the failure to consummate the merger by such date was primarily due to the failure of such party to perform any of its obligations under the merger agreement, and, if the waiting period (and any extensions thereof) applicable to the merger under the HSR Act has not been terminated or expired as of March 23, 2015 and all other conditions to closing have been satisfied or capable of being satisfied upon satisfaction of the termination or expiration of such waiting period, then the period by which the merger must be consummated will be extended to June 21, 2015) (early termination under the HSR Act was granted on October 14, 2014);
º	any law prohibits consummation of the merger or if any other law, order (whether executive or otherwise), stay, decree, injunction, judgment or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal and becomes final and nonappealable; or
º	our stockholders have not adopted the merger agreement at a special stockholders meeting (as it may be adjourned or postponed) at which a vote has been taken on the adoption of the merger agreement;
•	by LabCorp, if:
º	provided that LabCorp is not currently in material breach or has not currently failed to materially perform any of its covenants or agreements set forth in the merger agreement, the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of the associated condition to LabCorp’s or Merger Sub’s obligations to consummate the merger, and (ii) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from LabCorp of such breach or failure; or
º	at any time any of the following triggering events has occurred:
▪	the Company’s board of directors has effected a board recommendation change;
▪	the Company receives a tender or exchange offer for Company common stock that would, if consummated, result in a person or group becoming a beneficial owner of 20% or more of the Company’s outstanding common stock, and the Company’s board of directors fails to recommend that the Company’s stockholders not tender their shares in such tender or exchange offer;
▪	the Company enters into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement relating to any takeover proposal (other than an acceptable confidentiality agreement);

▪	the Company fails to include the board of directors’ recommendation that the Company’s stockholders adopt the merger agreement in its proxy statement;
▪	the Company’s board of directors resolves to take any action in the preceding bullet points;
▪	the Company materially breaches the solicitation provisions of the merger agreement as discussed in the section entitled “The Merger Agreement — Solicitation of Takeover Proposals”; or
▪	the Company’s board of directors fails to publicly reconfirm its recommendation in favor of the merger within three days after receipt of a written request from LabCorp to do so;
•	by the Company if:
º	provided that the Company is not currently in material breach or has not currently failed to materially perform any of its covenants or agreements set forth in the merger agreement, LabCorp or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of the associated condition to the Company’s obligation to consummate the merger, and (ii) is incapable of being cured, or is not cured, by LabCorp within 30 calendar days following receipt of written notice from the Company of such breach or failure; or
º	at any time prior to the adoption of the merger agreement by our stockholders, if:
▪	the Company board of directors has effected a board recommendation change in response to a superior proposal received from an excluded party or unsolicited party, in compliance with the obligations discussed in the section entitled “The Merger Agreement — Solicitation of Takeover Proposals”;
▪	the Company pays LabCorp the termination fee discussed in the section entitled “The Merger Agreement — Termination Fee Payable by the Company”; and
▪	promptly following termination of the merger agreement by the Company, the Company enters into a definitive agreement to effect the superior proposal or otherwise consummates the superior proposal transaction.

Termination Fee Payable by the Company (Page 68)

We must pay a termination fee to LabCorp under the following circumstances:

•	if the Company has terminated the merger agreement in order to consummate a transaction contemplated by a superior proposal;
•	if LabCorp has terminated the merger agreement because any of the trigger events described above have occurred, or because the Company materially breaches its non-solicitation obligations or its obligations to prepare and file this proxy statement and call the special stockholders’ meeting required to adopt the merger agreement;
•	in the event that:
º	the merger agreement is terminated by the Company or LabCorp pursuant to the termination provisions providing for termination as a result of failure to consummate the merger before March 23, 2015 (or June 21, 2015 if extended as described above while awaiting termination of the waiting period under the HSR Act) (but only if a stockholder vote to adopt the merger agreement has not been held); and
º	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal;

•	in the event that:
º	prior to the termination of the merger agreement, a takeover proposal has been made known to the Company or has been made directly to the stockholders of the Company generally or any person has publicly announced an intention to make a takeover proposal;
º	the merger agreement is terminated by the Company or LabCorp pursuant to the termination provisions providing for termination as a result of failure of the Company’s stockholders to adopt the merger agreement; and
º	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal;
•	in the event that:
º	prior to the termination of the merger agreement, a takeover proposal has been made known to the Company or has been made directly to the stockholders of the Company generally or any person has publicly announced an intention to make a takeover proposal;
º	the merger agreement is terminated by LabCorp pursuant to the termination provisions providing for termination as a result of the Company’s breach or failure to perform any of its representations, warranties, covenants or agreements in the merger agreement (other than a material breach by the Company of its non-solicitation obligations or its obligations to prepare and file this proxy statement and call the special stockholders’ meeting required to adopt this merger agreement); and
º	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal.

The termination fee payable by us is $2,560,000, unless we terminate the merger agreement prior to the expiration of the go-shop period based on a superior proposal received from an excluded party, in which case the termination fee payable by us is $1,700,000. We have also agreed to reimburse LabCorp for up to $500,000 of its reasonable out-of-pocket expenses in connection with the merger agreement under circumstances where the termination fee is payable. Payment of the termination fee and expense reimbursement is LabCorp’s and Merger Sub’s exclusive remedy for any termination of the merger agreement under circumstances where the termination fee is payable.

Market Price of Common Stock (Page 70)

The Company’s common stock trades on the NASDAQ Global Market, or NASDAQ, under the symbol “LPDX.” The closing price of the common stock on NASDAQ on September 24, 2014, the last trading day prior to the public announcement of the execution of the merger agreement, was $3.19 per share. The per share merger consideration represents a 64.6% premium to the closing price on September 24, 2014. On October 17, 2014, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on NASDAQ was $5.21 per share. The market price for our common stock may fluctuate prior to the effective time. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 74)

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. With appraisal rights, you are entitled to have the value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation if you properly exercise your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy in favor of or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 74 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to consider pursuing appraisal rights should consult their legal and financial advisors.

Delisting and Deregistration of Common Stock (Page 77)

If the merger is completed, the Company’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act. As such, we would no longer file reports with the SEC on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the documents referred to in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 78.

Q.	What is the proposed transaction and what effects will it have on the Company?
A.	The proposed transaction is the acquisition of LipoScience, Inc. by Laboratory Corporation of America Holdings pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Bear Acquisition Corp., a wholly-owned subsidiary of LabCorp, will merge with and into us, and we will continue as the surviving corporation. We refer to this transaction as the merger. As a result of the merger, we will become a subsidiary of LabCorp and will no longer be a publicly held corporation, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act, we will no longer file reports with the SEC on account of our common stock, and you will no longer have any interest in our future earnings or growth.
Q.	What will I receive if the merger is completed?
A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $5.25 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $525.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.
Q.	How does the per share merger consideration compare to the market price of the common stock prior to announcement of the merger?
A.	The per share merger consideration represents a 64.6% premium to the closing price of our common stock on the NASDAQ Global Select Market on September 24, 2014, the last trading day prior to the public announcement of the execution of the merger agreement.
Q.	How does the board of directors recommend that I vote?
A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.
Q.	When do you expect the merger to be completed?
A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed during the fourth quarter of 2014. Failure to meet those closing conditions or other factors outside of our control could delay completion of the merger or prevent us from completing the merger altogether. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.
Q.	What happens if the merger is not completed?
A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, we will remain an independent public company, and our common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, we may be required to pay to LabCorp a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement — Termination Fee Payable by the Company” beginning on page 68.

Q.	Is the merger expected to be taxable to me?
A.	The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of common stock in the merger, you will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of common stock. Any gain realized on the exchange by non-U.S. holders generally will not be subject to U.S. federal income tax. Backup withholding may also apply to the cash payments made pursuant to the merger unless the payee provides the required information and certification and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.
Q.	Do any of our directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?
A.	Yes. In considering the recommendation of the board of directors with respect to the adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, including the “golden parachute” compensation payable to certain of our executive officers in connection with the consummation of the merger. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 43.
Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?
A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the common stock with respect to such matters.
Q.	When and where is the special meeting?
A.	The special meeting of our stockholders will be held on November 20, 2014 at 10:00 a.m. Eastern Time, at the Company’s headquarters, located at 2500 Sumner Boulevard, Raleigh, North Carolina.
Q.	What am I being asked to vote on at the special meeting?
A.	You are being asked to consider and vote on a proposal to adopt the merger agreement and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You are also being asked to consider and vote, on a non-binding advisory basis, on a proposal to approve the “golden parachute” compensation (as defined in the regulations of the SEC) payable to certain of the Company’s executive officers in connection with the consummation of the merger.
Q.	What vote is required for our stockholders to approve the proposal to adopt the merger agreement?
A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, failure to submit a proxy or vote in person at the special meeting, abstaining, or failure to provide your bank, brokerage firm or other nominee with instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Certain stockholders owning an aggregate of approximately 17.7% of our outstanding common stock have entered into voting agreements pursuant to which they have agreed to vote their shares “FOR” the approval of the proposal to adopt the merger agreement.

Q.	What vote is required for our stockholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding advisory proposal regarding “golden parachute” compensation?
A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding advisory proposal regarding “golden parachute” compensation each requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting.

If you fail to submit a proxy or to vote in person at the special meeting, or if you are not a stockholder of record and do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on these proposals. A failure to vote or an abstention will have no effect on the outcome of the adjournment proposal or the proposal regarding “golden parachute” compensation.

Q.	Who can vote at the special meeting?
A.	All of our holders of common stock of record as of the close of business on October 14, 2014, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.
Q.	What is a quorum?
A.	A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes, if any, are not counted as present for the purpose of determining whether a quorum is present. If a quorum is not represented at the special meeting, the holders of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have the power, by vote of a majority of the votes cast on a proposal to adjourn the meeting, to adjourn the meeting to another time and place, without notice other than announcement of adjournment at the meeting, unless the adjournment is for more than 30 days or a new record date is fixed. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.
Q.	How do I vote?
A.	If you are a stockholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:
•	in person by attending the special meeting and casting your vote there; or
•	by submitting a proxy:
•	over the Internet by using the website noted on your proxy card;
•	by using the toll-free telephone number noted on your proxy card; or
•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a stockholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.	If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the “stockholder of record.” We have sent this proxy statement, and your proxy card, directly to you. If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of the common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of our common stock by following their instructions for voting.
Q.	I am the beneficial owner of my shares of common stock, but my shares are held in “street name” by my bank, brokerage firm or other nominee. Will my bank, brokerage firm or other nominee vote my shares of common stock for me?
A.	No. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the instructions provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement. If you do not instruct your bank, brokerage firm or other nominee how to vote your shares of common stock as to the proposal to adjourn the special meeting or the proposal regarding “golden parachute” compensation, your shares of common stock will not be voted and will have no effect on the outcome of those proposals.
Q.	How can I change or revoke my vote?
A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a different proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your bank, brokerage firm or other nominee on how to vote your shares of common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding the procedures for changing or revoking your voting instructions.
Q.	What is a proxy?
A.	A proxy is your legal designation of another person, referred to as a proxy, to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card. We have designated Lucy G. Martindale and Howard B. Doran, and each of them, with full power of substitution, as proxies for the special meeting.
Q.	If a stockholder gives a proxy, how are the shares of common stock voted?
A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your proxies) will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the proposals to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Q.	How are votes counted?
A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, with respect to the proposal to adopt the merger agreement will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the proposal regarding “golden parachute” compensation, you may vote “FOR,” “AGAINST” or

“ABSTAIN.” Abstentions and broker non-votes, if any, with respect to the proposal to adjourn the special meeting or the proposal to approve the “golden parachute” compensation will have no effect on the outcome of such proposals.

Q.	What do I do if I receive more than one proxy or set of voting instructions?
A.	If you hold shares of our common stock in “street name” and also hold shares directly as a record holder or otherwise, you may receive more than one proxy card and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.
Q.	What happens if I sell my shares of common stock before the special meeting?
A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.
Q.	Who will solicit and pay the cost of soliciting proxies?
A.	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged Georgeson Inc., or Georgeson, to assist in the solicitation of proxies for the special meeting. The Company will pay Georgeson a fee of $7,000, plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse Georgeson for out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners.

Q.	What do I need to do now?
A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of common stock in your own name as the stockholder of record, please submit a proxy to have your shares of common stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; by using the telephone number printed on your proxy card; or by using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.
Q.	Should I send in my stock certificates now?
A.	No. Following the 0.485-for-1 reverse stock split of the Company’s outstanding common stock on January 10, 2013, all of our shares were converted to “book entry” form, and all stock certificates issued prior to that date were cancelled without any requirement that they be returned to the Company. Any stock certificates you hold in your files that are dated prior to January 10, 2013 no longer represent the shares you own. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may transfer your shares of common stock for the per share merger consideration. If you received certificated shares after January 10, 2013, you must also surrender your stock certificate or certificates to the paying agent. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.
Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of common stock?
A.	Yes. As a holder of common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement. See the section entitled “Appraisal Rights” beginning on page 74.
Q.	Who can help answer my other questions?
A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Georgeson, our proxy solicitor, toll-free at (800) 509-0957.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. These statements include, but are not limited to, the expected timing of the merger; the ability of LabCorp and the Company to close the merger; the performance of the parties under the terms of the merger agreement and related transaction documents; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Stockholders are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Stockholders are also urged to carefully review and consider the various disclosures in the Company’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, and Current Reports on Form 8-K filed from time to time by the Company, and the following factors:

•	uncertainties associated with the acquisition of the Company by LabCorp, including the effect of the announcement of the merger on the Company’s business relationships, operating results and business generally;
•	uncertainties as to the timing of the merger;
•	the failure to receive approval of the merger agreement by the stockholders of the Company;
•	the ability of the parties to satisfy closing conditions to the merger;
•	changes in economic, business, competitive, technological and/or regulatory factors;
•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement; and
•	failure of a party to comply with its obligations under the merger agreement and the related transaction documents.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained herein and in our public reports filed with the SEC, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our subsequently filed Quarterly Reports on Form 10-Q. See the section entitled “Where You Can Find More Information” beginning on page 78 for instructions on how to obtain these documents. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Stockholders should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

LipoScience, Inc.
2500 Sumner Boulevard
Raleigh, NC 27616
(919) 212-1999

The Company, a Delaware corporation headquartered in Raleigh, North Carolina, is focused on developing diagnostic tests based on nuclear magnetic resonance (NMR) technology to improve the quality of patient care in cardiovascular, metabolic and other diseases. The NMR LipoProfile® test, the Company’s first proprietary test, is an FDA-cleared, outcome proven blood test that directly quantifies LDL particle number (LDL-P) and provides physicians and their patients with actionable information to personalize management of heart disease. The Company was incorporated under the laws of North Carolina in June 1994 under the name LipoMed, Inc. and reincorporated under the laws of Delaware in June 2000. In January 2002, the Company changed its corporate name to LipoScience, Inc. Information about the Company can be found at www.liposcience.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 78. The Company’s common stock is publicly traded on NASDAQ under the symbol “LPDX.”

LabCorp

Laboratory Corporation of America Holdings
358 South Main Street
Burlington, NC 27215
(336) 229-1127

Laboratory Corporation of America® Holdings, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2013 net revenues. Since its founding in 1971 as a Delaware corporation, it has grown into a national network of 44 primary laboratories and approximately 1,700 patient service centers along with a network of branches and STAT laboratories (which are laboratories that have the ability to perform certain core tests and report the results to the physician quickly). Through its national network of laboratories, LabCorp offers a broad range of clinical laboratory tests that are used by the medical profession in core testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, LabCorp has developed specialty testing operations, such as oncology testing, human immunodeficiency virus genotyping and phenotyping, diagnostic genetics, cardiovascular disease risk assessment, Hepatitis C virus diagnosis and monitoring and clinical trials. With over 34,000 employees worldwide, LabCorp processes tests on approximately 490,000 patient specimens daily and provides clinical laboratory testing services to clients throughout the United States and other countries including Mexico, the Bahamas, Belgium, Germany, Italy, Spain, the United Kingdom, China, Hong Kong, Singapore, Japan, South Korea, and three provinces in Canada. Its clients include physicians, hospitals, managed care organizations, governmental agencies, employers, pharmaceutical companies and other independent clinical laboratories that do not have the breadth of its testing capabilities. Further information about LabCorp can be found at www.labcorp.com. The information contained on LabCorp’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Upon completion of the merger, the Company will be a wholly-owned subsidiary of LabCorp.

Merger Sub

Bear Acquisition Corp.
358 South Main Street
Burlington, NC 27215
(336) 229-1127

Bear Acquisition Corp., a Delaware corporation, was recently formed by LabCorp for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on November 20, 2014, starting at 10:00 a.m. Eastern Time, at the Company’s headquarters, located at 2500 Sumner Boulevard, Raleigh, North Carolina, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement; to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and to approve, on a non-binding advisory basis, the “golden parachute” compensation (as defined in the regulations of the SEC) payable to certain of our executive officers in connection with the consummation of the merger.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on October 14, 2014 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. On the record date, there were 15,348,682 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes, if any, will not be counted as present for purposes of determining whether a quorum is present. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. If a quorum is not represented at the special meeting, the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to another time and place. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and approval of the non-binding advisory proposal regarding “golden parachute” compensation each requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting. For each of these two proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain, it will have no effect on the outcome of either of the proposals.

If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of your shares of common stock. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms and other nominees who hold shares in “street name” for customers only have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters — this is known as a “broker non-vote.” Each of the proposals being considered and voted upon by our stockholders at the special meeting are considered non-routine matters. As a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock. Therefore, we do not expect any “broker non-votes” at the special meeting.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for all of the proposals, your shares will not be counted for purposes of determining a quorum, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the outcome of the proposal to adjourn the special meeting or the advisory proposal on “golden parachute” compensation.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for the proposal to adopt the merger agreement, but you do give direction for how to vote your shares for the proposal to adjourn the special meeting and/or the advisory proposal on “golden parachute” compensation, your shares will be counted for the purposes of determining a quorum and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for the proposal to adjourn the special meeting, but you do give direction for how to vote your shares for the proposal to adopt the merger agreement and/or the advisory proposal on “golden parachute” compensation, your shares will be counted for the purposes of determining a quorum and will have no effect on the outcome of the proposal to adjourn the special meeting.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for the advisory proposal on “golden parachute” compensation, but you do give direction for how to vote your shares for the proposal to adopt the merger agreement and/or the proposal to adjourn the special meeting, your shares will be counted for the purposes of determining a quorum and will have no effect on the outcome of the advisory proposal on “golden parachute” compensation.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person by attending the special meeting and casting your vote there; or
•	by submitting a proxy:
•	over the Internet by using the website noted on your proxy card;
•	by using the toll-free telephone number noted on your proxy card; or
•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a stockholder of record, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to have your shares voted at the special meeting by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in any stock certificates you may hold in your files with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration for your shares.

If you submit a proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution (your proxies) will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the proposals to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

If you have any questions or need assistance voting your shares, please call Georgeson, our proxy solicitor, toll-free at (800) 509-0957.

IT IS IMPORTANT THAT YOU PROMPTLY SUBMIT A PROXY TO HAVE YOUR SHARES OF COMMON STOCK VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON. IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKERAGE FIRM OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THAT STOCKHOLDER OF RECORD.

In connection with the merger agreement, we entered into voting agreements with certain of our greater-than-5% stockholders that own, in the aggregate, approximately 2,709,300 shares of common stock, representing approximately 17.7% of our outstanding shares of common stock. Pursuant to the voting agreements, these stockholders have agreed to vote all of their shares in favor of the proposal to adopt the merger agreement.

In addition, as of October 14, 2014, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,651,408 shares of common stock (not including any shares of common stock deliverable upon exercise or vesting of any options or RSU awards), representing approximately 10.8% of the outstanding shares of common stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the outcome of the proposal to adjourn the special meeting or the non-binding advisory proposal regarding “golden parachute” compensation.

You have the right to revoke a proxy, whether delivered by telephone, over the Internet or by mail, at any time before it is exercised, by signing and returning a proxy card with a later date, revoking your proxy by telephone or the Internet, or by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your bank, brokerage firm or other nominee on how to vote your shares of common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding the procedures for changing or revoking your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed during the fourth quarter of 2014. Failure to meet those closing conditions or other factors outside of our control could delay completion of the merger or prevent us from completing the merger altogether. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation if you properly exercise your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the stockholder vote on the proposal to adopt the merger agreement is taken at the special meeting and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 74 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to consider pursuing appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged Georgeson to assist in the solicitation of proxies for the special meeting. The Company will pay Georgeson a fee of $7,000, plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse Georgeson for out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson, our proxy solicitor, toll-free at (800) 509-0957.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger as a wholly-owned subsidiary of LabCorp. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (except for certain shares owned, if any, by the Company, LabCorp, Merger Sub, and the Company’s and LabCorp’s direct and indirect wholly-owned subsidiaries, and shares owned by stockholders who have properly exercised their appraisal rights) will be converted into the right to receive $5.25 in cash, without interest, less any applicable withholding taxes.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from or in addition to yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “— Interests of Certain Persons in the Merger” beginning on page 43.

Background of the Merger

The Company’s management and board of directors have periodically explored strategic alternatives available to the Company. In June of 2011, while the Company was privately held, the Company commenced a process for consideration of strategic alternatives with potential buyers, including LabCorp. In the third quarter of 2012, the Company’s board of directors determined to pursue a dual track strategy of filing for an initial public offering of its common stock, or an IPO, while simultaneously soliciting third parties that might be interested in acquiring the Company. In the fourth quarter of 2012, the Company’s board of directors determined to halt the sale portion of its dual track strategy, electing instead to pursue the IPO. In January 2013, the Company completed the IPO and became a publicly-traded company.

Historically, a small number of clinical diagnostic laboratory customers have accounted for a substantial majority of the Company’s revenues. For the years ended December 31, 2013, 2012 and 2011, the Company generated 90%, 84% and 76% of its revenues, respectively, from clinical diagnostic laboratory customers. Sales to one of these laboratories, Health Diagnostic Laboratory, Inc., or HDL, accounted for 33%, 32% and 21% of revenues for the years ended December 31, 2013, 2012 and 2011, respectively. Sales to LabCorp, also a laboratory customer, accounted for 30%, 29% and 32% of revenues for the years ended December 31, 2013, 2012 and 2011, respectively.

In mid-March 2014, HDL announced the launch of a new test competitive with the Company’s NMR LipoProfile test. On March 28, 2014, the Company terminated its sales agreement with HDL effective June 26, 2014. As a result, the Company’s sales to HDL decreased significantly from approximately 29% of the Company’s revenues for the three months ended March 31, 2014 to approximately 4% for the three months ended June 30, 2014. Also as a result, the Company’s sales to LabCorp accounted for approximately 32% of the Company’s revenues for the three months ended March 31, 2014 and rose to approximately 43% for the three months ended June 30, 2014.

On April 29, 2014, David King, Chairman, Chief Executive Officer and President of LabCorp, contacted Robert Greczyn, a director of the Company, to express LabCorp’s interest in exploring an acquisition transaction.

Between April 29 and May 6, other directors and certain members of management of the Company were informed of LabCorp’s interest.

On May 4, 2014, Mr. Greczyn called Mr. King to inform him that the Company would be willing to entertain a conversation regarding a potential transaction, and instructed Mr. King to contact Howard Doran, President, Chief Executive Officer and a director of the Company, to discuss further.

On May 6, 2014, Mr. Doran and Mr. King held a telephone conference and had preliminary discussions about a potential transaction.

Also on May 6, 2014, following the call between Mr. Doran and Mr. King, the Company’s board of directors held a meeting by telephone conference, also attended by members of management. At this meeting, the board discussed LabCorp’s expression of interest in exploring an acquisition transaction and determined that it would be appropriate to have further communications with LabCorp about its interest. The board also created an Evaluation Committee comprised of Mr. Benson, Mr. Doran, Mr. Greczyn and Mr. Levangie, to facilitate exploration and evaluation of LabCorp’s expression of interest and related matters. No authority was delegated by the board to the committee and therefore the board retained all approval authority regarding any potential transaction. The board also approved the engagement of Edgewood Consulting LLC, or Edgewood Consulting, to provide financial analysis assistance and support to the Company’s management and the board in connection with the Company’s consideration of strategic and financial alternatives, including LabCorp’s expression of interest.

On May 8, 2014, the Company engaged Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., or Smith Anderson, to act as outside legal counsel for the Company in connection with LabCorp’s expression of interest and related matters.

On May 13, 2014, the Evaluation Committee held an initial meeting to discuss LabCorp’s expression of interest and related matters. Also participating were Kathryn Twiddy, Vice President, General Counsel and Corporate Secretary of the Company, and a representative of Smith Anderson.

On May 14, 2014, the Company entered into a confidentiality agreement with LabCorp. Pursuant to that agreement, the Company provided certain information requested by LabCorp.

On May 22, 2014, the Company’s board of directors held a regular quarterly meeting in Raleigh, North Carolina, also attended by members of management. At this meeting, the board received an update on the above-described developments since the last board meeting on May 6 and discussed these matters.

On May 30, 2014, representatives of the Company, including Mr. Doran, Lucy Martindale, Senior Vice President and Chief Financial Officer of the Company, and Ms. Twiddy, a representative of Edgewood Consulting, and representatives of LabCorp held a meeting at one of LabCorp’s offices in Morrisville, North Carolina. During this meeting, members of management of both companies made presentations regarding their respective companies and their businesses. At the conclusion of the meeting, LabCorp indicated that it continued to be interested in a potential acquisition transaction and planned to prepare a proposal. LabCorp also requested additional financial information, which the Company subsequently provided.

On June 2, 2014, the Evaluation Committee met by telephone conference to review and discuss the results of the meeting on May 30.

On June 6, 2014, Anil Asnani, Senior Vice President of LabCorp, contacted Mr. Doran and requested certain financial, human resources and commercial information, which Mr. Doran provided to Mr. Asnani on June 12.

On June 24, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Smith Anderson and Edgewood Consulting. At this meeting, the board received an update on the status of discussions with LabCorp, and Smith Anderson reviewed and discussed with the board the directors’ applicable fiduciary duties. The board also reviewed and discussed the prospects and financial projections of the Company as well as the potential advantages and disadvantages of a transaction with LabCorp. At this and other board meetings, Edgewood Consulting assisted management in the presentation of financial projections and other financial analyses. The board also authorized Mr. Benson and management to identify and engage a financial advisor to provide investment banking services.

On June 30, 2014, Mr. Asnani of LabCorp contacted Mr. Doran to express LabCorp’s potential interest in acquiring the Company at a price per share in the range of $4.25 to $4.50.

Also on June 30, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Smith Anderson and Edgewood Consulting. At this meeting, the board received an update on the status of discussions with LabCorp and was informed of LabCorp’s expression of interest in the range of $4.25 to $4.50 per share. The board discussed these matters and directed management to decline LabCorp’s proposal, but also authorized management to continue discussions with LabCorp about a potential transaction. Following this board meeting, Mr. Doran telephoned Mr. Asnani and informed him that the Company’s board of directors had rejected LabCorp’s proffered price and requested a meeting with LabCorp to discuss the Company’s reasons for believing a higher share price was appropriate.

On July 1, 2014, the Company engaged Canaccord Genuity Inc. as its financial advisor to assist in evaluating the Company’s strategic alternatives, including LabCorp’s expression of interest and other potential business combinations, and if requested by the Company’s board of directors, to provide a written opinion to the board as to the fairness, from a financial point of view, to the Company or its security holders, as appropriate, of the consideration to be paid or received in connection with any such potential business combination. Canaccord Genuity is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities as well as providing investment banking and other financial services. The Company selected Canaccord Genuity as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. The terms of Canaccord Genuity’s engagement are summarized in more detail in “— Opinion of the Company’s Financial Advisor — Other Information.”

On July 2, 2014, the Evaluation Committee met by telephone conference to discuss LabCorp’s expression of interest. Also participating were members of management and representatives of Smith Anderson and Edgewood Consulting. Subsequently on July 2, Mr. Doran met with Eric Lindblom, Senior Vice President Esoteric Business of LabCorp, at LabCorp’s offices in Burlington to discuss a potential transaction. At this meeting, Mr. Doran provided the Company’s financial projections and presented the Company’s view on the synergies and earnings per share, or EPS, accretion for LabCorp resulting from a potential transaction with the Company at several price ranges for the Company’s common stock. Following this presentation, the parties discussed whether LabCorp was willing to increase the proposed price range for a potential transaction. During this discussion, Mr. Lindblom stated that LabCorp may be willing to increase its proposed purchase price range to $4.75 to $5.00, but that further analysis of the Company’s financial results would be required for LabCorp to consider increasing its proposed purchase price range.

Also on July 2, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Smith Anderson and Edgewood Consulting. At this meeting, the board received an update on the status of discussions earlier in the day with LabCorp, discussed a potential transaction, and authorized management to continue discussions with LabCorp.

Between July 2, 2014 and August 4, 2014, Canaccord Genuity was provided financial information, including projections, regarding the Company that had been prepared by members of the Company’s management assisted by Edgewood Consulting. Also during this period, members of management and representatives of Canaccord Genuity and Edgewood Consulting had two teleconferences to discuss the Company’s projections and other financial information that had been provided.

On July 7, 2014, Mr. Doran and Mr. Lindblom of LabCorp held a telephone conference and had further discussions about a potential transaction and whether LabCorp was willing to increase the proposed price range. Mr. Lindblom expressed a potential willingness to increase the price and requested additional information, which the Company provided later the same day.

On July 8, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Smith Anderson and Edgewood Consulting. At this meeting, the board received an update on the status of discussions with LabCorp, discussed a potential transaction, and authorized management to continue discussions with LabCorp and to respond to LabCorp’s information requests.

On July 10, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Smith Anderson and Edgewood Consulting. At this meeting, the board received an update on the status of discussions with LabCorp and authorized management to continue discussions.

On July 14, 2014, Mr. Doran and Mr. Asnani of LabCorp held a telephone conference and had further discussions about a potential transaction and whether LabCorp was willing to increase the proposed price. Mr. Asnani requested additional information regarding the potential value of certain of the Company’s net operating losses and tax credits, which the Company subsequently provided on July 18.

Also on July 14, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Smith Anderson and Edgewood Consulting. At this meeting, the board discussed a potential transaction and information requested by LabCorp.

On July 27, 2014, Mr. Doran and Mr. Lindblom and Mr. Asnani of LabCorp held a telephone conference to discuss a potential transaction. A representative of Edgewood Consulting also participated. During this discussion, LabCorp expressed an interest in acquiring the Company at an increased price per share of $4.75.

On July 29, 2014, the Evaluation Committee held a meeting by telephone conference, also attended by members of management, to review the status of discussions with LabCorp. Also on July 29, the Company’s board of directors held a meeting by telephone conference, also attended by representatives of management and Edgewood Consulting. At this meeting, the board reviewed the status of discussions with LabCorp and LabCorp’s proposed price of $4.75 per share.

On July 29 and 30, 2014, Mr. Doran and Mr. Lindblom and/or Mr. Asnani of LabCorp held a series of telephone conferences and had further discussions about a potential transaction, during which LabCorp indicated initially it was potentially willing to increase the price to $5.00 and subsequently to $5.25 per share based on, among other things, the additional information regarding the Company’s net operating losses and tax credits provided on July 18.

On July 30, 2014, the Evaluation Committee met by telephone conference and received an update from Mr. Doran about the communications with LabCorp on July 29 and July 30 and discussed a potential transaction.

On July 31, 2014, LabCorp sent a non-binding indication of interest letter to the Company in which LabCorp proposed to acquire all of the outstanding stock of the Company for $5.25 per share and on other terms and conditions set forth in the letter.

On August 1, 2014, the Evaluation Committee met by telephone conference to discuss LabCorp’s letter and related matters. Also on August 1, 2014, LabCorp provided a due diligence list as guidance to the Company regarding the intended scope of its due diligence review if the parties were able to preliminarily agree on the terms for a transaction.

Between August 1 and August 4, 2014, representatives of the Company and LabCorp had various communications regarding a potential transaction and certain terms and conditions set forth in LabCorp’s letter.

On August 4, 2014, representatives of the Company and LabCorp held a telephone conference to discuss the potential scope and timing of a due diligence review on the Company that LabCorp intended to conduct prior to entering into a transaction. Also on August 4, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Canaccord Genuity, Smith Anderson and Edgewood Consulting. At this meeting, the board discussed, among other matters, the potential advantages and disadvantages of a transaction with LabCorp, the price offered by LabCorp, and the prospects of the Company on an independent, standalone basis. The board also discussed appropriate steps to be taken to determine whether an offer at a higher price might be elicited from third parties, including a discussion about canvassing or surveying the market for other interested parties, or a market check, and the potential parameters of a market check. The board concluded that it would be appropriate to conduct a market check and that the most effective means would be to contact a select group of the most likely potentially interested buyers on a confidential basis. The board identified eight such potential buyers, including other diagnostics and laboratory services companies, and authorized management and Canaccord Genuity to proceed with the market check on the parameters discussed. The board also authorized management to move forward with contract negotiations and broader due diligence with LabCorp based on a price of $5.25 per share.

On August 6, 2014, Canaccord Genuity initiated the market check authorized at the board meeting on August 4.

On August 7 and 8, 2014, Mr. Doran and Mr. Asnani of LabCorp held a series of telephone conferences during which the parties discussed, among other matters, whether the Company’s financial advisor, Canaccord Genuity, had been engaged to opine as to the fairness of the proposed $5.25 per share purchase price, whether the Company had initiated any market check activities, and the status of any such activities.

On August 11, 2014, Mr. Lindblom and Mr. Asnani of LabCorp contacted Mr. Doran and requested that the Company agree to negotiate exclusively with LabCorp for a period of time. Also on August 11, LabCorp sent a revised letter to the Company which contained an exclusive negotiation provision, but the Company declined to sign the letter in order to continue with the market check. The parties had further discussions on these matters on August 12.

Commencing on or about August 12, 2014, the Company provided access to LabCorp and its legal counsel to certain information about the Company posted to an electronic data room in order for LabCorp and its legal counsel to conduct a due diligence review of the Company.

On August 13, 2014, Mr. King of LabCorp contacted Mr. Doran and reiterated LabCorp’s request that the Company agree to negotiate exclusively with LabCorp for a period of time and this matter was discussed. Mr. King and Mr. Doran had further discussions on August 14 in which Mr. Doran indicated the Company’s potential willingness to agree to exclusivity if LabCorp would allow a “go-shop” period after execution of a merger agreement, and Mr. King agreed to a reasonable “go-shop” in exchange for exclusivity.

Also on August 14, 2014, the Company’s board of directors held a regular quarterly meeting at its offices in Raleigh, North Carolina, also attended by members of management and representatives of Canaccord Genuity, Smith Anderson and Edgewood Consulting. At this meeting, the board discussed LabCorp’s request for exclusivity, including an appropriate duration of an exclusivity time period. The board also discussed the status of the market check, among other matters. The board concluded that given the limited timeframe that the Company had been in the market to date in order to elicit any alternative acquisition proposals through the market check conducted by Canaccord Genuity at the direction of the board, LabCorp’s expressed willingness to consider allowing a “go-shop” period after the execution of a merger agreement, and the desire to encourage LabCorp’s expeditious completion of its due diligence review of the Company, it was in the best interests of the Company’s stockholders to agree to LabCorp’s request for exclusivity and therefore to suspend the market check activities for the time being. Prior to such suspension, the Company did not elicit any acquisition proposals through this process.

Also on August 14, legal counsel for the Company and for LabCorp held a telephone conference to discuss the structure and documentation for the potential transaction and related matters, including the possible inclusion in the merger agreement of a “go-shop” provision allowing the Company to solicit alternative acquisition proposals for a limited period of time following the execution of a merger agreement and a “fiduciary out” provision allowing the Company’s board of directors, at any time after the “go-shop” period ends but before the Company stockholder vote on the merger, to entertain an unsolicited topping bid if the board determined in good faith that failure to take action would, or would be reasonably likely to, result in a breach of the board’s fiduciary duties to the Company’s stockholders.

Further on August 14, LabCorp delivered a revised non-binding indication of interest letter to acquire all of the outstanding equity of the Company for $5.25 per share in cash, representing a premium of 73% over the Company’s closing price on NASDAQ on August 14. Among other things, the non-binding indication of interest was subject to completion of confirmatory due diligence and internal review and approvals. The letter further contained a binding exclusivity provision that restricted, until September 12, the Company’s ability to enter into agreements, negotiations or discussions or to provide information to third parties, or to solicit, encourage, entertain or consider any third party inquiries or proposals with respect to a competing transaction.

On August 18, 2014, the Company accepted LabCorp’s August 14 letter and agreed to conduct exclusive negotiations with LabCorp until September 12, 2014.

On August 20, 2014, LabCorp provided the Company with a first draft of the merger agreement, which included a go-shop provision as requested by the Company. Between August 20 and September 23, 2014, representatives of the Company and LabCorp negotiated the terms of the proposed merger agreement. Negotiations focused on, among other matters, the conditions to closing, post-signing operating covenants, solicitation rights and restrictions, termination rights, the amount of the termination fees, and representations and warranties. These negotiations resulted in more favorable terms to the Company than those originally proposed by LabCorp as described in “— Reasons for the Merger; Recommendation of the Board of Directors” below.

On August 25, 2014, the Evaluation Committee met by telephone conference to discuss the draft merger agreement and related issues and considerations. Also participating were representatives of management and Smith Anderson.

Between approximately August 5 and August 25, LabCorp and its legal counsel conducted due diligence on the Company regarding legal, financial and other business matters principally by means of reviewing documentation in the electronic data room prepared by the Company and telephone conferences between representatives of the Company and LabCorp. On August 28, 2014, representatives of the Company and LabCorp held a meeting at LabCorp’s offices in Burlington, North Carolina to discuss various due diligence topics, the status of LabCorp’s due diligence, and the conduct of additional due diligence.

On September 2, 2014, the Evaluation Committee met by telephone conference to discuss the draft merger agreement and related matters. Also participating were members of management and representatives of Smith Anderson and Edgewood Consulting. Also on September 2, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Canaccord Genuity, Smith Anderson and Edgewood Consulting. At this meeting, the board received an update on the status of negotiations on the draft merger agreement and the status of LabCorp’s due diligence on the Company. The board also discussed, among other matters, the potential advantages and disadvantages of a transaction with LabCorp and the prospects of the Company on a standalone basis.

On September 4, 2014, the Evaluation Committee met by telephone conference to discuss the status of negotiations on the draft merger agreement and related matters. Also participating were members of management and representatives of Smith Anderson and Edgewood Consulting.

On September 8, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Canaccord Genuity, Smith Anderson and Edgewood Consulting. At this meeting, the board discussed the status of negotiations on the draft merger agreement and related matters.

On September 18, 2014, the Evaluation Committee met by telephone conference to discuss the status of negotiations on the draft merger agreement, the prospects of the Company on a standalone basis, and related matters. Also participating were representatives of management and Smith Anderson.

On September 19, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Canaccord Genuity, Smith Anderson and Edgewood Consulting. At this meeting, the board discussed the status of negotiations on the draft merger agreement, the prospects of the Company on a standalone basis, and related matters. The board also discussed the parameters of a potential further market check if the merger agreement were to be entered into with LabCorp, because the proposed merger agreement contained a “go-shop” provision.

On September 24, 2014, LabCorp’s board of directors approved the merger and the merger agreement. Following approval by LabCorp’s board of directors, a representative of Hogan Lovells, LabCorp’s outside legal counsel, contacted representatives of Smith Anderson and the Company’s general counsel to convey the approval of LabCorp’s board of directors.

Also on September 24, 2014, the Company’s board of directors held a meeting by telephone conference, also attended by members of management and representatives of Canaccord Genuity and Smith Anderson. At this meeting, the board discussed the process by which the directors had considered the proposed transaction with LabCorp, the results of the pre-signing market check which did not elicit any acquisition proposals, the parameters of a post-signing market check or go-shop, the competitive environment facing the Company, the prospects of the Company as an independent, standalone entity, the potential advantages and disadvantages of the potential transaction, and the other factors described in “— Reasons for the Merger; Recommendation of the Board of Directors” below. Also at this meeting, Smith Anderson reviewed and discussed with the board the terms of the merger agreement and the director’s fiduciary duties in connection with the proposed transaction. Canaccord Genuity reviewed and discussed with the board Canaccord Genuity’s financial analysis of the $5.25 per share merger consideration and rendered to the board an oral opinion, confirmed by delivery of a written opinion dated September 24, 2014, to the effect that, as of that date and based upon and subject to the assumptions set forth in such opinion, the $5.25 per share merger consideration to be paid in the merger to the holders of the Company’s common stock was fair, from a financial point of view, to such holders. After full discussion and deliberation, the board unanimously (i) determined that merger and the merger agreement are fair to, advisable, and in the best interests of, the stockholders of the Company, (ii) approved and adopted the merger and the merger agreement, and (iii) recommended that the stockholders approve and adopt the merger agreement.

Immediately after the conclusion of the Company’s board meeting, the Company’s general counsel and representative of Smith Anderson held a telephone conference with a representative of LabCorp and Hogan Lovells to communicate the Company’s board approval and to confirm the mutual intent of the parties to proceed with the execution of the merger agreement.

The Company and LabCorp then executed and entered into the merger agreement on September 24, 2014, after the close of trading on the NASDAQ. The transaction was announced via a joint press release issued by the companies prior to the market opening on September 25, 2014.

Following execution of the merger agreement and issuance of the joint press release, pursuant to the “go-shop” provisions of the merger agreement, beginning on September 25, 2014, at the direction of the Company’s board of directors, Canaccord Genuity communicated with 14 prospective buyers (some of which were contacted previously during the pre-signing market check described above), including other diagnostics and laboratory services companies and certain private equity investors focused on these markets, in order to solicit alternative proposals for the acquisition of the Company. During the go-shop process, Canaccord Genuity provided periodic updates and reports to the Company’s management and board of directors regarding the results and status of these contacts. Pursuant to the merger agreement, the Company periodically provided to LabCorp status reports on the go-shop activities. As of the date of this proxy statement, none of the prospective buyers communicated with during the go-shop period has indicated an interest in submitting a proposal to acquire the Company, and no other person has made an unsolicited inquiry or proposal. The go-shop period expired on October 19, 2014.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the merger and in the course of reaching its determination to approve the merger agreement, the Company’s board of directors considered a number of factors, including the following:

•	historical and current information concerning the Company’s business, financial condition, results of operations, and prospects, including the Company’s termination of its relationship with HDL and resulting loss of HDL as a significant customer, and the resulting increased reliance on LabCorp as a significant customer;

•	a small number of clinical diagnostic laboratory customers account for most of the sales of the Company’s NMR LipoProfile test and the risk that if any major customer, in particular LabCorp, were to substantially diminish its purchases, the Company’s revenues could significantly decline which could have a material adverse effect on the Company’s business, financial condition or results of operations;
•	current financial market conditions, and historical market prices, volatility and trading information with respect to the Company’s common stock, as well as the general risks of market conditions that could reduce the Company’s stock price;
•	the prospects of the Company if it were to remain an independent, standalone company, including factors such as slower than anticipated adoption of the Company’s NMR LipoProfile test, the prospects for increasing sales of its test, the expenses and fixed costs associated with its operations, the costs and prospects for development, obtaining regulatory clearance and commercialization of additional tests or other products, the Company’s available cash, the Company’s losses from operations, the Company’s ability to raise capital in the future, and the competitive landscape;
•	the Company’s current operational plans, including the risks associated with achieving and executing upon the Company’s plans and the timing and likelihood of accomplishing the Company’s plans and goals, including the risks associated with the adoption and utilization of the Company’s test;
•	the directors’ assessment that the alternative of remaining as an independent, standalone company was not reasonably likely to present superior opportunities for the Company to create greater value for the Company’s stockholders as compared with the merger, taking into account the risks of execution of the Company’s plans, including business, industry, market and competitive risks as well as the time value of money;
•	the directors’ belief that the merger was more favorable to the Company’s stockholders than any other alternative reasonably available to the Company and its stockholders, including the alternative of remaining an independent, standalone company;
•	based on the results of the third-party solicitation process that the board of directors conducted before and after the execution of the merger agreement, with the assistance of the Company’s management and financial and legal advisors, including the lack of interest expressed by third parties during this process, the directors’ belief that the consideration per share negotiated with LabCorp was the highest reasonably attainable;
•	the amount of the per share merger consideration as compared to current and historical market prices of the Company’s common stock, and the fact that the consideration represented a premium of 64.6% over the Company’s closing stock price on September 24, 2014, the last day of trading before the announcement of the merger;
•	the course of negotiations regarding the transaction and the merger agreement between the Company and LabCorp resulting in more favorable terms to the Company than those originally proposed by LabCorp (which included a substantial increase in the purchase price over LabCorp’s initial offer, more favorable closing conditions, less restrictive post-signing operating covenants, more favorable circumstances under which the termination fee would be payable, a lower termination fee, and a longer go-shop time period) and the directors’ belief based on these negotiations that the proposed transaction consideration was the highest price that LabCorp was willing to pay;
•	the representation of LabCorp that it has access to all of the funds necessary to pay the amounts required to be paid under the merger agreement and that the merger is not subject to a financing condition;
•	the cash consideration to be paid to the stockholders in the merger and the certainty of the value of such cash consideration compared to stock or other forms of consideration;

•	the opinion of Canaccord Genuity, dated September 24, 2014, to the board of directors as to the fairness, from a financial point of view and as of such date, of the $5.25 per share merger consideration to be paid in the merger to holders of Company common stock, as more fully described in the section entitled “— Opinion of the Company’s Financial Advisor”;
•	the terms and conditions of the merger agreement, including the Company’s ability to solicit, consider or respond to, under certain circumstances specified in the merger agreement, a bona fide written proposal for an acquisition transaction from a third party prior to the approval of the merger agreement by the Company’s stockholders, and the directors’ right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, upon payment of a termination fee of $2.56 million;
•	the board of directors’ belief that the $2.56 million termination fee payable to LabCorp in the circumstances set forth in the merger agreement was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior acquisition proposal;
•	the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement based on, among other things, the relatively limited number of conditions to LabCorp’s obligations to complete the merger under the merger agreement, the absence of a financing condition, LabCorp’s representation that it has sufficient financial resources to pay the merger consideration, the relative likelihood of obtaining required regulatory approvals, LabCorp’s extensive prior experience in completing acquisitions of other companies, and the absence of required approval of the merger by LabCorp’s stockholders; and
•	the fact that the Company’s stockholders who believe that the per share merger consideration is inadequate, and who properly exercise their appraisal rights under the DGCL, will be entitled to such appraisal rights in connection with the merger.

The Company’s board of directors also considered a variety of risks and other countervailing or negative factors related to entering into the merger agreement, including the following:

•	the risk that the merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of the Company’s control;
•	if the merger is not completed, the potential adverse effect on the Company’s business, including with respect to its significant customer and other key business relationships (including LabCorp), the Company’s ability to attract and retain key personnel, the Company’s overall competitive position, and the trading price of the Company’s common stock;
•	certain restrictions that the merger agreement imposes on soliciting competing acquisition proposals;
•	the fact that the Company would be obligated to pay the $2.56 million termination fee to LabCorp if the merger agreement is terminated under the circumstances set forth in the merger agreement;
•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, subject to the requirements of applicable law, that require the Company to conduct its business in the ordinary course consistent with past practice, subject to specific additional restrictions, which may delay or prevent the Company from pursuing business opportunities that would otherwise be in its best interests as a standalone company;
•	the nature of the merger as a cash transaction means that the stockholders will not participate in future earnings or growth of the Company and will not benefit from any potential appreciation in value of the combined companies; and
•	the interests of the Company’s directors and executive officers in the transactions contemplated by the merger agreement, as described in the section entitled “— Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the Company’s board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the board of directors deemed relevant. In view of the wide variety of factors considered by the members of the board of directors in connection with their evaluation of the merger agreement and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The board of directors made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors. The Company’s board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of the Company’s stockholders and unanimously approved the merger agreement. The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinion of the Company’s Financial Advisor

The Company engaged Canaccord Genuity to act as financial advisor to the Company in connection with the merger. As part of that engagement, the Company’s board of directors requested that Canaccord Genuity evaluate the fairness, from a financial point of view, to holders of the Company’s common stock of the merger consideration of $5.25 per share in cash to be received by such holders (other than holders of certain excluded shares) pursuant to the terms of the merger agreement. At a meeting of the Company’s board of directors held on September 24, 2014 to evaluate the merger, Canaccord Genuity delivered to the Company’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 24, 2014, the date of the merger agreement, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the merger consideration of $5.25 per share to be received in the merger by holders of the Company’s common stock (other than the Company, LabCorp, Merger Sub or any other wholly-owned subsidiary of LabCorp or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock) is fair, from a financial point of view, to such holders.

The full text of Canaccord Genuity’s opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Canaccord Genuity’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of the Company’s common stock are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the Company’s board of directors, was only one of many factors considered by the Company’s board of directors in its evaluation of the merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received in the merger by holders of the Company’s common stock (other than the Company, LabCorp, Merger Sub or any other wholly-owned subsidiary of LabCorp or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock). Canaccord Genuity’s opinion does not address the relative merits of the merger as compared to other transactions or strategies that might be available to the Company or the underlying business decision of the Company to proceed with the merger and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to any matter relating to the merger. Canaccord Genuity’s opinion was necessarily based on securities, economic, monetary, market and other conditions as in effect on, and the information made available to Canaccord Genuity as of the date of its opinion. Subsequent developments may affect the conclusions expressed in Canaccord Genuity’s opinion if such opinion were rendered as of a later date. Canaccord Genuity assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Canaccord Genuity, among other things:

•	reviewed a substantially final form of the merger agreement, which was provided to Canaccord Genuity on September 22, 2014;
•	analyzed certain internal financial statements and other business and financial information, including certain financial forecasts and operating data concerning the Company, provided by the Company’s management;
•	conducted limited discussions with members of senior management of the Company regarding the past and current operations and financial condition and prospects of the Company;
•	reviewed certain financial and stock market data of the Company and other selected publicly-held diagnostics and laboratory services companies;
•	reviewed certain publicly available financial and other information of the Company and publicly available research analyst estimates for the Company’s future financial performance on a stand-alone basis;
•	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions which have been effected or announced, to the extent Canaccord Genuity deemed relevant; and
•	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as Canaccord Genuity deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with Canaccord Genuity’s review and arriving at the opinion described above, Canaccord Genuity did not independently verify any of the foregoing information, relied on such information, assumed that all such information was complete and accurate in all material respects, and relied on assurances of management of the Company that they were not aware of any facts that would make such information misleading. The management of the Company advised Canaccord Genuity, and Canaccord Genuity assumed, that the internal financial forecasts and other forward-looking financial information had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of the Company at such time as to the future financial performance of the Company. Canaccord Genuity assumed, with the consent of the Company’s board of directors, that, in the course of obtaining any regulatory or other consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement included in the merger agreement. Representatives of the Company advised Canaccord Genuity, and Canaccord Genuity also assumed, that the terms of the executed merger agreement would conform in all material respects to the terms reflected in the substantially final form reviewed by Canaccord Genuity. In addition, Canaccord Genuity was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Canaccord Genuity furnished with any such evaluations or appraisals.

Canaccord Genuity’s opinion addresses only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration of $5.25 per share to be received in the merger by holders of the Company’s common stock (other than the Company, LabCorp, Merger Sub or any other wholly-owned subsidiary of LabCorp or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock) and does not address any other aspect or implication of the merger or any voting, support or other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the form or structure of the merger or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Canaccord Genuity’s opinion was approved by a fairness committee of Canaccord Genuity.

The following is a summary of the material financial analyses performed by Canaccord Genuity in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Canaccord Genuity. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Canaccord Genuity’s financial analyses.

Selected Peer Group Analysis

Canaccord Genuity performed an analysis using a selected peer group, which analysis attempts to provide an implied value of a company by comparing it to identified companies that are publicly traded. For purposes of this analysis, Canaccord Genuity identified the following group of six publicly-held diagnostics and laboratory services companies that share similar business characteristics to the Company based on operational and/or financial metrics, which are referred to as the “selected peer companies.” The selected peer companies consisted of:

•	Chembio Diagnostics, Inc.;
•	diaDexus, Inc.;
•	Diaxonhit;
•	Omega Diagnostics Group PLC;
•	Response Genetics, Inc.; and
•	Transgenomic Inc.

Based on its review of the relevant metrics for each of the selected peer companies, Canaccord Genuity calculated multiples of enterprise value to (1) last twelve months, or LTM, revenue, (2) estimated revenue for calendar year 2014, and (3) projected revenue for calendar year 2015. For purposes of this analysis, Canaccord Genuity utilized information regarding the selected peer companies obtained from filings with the SEC, the Capital IQ database, the Bloomberg database, other public sources, and market data as of September 22, 2014. Based on this information, Canaccord Genuity calculated multiples for the selected peer companies as follows:

Enterprise Value as a Multiple of:	Selected Peer Group Analysis			LipoScience
	Range	Mean	Median
LTM Revenue	0.77x – 1.79x	1.26x	1.23x	0.52x
CY 2014E Revenue	0.79x – 1.53x	1.12x	1.07x	0.63x
CY 2015P Revenue	0.77x – 1.27x	1.02x	0.93x	0.54x

Based on the analyses and review of the multiples and ratios of the selected peer companies, Canaccord Genuity selected representative ranges of enterprise value to revenue multiples derived from the mean and median data points for the selected peer companies set forth in the table above based upon the application of its professional judgment. Canaccord Genuity then applied these multiples to the relevant financial statistic for the Company and calculated the implied enterprise value of the Company. For purposes of this analysis, Canaccord Genuity utilized revenue for the LTM period ended June 30, 2014, estimates provided to Canaccord Genuity by the Company’s management for calendar year 2014 and projections provided to Canaccord Genuity by the Company’s management for calendar year 2015, which are more fully described in the section entitled “— Projected Financial Information.” Canaccord Genuity then added the assumed amount of the Company’s cash and cash equivalents of $42.8 million and subtracted the assumed debt of $15.8 million from such implied enterprise values to calculate the Company’s implied equity value and divided such implied equity value by the assumed total number of shares of the Company’s common stock (15.295 million shares outstanding, plus the dilution, calculated using the treasury stock method, resulting from 1.526 million options outstanding with a weighted-average exercise price of $1.97 per share) and calculated the implied per-share equity values of the Company’s common stock.

The following summarizes the results of this analysis:

Financial Statistic	Implied Per-Share Equity Value	Proposed Value of Merger Consideration Per Share
LTM Revenue	$5.18 – $5.26
CY 2014E Revenue	$4.22 – $4.35	$5.25
CY 2015P Revenue	$4.24 – $4.47

Selected Precedent Transaction Analysis

Canaccord Genuity performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Canaccord Genuity selected the precedent transactions based on the similarity of products offered and markets served by the target company, as well as the revenue of the target companies as compared to the Company. Each of these transactions was publicly announced after May 19, 2010.

Based on its review of the relevant metrics for each of the precedent transactions, Canaccord Genuity calculated the multiples of implied enterprise value to LTM revenue for each of the target companies in the precedent transactions. For purposes of this analysis, Canaccord Genuity utilized information regarding the precedent transactions obtained from filings with the SEC and other public sources. The selected precedent transactions were:

Acquiror	Target
Agena Biosciences, Inc.	Sequenom Inc., Biosciences Business
Miraca Life Sciences, Inc.	PLUS Diagnostics, Inc.
Diaxonhit	InGen BioSciences SA
Laboratory Corp. of America Holdings	Orchid Cellmark Inc.
Accriva Diagnostics	International Technidyne Corporation
Laboratory Corp. of America Holdings	LabWest, Inc.

This analysis produced a range of implied enterprise value to LTM revenue multiples for the precedent transactions of 0.59x to 1.16x, with a mean implied enterprise value to LTM revenue for the precedent transactions of 0.80x, and a median implied enterprise value to LTM revenue for the precedent transactions of 0.73x.

Canaccord Genuity selected a representative range of multiples of 0.73x – 0.80x derived from the mean and median data points for the precedent transactions based upon the application of its professional judgment. Canaccord Genuity then applied these multiples to the Company’s LTM revenue and calculated the implied enterprise value of the Company. Canaccord Genuity then added the assumed amount of the Company’s cash and cash equivalents of $42.8 million and subtracted the assumed debt of $15.8 million from such implied enterprise values to calculate the Company’s implied equity value and divided such implied equity value by the assumed total number of shares of the Company’s common stock (15.295 million shares outstanding, plus the dilution, calculated using the treasury stock method, resulting from 1.526 million options outstanding with a weighted-average exercise price of $1.97 per share) and calculated the implied per-share equity values of the Company’s common stock.

The following summarizes the results of this analysis:

Financial Statistic	Implied Per-Share Equity Value	Proposed Value of Merger Consideration Per Share
LTM Revenue	$3.76 – $3.96	$5.25

Discounted Cash Flow Analysis

Canaccord Genuity performed an indicative discounted cash flow analysis of the Company to derive an implied per-share equity value range for shares of the Company’s common stock based on the Company as a stand-alone entity. For purposes of this analysis, Canaccord Genuity utilized estimates of unlevered free cash flow provided by the Company’s management for the fiscal years 2014 through 2019 as shown below.

	For the Fiscal Year Ending December 31,
	2014E	2015P	2016P	2017P	2018P	2019P
	($ in millions)
Unlevered Free Cash Flow	($15.5)	($6.2)	($0.5)	$0.9	$2.2	$6.1

For purposes of this discounted cash flow analysis, Canaccord Genuity calculated unlevered free cash flow by tax-effecting earnings before interest and taxes (EBIT), adding depreciation and amortization, adding stock-based compensation, subtracting the change in non-cash working capital, and subtracting capital expenditures. The range of implied enterprise values for the Company was determined by adding (1) the present value of the Company’s projected unlevered free cash flows from 2014 through 2019 and (2) the present value of the terminal value of the Company. In calculating the terminal value of the Company, Canaccord Genuity applied multiples ranging from 1.23x to 1.26x to the Company’s projected revenue for 2019, which were the median and mean multiples of enterprise value to LTM revenue for the selected peer companies. The free cash flows and terminal values were discounted to present values at a discount rate range of 15.1% – 17.7%, which was selected, upon the application of Canaccord Genuity’s professional judgment, to reflect the Company’s range of weighted average cost of capital, which is referred to as WACC. Canaccord Genuity calculated this range based upon an analysis of the Company’s capital structure and using the capital asset pricing model. In calculating the WACC of 17.7%, Canaccord Genuity used the Company’s adjusted unlevered beta of 1.187, an equity risk premium of 6.5%, an effective tax rate of 37.0%, and a risk free rate of 3.0%. In calculating the WACC of 15.1%, Canaccord Genuity used the average adjusted unlevered beta of the selected peer group companies of 0.746, an equity risk premium of 6.5%, an effective tax rate of 37.0%, and a risk free rate of 3.0%. Canaccord Genuity then added the assumed amount of the Company’s cash and cash equivalents of $42.8 million and subtracted the assumed debt of $15.8 million from such implied enterprise values to calculate the Company’s implied equity value and divided such implied equity value by the assumed total number of shares of the Company’s common stock (15.295 million shares outstanding, plus the dilution, calculated using the treasury stock method, resulting from 1.526 million options outstanding with a weighted-average exercise price of $1.97 per share) and calculated the implied per-share equity values of the Company’s common stock.

The following summarizes the results of this analysis:

Implied Per-Share Equity Value	Proposed Value of Merger Consideration Per Share
$3.90 – $4.31	$5.25

Other Information

Although not part of the financial analyses conducted by Canaccord Genuity in connection with rendering the opinion described above, Canaccord Genuity performed a premiums paid analysis, which is designed to imply a value of a company based on the premiums paid in selected transactions. Canaccord Genuity reviewed certain publicly available information related to selected transactions to calculate the amount of the premiums paid by the acquirers to the acquired companies’ stockholders. Canaccord Genuity analyzed 152 selected U.S. medical technology and diagnostics transactions involving target companies with enterprise values between $20.0 million and $5.0 billion announced since September 1, 2004.

For each of the selected transactions analyzed, Canaccord Genuity calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the target company as of one day, one week, one month and three months prior to the announcement date. All premiums for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred. Canaccord Genuity compared the premiums paid in the selected transactions to the premium levels implied by the merger consideration of $5.25 per share. The table below sets forth the summary results of the analysis for informational purposes:

	Percentage Premium to the Closing Price Prior to Transaction Announcement
	1 Day		1 Week		1 Month		3 Months
Selected U.S. Medical Technology Transactions:
Mean	41.6%		44.9%		49.5%		54.5%
Median	32.7%		34.6%		37.8%		47.8%
Implied Premium of Merger Consideration to:
Closing Price of the Company’s Common Stock	65.6	%(1)	64.1	%(2)	78.9	%(3)	51.7	%(4)

(1)	Closing price of $3.17 for the Company’s common stock on September 21, 2014.
(2)	Closing price of $3.20 for the Company’s common stock on September 15, 2014.
(3)	Closing price of $2.94 for the Company’s common stock on August 23, 2014.
(4)	Closing price of $3.46 for the Company’s common stock on June 24, 2014.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Canaccord Genuity’s opinion. In arriving at its fairness determination, Canaccord Genuity considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Canaccord Genuity made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Canaccord Genuity prepared these analyses for purposes of providing its opinion to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received in the merger by holders of the Company’s common stock (other than the Company, LabCorp, Merger Sub or any other wholly-owned subsidiary of LabCorp or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock). These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, LabCorp, Canaccord Genuity or any other person assumes responsibility if future results are materially different from those forecast.

The per share merger consideration was determined through negotiations between the Company and LabCorp and was approved by the Company’s board of directors. Canaccord Genuity did not recommend any specific amount of consideration to the Company or the Company’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Canaccord Genuity’s opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Canaccord Genuity attached to this proxy statement as Annex B.

Canaccord Genuity and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Canaccord Genuity and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments of the Company, LabCorp, any of their respective affiliates or third parties that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers.

In the prior two years, Canaccord Genuity has not received compensation for investment banking or financial advisory services from either the Company or LabCorp, except as described below. Canaccord Genuity may provide investment banking services to the Company, LabCorp or their respective affiliates in the future for which Canaccord Genuity may receive compensation.

The Company’s board of directors selected Canaccord Genuity as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated as of July 1, 2014, the Company engaged Canaccord Genuity to act as its financial advisor in connection with the merger, including delivery of a fairness opinion with respect to the merger as described above and assisting the Company in the solicitation of third-party indications of interest in a competing transaction for a specified period following execution of the merger agreement. Pursuant to the terms of the engagement letter, the Company agreed to pay Canaccord Genuity a fee of $350,000 for providing the fairness opinion, which was payable upon the rendering of Canaccord Genuity’s opinion. The Company has agreed to pay Canaccord Genuity an additional fee equal to approximately 1.5% of the aggregate consideration payable in the transaction with LabCorp (if the Company receives a superior proposal from another strategic acquiror) or a transaction with another strategic acquiror contacted by Canaccord Genuity during the term of its engagement, in each case payable upon the closing of such transaction. The fee paid to Canaccord Genuity with respect to the delivery of its fairness opinion will be credited against this additional fee if paid. The Company also agreed to reimburse Canaccord Genuity for its reasonable expenses incurred in connection with the engagement and to indemnify Canaccord Genuity and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

The Company does not as a matter of course make projections as to future revenues, earnings or other results available to the public due to, among other things, the uncertainty of underlying assumptions and estimates. However, the Company is including certain unaudited prospective financial information considered by the board of directors in connection with the merger, which we refer to as the projections. The inclusion of this information should not be regarded as an indication that any of the Company, Canaccord Genuity, LabCorp or any other person considered, or now considers, such projections to be predictive of actual future results.

Although presented with numerical specificity, the projections are not actual facts and were based on numerous assumptions and variables that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and “Cautionary Statement Concerning Forward-Looking Information” in this proxy statement, which factors may cause the projections or the underlying assumptions to be inaccurate, and, in many cases, are beyond the control of the Company and LabCorp. As a result, the projections may not be realized and actual results may be significantly higher or lower than estimated. Because the projections cover multiple years, that information by its nature becomes less predictive with each successive year. You should read the section entitled “Cautionary Statement Concerning Forward-Looking Information” for additional information regarding the risks inherent in forward-looking information such as the financial projections.

The projections were prepared solely for internal use to assist our board of directors and were not prepared with a view toward public disclosure or toward compliance with accounting principles generally accepted in the United States, or GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the projections require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in the Company’s historical GAAP financial statements. Certain of the prospective financial information set forth herein, including EBIT, EBITDA and unlevered free cash flow, may be considered non-GAAP financial measures, which were presented because management believed that they could be useful indicators of the Company’s projected future operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Neither the Company’s independent registered public accounting firm, nor any other independent accountant, has examined, compiled or performed any procedures with respect to the projections, nor have they expressed an opinion or any other form of assurance with respect thereto.

None of the Company, LabCorp, Canaccord Genuity or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of subsequent or future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of the Company, LabCorp, Canaccord Genuity or their respective affiliates, officers, directors or other representatives has made or makes any representation to any stockholder or to any other person regarding the Company’s ultimate performance compared to the information contained in the projections or that the projected results will be achieved. The inclusion of the projections should not be regarded as an indication that the Company now considers them to be a reliable prediction of future results and you should not rely on them as such. The summary of the projections included below is not being included to influence your decision whether to vote for the merger agreement, but are being provided because the projections were considered by the board of directors in connection with the analysis of the merger.

The projections for the Company were prepared by management and considered by the board of directors in connection with the merger. The projections were also provided to Canaccord Genuity in connection with its discounted cash flow analysis. The portions of the projections covering 2014 through 2016 were provided to LabCorp.

($ in millions)

	Historical and Estimated Fiscal Year Ending Dec. 31,			Projected Fiscal Year Ending Dec. 31,
	2012A	2013A	2014E	2015P	2016P	2017P	2018P	2019P
Revenue	$54.8	$52.4	$39.0	$45.0	$53.8	$62.7	$70.8	$79.5
Cost of Goods Sold	10.1	10.7	10.3	10.5	11.3	13.2	14.9	15.9
Gross Margin	44.7	41.6	28.8	34.5	42.5	49.5	55.9	63.6
Operating Expenses (Excluding Non-Cash Charges)(1)	41.5	50.7	40.8	40.4	40.6	44.4	47.2	50.2
EBITDA(2)	3.2	(9.0)	(12.0)	(5.9)	1.9	5.1	8.7	13.4
Less: Depreciation	(1.3)	(1.6)	(2.9)	(3.1)	(3.3)	(3.5)	(3.7)	(3.7)
Less: Amortization	—	0.0	—	—	—	—	—	—
EBIT(2)	1.9	(10.7)	(14.9)	(9.0)	(1.4)	1.6	5.0	9.7
Less: Income Taxes @ 37.0%	—	—	—	—	—	(0.6)	(1.9)	(3.6)
Tax-effected EBIT	1.9	(10.7)	(14.9)	(9.0)	(1.4)	1.0	3.2	6.1
Plus: Depreciation & Amortization	1.3	1.7	2.9	3.1	3.3	3.5	3.7	3.7
Plus: Stock-based Compensation	1.1	1.4	1.4	1.4	1.4	1.4	1.4	1.4
Plus: (Increase)/Decrease in Non-Cash Working Capital	0.4	(1.7)	1.7	(0.7)	(1.8)	(2.5)	(3.0)	(2.1)
Less: Capital Expenditures	(8.0)	(4.7)	(6.5)	(1.0)	(2.0)	(2.5)	(3.0)	(3.0)
Unlevered Free Cash Flow(2)	$(3.3)	$(14.0)	$(15.5)	$(6.2)	$(0.5)	$0.9	$2.2	$6.1

(1)	Represents total operating expenses less non-cash charges of depreciation and amortization.
(2)	Earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT) and unlevered free cash flow are not calculations provided for under GAAP. EBITDA, EBIT and unlevered free cash flow should not be considered as an alternative to net income (loss) or operating income as an indication of operating performance or as an alternative to operating cash flow as a measure of liquidity. A reconciliation of these non-GAAP financial measures to net income (loss) is provided in the table below. The projections for net income (loss) for 2017 through 2019 are not available and, therefore, are not presented.

($ in millions)

	Historical and Estimated Fiscal Year Ending Dec. 31,			Projected Fiscal Year Ending Dec. 31,
	2012A	2013A	2014E	2015P	2016P	2017P		2018P		2019P
Net Income (Loss)	$1.3	$(12.5)	$(16.7)	$(10.5)	$(2.4)	$	N/A	$	N/A	$	N/A
Plus: Net Interest	0.5	1.8	1.7	1.5	0.9		N/A		N/A		N/A
Plus: Income Tax Expense	—	—	—	—	—		0.6		1.9		3.6
EBIT	1.9	(10.7)	(14.9)	(9.0)	(1.4)		1.6		5.0		9.7
Plus: Depreciation and Amortization	1.3	1.6	2.9	3.1	3.3		3.5		3.7		3.7
EBITDA	3.2	(9.0)	(12.0)	(5.9)	1.9		5.1		8.7		13.4
Plus: Stock-based compensation	1.1	1.4	1.4	1.4	1.4		1.4		1.4		1.4
Plus: (Increase)/Decrease in Non-Cash Working Capital	0.4	(1.7)	1.7	(0.7)	(1.8)		(2.5)		(3.0)		(2.1)
Less: Capital Expenditures	(8.0)	(4.7)	(6.5)	(1.0)	(2.0)		(2.5)		(3.0)		(3.0)
Less: Income Tax Expense	—	—	—	—	—		(0.6)		(1.9)		(3.6)
Unlevered Free Cash Flow	$(3.3)	$(14.0)	$(15.5)	$(6.2)	$(0.5)		$0.9		$2.2		$6.1

THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Payment of Merger Consideration

Record holders of shares of common stock will be sent a letter of transmittal describing how such holder may exchange his or her shares of common stock for the per share merger consideration promptly after the completion of the merger. You should not return any stock certificates you may hold in your files with the enclosed proxy card. Following the 0.485-for-1 reverse stock split of the Company’s outstanding common stock on January 10, 2013, all of our shares were converted to “book entry” form, and all stock certificates issued prior to that date were cancelled without any requirement that they be returned to the Company. Any stock certificates you hold in your files that are dated prior to January 10, 2013 no longer represent the shares you own.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If you received certificated shares after January 10, 2013, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Please see the section entitled “— Golden Parachute Compensation” beginning on page 46 for additional information with respect to the compensation that our named executive officers may receive in connection with the consummation of the merger.

Equity Compensation Awards

Options

Under the merger agreement, the Company will take all actions necessary to provide that each stock option outstanding as of the closing date will be fully vested and exercisable prior to the effective time, and each option outstanding under the Company’s equity compensation plans immediately prior to the effective time will be canceled and terminated and of no further force or effect as of the effective time and, unless exercised prior to the effective time, will, to the extent the exercise price thereof is less than the per share merger consideration, instead represent solely the right to receive payment in cash (subject to any applicable withholding or other taxes required by applicable law to be withheld) of an amount equal to the product of (x) the total number of shares of common stock subject to such option and (y) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such option. LabCorp will (or will cause the Company to) make the stock option payments, if any, promptly following the effective time to the persons entitled thereto which in the case of stock options held by our current or former employees or directors will be made in accordance with the Company’s standard payroll practices. In addition, prior to the effective time, the Company will take all actions necessary to provide holders of options with written notice that (i) their options may be fully exercised prior to the effective time and (ii) as of the effective time, all options will be canceled and terminated and of no further force or effect.

RSU Awards

At the effective time, each outstanding RSU award granted under the Company’s equity compensation plans, whether vested or unvested, will be cancelled and the holder thereof will be entitled to receive, and LabCorp will (or will cause the Company to) pay, as soon as reasonably practicable after the effective time and subject to applicable law, an amount in cash equal to the product of (i) the per share merger consideration multiplied by (ii) the total number of shares of common stock subject to such RSU award (subject to any applicable withholding or other taxes required by applicable law to be withheld).

The following table provides, as of October 14, 2014, using a price per share of the Company’s stock of $5.25, the value of the outstanding vested and unvested option awards and RSU awards held by each person who has served as a director and/or executive officer since January 1, 2013 and who will be entitled to payment for such awards as described above:

Name	Value of Vested Stock Option Awards ($)(1)	Value of Unvested Stock Option Awards ($)(1)	Value of RSU Awards ($)
Directors
Jeffrey T. Barber	—	—	40,667
Buzz Benson	—	—	50,542
Robert J. Greczyn, Jr.	8,605	—	35,264
James R. Hurley	—	—	41,764
John H. Landon(2)	68,971	—	—
Daniel J. Levangie	—	—	35,264
Charles A. Sanders, M.D.(3)	268,892	—	—
Roderick A. Young	—	—	35,264
Joseph S. Zakrzewski	—	—	121,454
Executive Officers
Howard B. Doran	43,233	302,631	277,641
Lucy G. Martindale	121,715	—	128,546
William C. Cromwell, M.D.	—	—	105,000
Philip D. Hilldale	—	—	420,000
E. Duffy McDonald	125,120	—	124,766
James D. Otvos, Ph.D.	244,873	—	121,543
Kathryn F. Twiddy	—	—	144,375

(1)	Represents the excess of the $5.25 per share merger consideration over the exercise price of the option.
(2)	Mr. Landon did not stand for re-election to the board of directors at our 2014 annual meeting of stockholders.
(3)	Mr. Sanders did not stand for re-election to the board of directors at our 2013 annual meeting of stockholders, but continues to serve as Chairman Emeritus of the board of directors.

Executive Severance Benefit Plan

Under our Amended and Restated Executive Severance Benefit Plan, each of our executives at the level of Vice President or above is eligible to participate in the Severance Benefit Plan. Any eligible participant who experiences an involuntary termination without cause at any time or resigns for good reason, in each case as defined in the Severance Benefit Plan, upon or within 12 months following a change in control, will receive continued payments of his or her base salary during the applicable severance period, plus Company-paid health insurance coverage for the length of the applicable severance period (except that Company-paid health insurance coverage is capped at 18 months). The applicable severance period is determined as follows:

•	For the Chief Executive Officer, the severance period is 15 months for an involuntary termination without cause other than upon or within 12 months following a change in control, and 24 months for an involuntary termination without cause or a resignation for good reason, in either case upon or within 12 months following a change in control.
•	For the Chief Financial Officer, Chief Medical Officer, Chief Scientific Officer or General Counsel, who are collectively referred to as the Executive Officers under the Severance Benefit Plan, the severance period is 12 months for an involuntary termination without cause other than upon or within 12 months following a change in control, and 15 months for an involuntary termination without cause or a resignation for good reason, in either case upon or within 12 months following a change in control.

•	For all other participants, who are collectively referred to as the Vice Presidents under the Severance Benefit Plan, the severance period is nine months for an involuntary termination without cause other than upon or within 12 months following a change in control, and 15 months for an involuntary termination without cause or a resignation for good reason, in either case upon or within 12 months following a change in control.

For purposes of the Severance Benefit Plan, a “change in control” generally means (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined outstanding voting power of the surviving entity or the surviving entity’s parent; (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets; or (4) incumbent board members, or the incumbent board’s appointees or nominees, cease for any reason to constitute at least a majority of the members of the board. Therefore, the merger will constitute a change in control for purposes of the Severance Benefit Plan.

To be eligible to receive any benefits under the Severance Benefit Plan that are triggered by a participant’s termination, a participant must execute a general waiver and release. The payments and benefits under the Severance Benefit Plan are subject to a “best-after-tax” provision in the case that any payment or benefit a participant would receive from us or otherwise would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

The value of the payments and benefits to which each named executive officer would become entitled pursuant to the Severance Benefit Plan, assuming for this purpose that the merger is consummated on October 14, 2014 and an involuntary termination without cause or a resignation for good reason occurs on such date, is presented in the section entitled “— Golden Parachute Compensation” below.

Senior Leadership Team Annual Incentive Compensation Plan

Under the Company’s Senior Leadership Team Annual Incentive Compensation Plan, our senior executive officers are eligible to earn an annual cash award based on achievement of Company and individual goals established by the compensation committee. Performance goals may include objective and/or subjective measures of financial, strategic or individual performance.

In connection with the merger, our board of directors approved the early payout of awards granted under the SLT Annual Incentive Plan based on the performance goal achievement level of each participant in the SLT Annual Incentive Plan as of and through the date that is three business days prior to the effective time of the merger, contingent upon the closing of the merger. Payments of amounts earned under the SLT Annual Incentive Plan will be effective as of immediately prior to the effective time of the merger. The value of the payments to which each named executive officer would become entitled pursuant to the SLT Annual Incentive Plan, assuming for this purpose the achievement of all applicable performance goals at the target level, is presented in the section entitled “— Golden Parachute Compensation” below.

Indemnification and Insurance

Under the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from and coverage under directors’ and officers’ liability insurance policies carried by the surviving corporation. For more information regarding such indemnification and insurance coverage, see the section entitled “The Merger Agreement — Indemnification and Insurance.”

Arrangements with the Surviving Corporation

As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with LabCorp or its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or LabCorp or its affiliates. Although it would not be unexpected that some members of our current management team will enter into arrangements, agreements or understandings with LabCorp or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, LabCorp (and/or a subsidiary of LabCorp), as of the date of this proxy statement no such agreements, arrangements or understandings have been reached between members of our current management and representatives of LabCorp, and there can be no assurance that any parties will reach an agreement, arrangement or understanding. New arrangements, agreements or understandings, if any, are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between LabCorp, Merger Sub, or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Golden Parachute Compensation

The Company is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our named executive officers in connection with the proposed merger pursuant to the Company’s compensation and benefit arrangements, which we refer to as “golden parachute” compensation. The Company is asking its stockholders to approve the “golden parachute” compensation that will or may become payable by the Company to each of its named executive officers as set forth in the “Golden Parachute Compensation” table below and as described in “— Interests of Certain Persons in the Merger.” These disclosures are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger and will or may become payable either by the Company or LabCorp.

The board of directors unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of LipoScience, Inc. approve, on an advisory basis, the compensation to be paid to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Golden Parachute Compensation table in the proxy statement and the related narrative disclosures in the section of the proxy statement entitled “The Merger — Interests of Certain Persons in the Merger.”

The “Golden Parachute Compensation” table below sets forth information regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger, assuming the following:

•	The price per share of the Company’s common stock is $5.25;
•	The effective time of the merger is October 14, 2014; and
•	Each currently employed named executive officer experiences an involuntary termination without cause or resigns for good reason as of October 14, 2014.

Please note that the amounts indicated below are estimates based on multiple assumptions (including the assumption that the named executive officer’s employment terminates) that may or may not actually occur or may occur at times different than the time assumed. Some of these assumptions are based on information currently unavailable and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Robert J. Greczyn, Jr.	—	43,869	—	43,869
Richard O. Brajer	—	—	—	—
Howard B. Doran	1,170,400	623,505	30,277	1,824,182
Lucy G. Martindale	537,420	250,261	9,692	797,373
Timothy J. Fischer	—	—	—	—

(1)	Mr. Brajer resigned from his position as our President and Chief Executive Officer and a member of our board of directors effective August 1, 2013. Mr. Greczyn was appointed our interim President and Chief Executive Officer effective August 1, 2013 and served through February 3, 2014. He continues to serve as a member of our board of directors. Mr. Doran was appointed our President and Chief Executive Officer and as a member of our board of directors effective February 3, 2014. Mr. Fischer, former Chief Operating Officer of the Company, separated from the Company effective May 1, 2014.
(2)	As discussed in more detail under the caption “— Interests of Certain Persons in the Merger — Executive Severance Benefit Plan,” the merger agreement constitutes a change in control as defined in the Severance Benefit Plan, and, under the Severance Benefit Plan, if the named executive officer experiences an involuntary termination without cause or a resignation for good reason within 12 months following a change of control, he or she would be entitled to receive the amounts shown in this column. The amounts shown in this column reflect payment of base salary for 24 months (in Mr. Doran’s case) and 15 months (in Ms. Martindale’s case). The severance arrangements of the named executive officers constitute “double trigger” arrangements as defined by SEC Rule 402(t) under Regulation S-K. The amounts shown in this column also reflect estimates of the amounts that will be payable to each named executive officer under the SLT Annual Incentive Plan as a result of the early payout of awards under that plan in connection with the merger (as described under the caption “— Interests of Certain Persons in the Merger — Senior Leadership Team Annual Incentive Compensation Plan”), assuming the achievement of all applicable performance goals at the target level. The payments under the SLT Annual Incentive Plan are “single trigger” arrangements as defined by SEC Rule 402(t) under Regulation S-K.

Name	Base Salary	SLT Annual Incentive Plan	Total
Robert J. Greczyn, Jr.	$—	$—	$—
Richard O. Brajer	—	—	—
Howard B. Doran	880,000	290,400	1,170,400
Lucy G. Martindale	397,500	139,920	537,420
Timothy J. Fischer	—	—	—
(3)	Represents the value of the aggregate consideration to be paid with respect to the named executive officers’ equity awards, as described in greater detail above in the section entitled in “— Interests of Certain Persons in the Merger” and based on the assumptions in that section. Payment will be made pursuant to the merger agreement following the effective time. Under the terms of the merger agreement these payments represent “single trigger” arrangements as defined by SEC Rule 402(t) under Regulation S-K.
(4)	Represents costs for continuous coverage, at the Company’s expense, under any group health plan and other benefits maintained by or on behalf of us in which the named executive officer participated at the date of termination, for an 18-month period (in Mr. Doran’s case) or a 15-month period (in Ms. Martindale’s case). These amounts become payable under the Severance Benefit Plan if the named executive officer experiences an involuntary termination without cause or a resignation for good reason within 12 months following the effective time of the merger. These payments are “double trigger” arrangements as defined in SEC Rule 402(t) of Regulation S-K.
(5)	The following table shows, for each named executive officer, the amounts which are single-trigger arrangements (i.e., conditioned solely on the occurrence of a change in control) or double-trigger arrangements (i.e., requiring the occurrence of an additional event, in this case an involuntary termination without cause or a resignation for good reason within 12 months of the merger) as described in more detail above.

Name	Single-Trigger ($)	Double-Trigger ($)
Robert J. Greczyn, Jr.	$43,869	$—
Richard O. Brajer	—	—
Howard B. Doran	623,505	1,200,677
Lucy G. Martindale	250,261	547,112
Timothy J. Fischer	—	—

The vote on “golden parachute” compensation is separate and apart from the vote to adopt the merger agreement or to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may vote to adopt the merger agreement and vote against the “golden parachute” compensation proposal and vice versa. Approval of this proposal is also not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is only an advisory vote and will not be binding on the Company or LabCorp. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to the Company’s executive officers in accordance with the terms of the Severance Benefit Plan and the SLT Annual Incentive Plan.

Approval of the non-binding advisory proposal regarding “golden parachute” compensation requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting. A failure to vote or an abstention will have no effect on the outcome of the proposal.

The Company’s board of directors recommends a vote “FOR” the advisory proposal on “golden parachute” compensation.

Voting Agreements

In connection with the merger agreement, LabCorp entered into voting agreements with certain of our greater-than-5% stockholders that own, in the aggregate, approximately 2,709,300 shares of common stock, representing approximately 17.7% of our outstanding shares of common stock. Pursuant to the voting agreements, these stockholders have agreed, prior to the expiration date (as defined below), to vote all of their shares (i) in favor of the proposal to adopt the merger agreement and all other transactions contemplated by the merger agreement as to which our stockholders are called upon to vote in favor of any matter necessary for consummation of the merger and the other transactions contemplated by the merger agreement; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries or affiliates under the merger agreement or that would reasonably be expected to result in any of the conditions to the Company’s or any of its subsidiaries’ or affiliates’ obligations under the merger agreement not being fulfilled; and (iii) against any takeover proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger and all other transactions contemplated by the merger agreement. Each of the stockholders also granted to LabCorp an irrevocable proxy to vote their common stock in accordance with the foregoing. The expiration date of the voting agreements will be the earliest to occur of (a) the effective time of the merger, (b) the termination of the merger agreement pursuant to its terms, or (c) mutual written agreement of the parties to each respective voting agreement to terminate such voting agreement.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of shares of our common stock whose shares of our common stock are converted into the right to receive cash in the merger. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a beneficial owner of shares of our common stock that is treated as an individual, corporation, trust or estate for U.S. federal income tax purposes and that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences of the merger, nor does it address any tax consequences of the merger arising under any state, local or foreign tax laws or under U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, which we refer to as the IRS, all as in effect as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

The discussion applies only to beneficial owners who hold shares of our common stock as capital assets within the meaning of section 1221 of the Code (generally, property held for investment), and does not address the U.S. federal income tax consequences of the merger to holders of shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in LabCorp or the surviving corporation after the merger, or holders who validly exercise their rights under the DGCL to object to the merger. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to certain types of beneficial owners who may be subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	insurance companies,
•	banks or other financial institutions,
•	tax-exempt organizations,
•	qualified retirement plans,
•	broker, dealers or traders in securities, commodities or currencies,
•	partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities (and investors in such partnerships, S corporations or other pass-through entities),
•	controlled foreign corporations or passive foreign investment companies,
•	mutual funds, regulated investment companies, or real estate investment trusts,
•	traders in securities who elect the mark-to-market method of accounting,
•	certain U.S. expatriates or former long-term residents of the United States,
•	stockholders subject to the alternative minimum tax provisions of the Code,

•	stockholders that have a functional currency other than the U.S. dollar or
•	stockholders who hold common stock as part of an integrated investment such as a hedge, straddle, constructive sale or conversion transaction).

This discussion also does not address the receipt of cash in connection with the cancellation of shares of restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or employee benefit plans.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The exchange of shares of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of common stock (generally, shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax (currently at a rate of 28%) may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee (i) is a corporation or is otherwise exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, a Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. A U.S. holder may credit any amounts withheld from cash payments received pursuant to the merger against such U.S. holder’s U.S. federal income tax liability or may claim a refund of any excess amounts withheld, provided the required information is timely furnished to the IRS.

Cash payments made pursuant to the merger will also be subject to information reporting on Form 1099 unless an exemption applies.

Medicare Tax on Net Investment Income.  High-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on “net investment income.” Net investment income, for this purpose, includes gain from the sale of stock. In the case of an individual, the tax is 3.8% of the lesser of the individual’s net investment income or the excess of the individual’s modified adjusted gross income over an amount equal to (1) $250,000, in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000, in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual. U.S. holders should consult their tax advisors regarding the effect of this tax on their disposition of our common stock.

Non-U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder will generally not be subject to U.S. federal income tax unless:

•	the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or
•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the merger or the non-U.S. holder’s holding period, whichever period is shorter (the “relevant period”).

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates as if the non-U.S. holder were a U.S. holder. Non-U.S. holders that are taxed as corporations for purposes of U.S. federal income tax may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of effectively connected earnings and profits for the taxable year.

If an individual falls under the second bullet point above, such individual will generally be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from a sale, which may be offset by certain U.S.-source capital losses (notwithstanding the fact that such individual is not considered a resident of the United States).

Generally, a corporation is a U.S. real property holding corporation, which we refer to as USRPHC, if the fair market value of its U.S. real property interests, as defined in the Code and applicable U.S. Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. While we do not believe that we are a USRPHC or that we have been a USRPHC within the past five (5) years, and we currently do not anticipate becoming a USRPHC, there can be no assurance that our current analysis is correct or that we will not become a USRPHC prior to the merger. However, because our common stock is “regularly traded on an established securities market,” within the meaning of applicable U.S. Treasury regulations, in the event we are or have been a USRPHC during the five (5) year period preceding the date of the merger, our common stock will be treated as U.S. real property interests only with respect to a non-U.S. holder that actually or constructively held more than 5% of our common stock at some time during the relevant period. Non-U.S. holders who have owned (actually or constructively) more than 5% of our common stock during the relevant period should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Non-U.S. holders should consult their own tax advisors regarding the potential consequences and the potential applicability of any income tax treaty in their particular circumstances.

Backup Withholding and Information Reporting.  Payments to a non-U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding at the applicable rate (currently at a rate of 28%) unless such a non-U.S. holder furnishes the required certification as to its non-U.S. status by providing the applicable IRS Form W-8 or by otherwise establishing that such non-U.S. holder is not subject to backup withholding. Backup withholding is not additional tax. A non-U.S. holder may credit any amounts withheld against the non-U.S. holder’s U.S. federal income tax liability or may claim a refund of any excess amounts withheld, provided that the required information is furnished to the IRS in a timely manner. Each non-U.S. holder should consult its tax advisor as to such non-U.S. holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of common stock, restricted stock units or warrants, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and LabCorp file a notification and report form with the FTC and the Antitrust Division of the DOJ and the applicable waiting period has expired or been terminated. LabCorp filed a notification and report form on October 3, 2014, and the Company filed on October 6, 2014. On October 14, 2014, the FTC granted early termination of the applicable waiting period. As a result, the condition to the closing of the merger relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied. Notwithstanding the foregoing, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking an agreement imposing certain requirements or obligations on the Company or LabCorp as conditions for not seeking an injunction or otherwise challenging the merger. Any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking an agreement imposing certain requirements or obligations on the Company or LabCorp as conditions for not seeking an injunction or otherwise challenging the merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a governmental entity or a private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Related to the Merger

On October 9, 2014, a purported stockholder of the Company filed a putative class action lawsuit against the Company, members of the Company board of directors, LabCorp and Merger Sub in the Superior Court of Wake County, North Carolina captioned Carren Overby v. LipoScience, Inc. et al., Case No. 14CV013448. The plaintiff alleges claims against (i) the members of the Company’s board of directors for breach of fiduciary duties in connection with their approval of the merger agreement, and (ii) the Company, LabCorp and Merger Sub for aiding and abetting the alleged breach of fiduciary duties by the members of the Company’s board of directors. The plaintiff seeks, among other things, injunctive relief enjoining the merger.

Additional lawsuits may be filed against the Company, LabCorp, Merger Sub and their respective directors and officers alleging similar or additional claims. The outcome of the Carren Overby v. LipoScience, Inc. lawsuit or any other lawsuit that may be brought challenging the merger is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The Company believes that the claims asserted in the Carren Overby v. LipoScience, Inc. lawsuit are without merit, and, in any event, the claims against the Company and the members of its board of directors cannot be maintained in North Carolina, without the Company’s consent, pursuant to the forum selection provision in the Company’s certificate of incorporation.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 78.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and were made as of specified dates, were solely for the benefit of the parties to the merger agreement, and are qualified by information in confidential disclosure schedules that the Company exchanged with LabCorp and Merger Sub in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to your investment decision. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Although these representations and warranties may not constitute the actual state of facts about the parties to the agreements as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the Company’s public reports filed with the SEC, as applicable. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or in the Company’s public filings. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to do business following the merger as a wholly-owned subsidiary of LabCorp.

LabCorp and the Company have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company’s common stock from NASDAQ and to terminate registration under the Exchange Act, each of which will be effective after the effective time.

Closing and Effective Time of the Merger

The closing of the merger will take place on a date to be specified by the parties, which date shall be no later than the third business day following the date on which the conditions to closing of the merger (described under the section entitled “— Conditions to the Merger” beginning on page 65) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions), or at such other date and time as LabCorp, Merger Sub and the Company shall mutually agree upon in writing.

The effective time of the merger will occur on the date of the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and LabCorp may agree and specify in the certificate of merger).

Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of Merger Sub at the effective time will, from and after the effective time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the Company, as in effect immediately prior to the effective time, will be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law and its terms. The bylaws of the Merger Sub immediately prior to the effective time will, from and after the effective time, be the bylaws of the surviving corporation, until amended in accordance with applicable law and its terms.

The Company has agreed to prepare and deliver to LabCorp at the closing of the merger evidence reasonably satisfactory to LabCorp of (i) the resignations of all directors of the Company and the resignations from office with the Company of those officers of the Company specified by LabCorp reasonably in advance of the closing and, in each case, effective at the effective time of the merger and (ii) the taking of all such actions as may be necessary to effect as of the effective time the actions (including the officer and director appointments) described in the two paragraphs above.

Treatment of Common Stock, Equity Awards and Warrants

Common Stock

In the merger, each outstanding share of Company common stock (except for certain shares described in the next paragraph) will be converted into the right to receive $5.25 in cash, without interest, less any applicable withholding taxes.

Any shares owned by the Company as treasury stock or owned by any direct or indirect wholly-owned subsidiary of the Company immediately prior to the effective time, or owned by LabCorp, Merger Sub or any other direct or indirect wholly-owned subsidiary of LabCorp immediately prior to the effective time, will be automatically cancelled without payment of consideration. Common stock owned by stockholders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, appraisal rights under the DGCL will not be entitled to receive the per share merger consideration. Such stockholders will instead be entitled to payment of the fair value of their shares of common stock in accordance with the provisions of the DGCL as described under the section entitled “Appraisal Rights” beginning on page 74.

Options

Under the merger agreement, the Company will take all actions necessary to provide that each stock option outstanding as of the closing date will be fully vested and exercisable prior to the effective time and each option outstanding under the Company’s equity compensation plans immediately prior to the effective time will be canceled and terminated and of no further force or effect as of the effective time and, unless exercised prior to the effective time, will, to the extent the exercise price thereof is less than the per share merger consideration, instead represent solely the right to receive payment in cash (subject to any applicable withholding or other taxes required by applicable law to be withheld) of an amount equal to the product of (x) the total number of shares of common stock subject to such option and (y) the excess, if any, of the per share merger consideration over the exercise price per share of common stock subject to such option. LabCorp will (or will cause the Company to) make the stock option payments, if any, promptly following the effective time to the persons entitled thereto, which in the case of stock options held by our current or former employees or directors will be made in accordance with the Company’s standard payroll practices. In addition, prior to the effective time, the Company will take all actions necessary to provide holders of options with written notice that (i) their options may be fully exercised prior to the effective time and (ii) as of the effective time, all options will be canceled and terminated and of no further force or effect.

RSU Awards

At the effective time, each outstanding RSU award granted under the Company’s equity compensation plans, whether vested or unvested, will be cancelled and the holder thereof will be entitled to receive, and LabCorp will (or will cause the Company to) pay, as soon as reasonably practicable after the effective time and subject to applicable law, an amount in cash equal to the product of (i) the per share merger consideration multiplied by (ii) the total number of shares of common stock subject to such RSU award (subject to any applicable withholding or other taxes required by applicable law to be withheld).

Warrants

At the effective time, the surviving corporation will assume the obligations of the Company under the warrants issued by the Company to Square 1 Bank, such that each of such warrants will thereafter be converted into a right to receive, upon exercise of such warrant and payment of the exercise price thereof, $5.25 in cash, without interest, for each share of common stock subject to such warrant and for which such warrant has been exercised. Because the exercise price of all of the warrants issued by the Company to Square 1 Bank exceeds $5.25, we do not expect that the assumed warrants will be exercised following the effective time.

Prior to the effective time, the Company shall take all actions necessary to cause the warrants issued by the Company to Oxford Finance, LLC to terminate as of the effective time. Because the exercise price of all of the warrants issued by the Company to Oxford Finance, LLC exceeds $5.25, we do not expect that such warrants will be exercised prior to the effective time and that such unexercised warrants would expire at the effective time.

Company Stock Plans

Prior to the effective time, the Company will take all actions necessary to terminate the ESPP and all equity compensation plans of the Company.

Exchange and Payment Procedures

Promptly after the effective time, LabCorp has agreed to deposit with the paying agent a cash amount necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock (excluding the Company, LabCorp, or any of their respective direct or indirect wholly-owned subsidiaries or holders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, the appraisal rights described in the section entitled “Appraisal Rights” beginning on page 74).

Promptly following the effective time (but in no event more than five business days thereafter), LabCorp shall cause the paying agent to send to you and the Company’s other stockholders a letter of transmittal and instructions advising how to transfer uncertificated shares in exchange for an amount in cash equal to the per share merger consideration represented by such uncertificated shares (less any applicable withholding taxes payable in respect thereof). The merger agreement contemplates that the paying agent will pay you your per share merger consideration upon receipt of an “agent’s message” by the paying agent in the case of a book-entry transfer or uncertificated shares. You should not return any stock certificates you may hold in your files with the enclosed proxy card or any stock certificates you may hold in your files to the paying agent. Following the 0.485-for-1 reverse stock split of the Company’s outstanding common stock on January 10, 2013, all of our shares were converted to “book entry” form, and all stock certificates issued prior to that date were cancelled without any requirement that they be returned to the Company. Any stock certificates you hold in your files that are dated prior to January 10, 2013 no longer represent the shares you own.

No interest will be paid or accrued on the per share merger consideration. LabCorp, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, LabCorp or the paying agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

At any time following 12 months after the closing date, LabCorp shall be entitled to require the paying agent to deliver any funds that have been made available to the paying agent and which have not been disbursed to any former holders of common stock to LabCorp. Holders of common stock who have not surrendered their certificates or uncertificated shares by that time will thereafter be entitled to look only to LabCorp for payment of the per share merger consideration. None of the surviving corporation, LabCorp, the paying agent or any other person will be liable to any former holders of common stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule the Company delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our business;
•	our capitalization;
•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;
•	the approval and determination of advisability of the merger agreement, the voting agreements and the merger by the board of directors and the adoption of a resolution by the board of directors recommending that the Company stockholders adopt the merger agreement in accordance with the applicable provisions of the DGCL;
•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement, and subject to stockholder approval and the required governmental approvals, filings and consents, completing the merger;
•	the stockholder approval required to adopt the merger agreement;
•	the required governmental approvals, consents and notices;
•	our SEC filings since January 30, 2013 and the financial statements included therein;
•	compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;
•	compliance with all applicable listing and corporate governance rules and regulations of NASDAQ;
•	our disclosure controls and procedures and internal controls over financial reporting;
•	the absence of certain undisclosed liabilities;
•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since January 1, 2014;
•	the conduct of business in accordance with the ordinary course consistent with past practice;
•	the absence of material legal proceedings and governmental orders against us;
•	compliance with applicable laws, licenses and permits;
•	information for inclusion in this proxy statement;
•	tax matters;

•	employee benefit plans;
•	certain employment and labor matters;
•	environmental matters;
•	material contracts, the enforceability of the material contracts, and the absence of any default under any material contract;
•	possession of and title to property and assets;
•	intellectual property;
•	insurance policies;
•	customer relationships;
•	the receipt of an opinion from the Company’s financial advisor;
•	the absence of any undisclosed broker’s or finder’s fees;
•	the inapplicability of any anti-takeover law or rights agreement to the merger; and
•	the absence of related party transactions since January 1, 2014.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a Company material adverse effect, which is defined to mean any event, circumstance, change, occurrence or effect (each of which we refer to as an event) that (i) is materially adverse to, or has a material adverse effect on, the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) prevents or materially adversely affects the Company’s ability to consummate the merger or perform our obligations under the merger agreement, other than events arising out of, resulting from or attributable to:

•	acts of war or major armed hostilities, sabotage, or terrorism or any escalation or worsening of any acts of war, major armed hostilities, sabotage or terrorism;
•	compliance with the terms of the merger agreement;
•	changes in laws (other than changes that have a disproportionate adverse impact on the Company and its subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business);
•	changes in GAAP;
•	any change in the price or trading volume of the Company’s common stock in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company material adverse effect);
•	any change in any analyst rating of the Company in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company material adverse effect);
•	the announcement of the merger or the taking of any action pursuant to the merger agreement or otherwise with the written consent of LabCorp, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors;
•	changes generally affecting the industries in which the Company and its subsidiaries operate (other than changes that have a disproportionate adverse impact on the Company and its subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business);
•	any change generally affecting the economy, financial or securities markets or political or economic conditions, or regulatory conditions (other than changes in regulatory conditions that have a disproportionate adverse impact on the Company and its subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business) in any geographic region in which the Company conducts business (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company material adverse effect); and
•	any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or predictions of revenue, earnings or other financial measure (it being understood that the circumstances underlying such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Company material adverse effect).

The merger agreement also contains customary representations and warranties made by LabCorp and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of LabCorp and Merger Sub relate to, among other things:

•	their due organization, existence and good standing in the jurisdiction in which they are incorporated;
•	their corporate power and authority to enter into and consummate the transactions under the merger agreement, and the enforceability of the merger agreement against them;
•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing the merger agreement and, subject to the required governmental approvals, filings and consents, completing the merger;
•	the required governmental approvals, filings and consents;
•	information supplied for inclusion in this proxy statement;
•	ownership and operations of Merger Sub;
•	the absence of any undisclosed broker’s or finder’s fees;
•	the availability of sufficient funds to pay the aggregate merger consideration and otherwise consummate the merger; and
•	the absence of legal proceedings against LabCorp and Merger Sub in connection with the merger or the merger agreement.

The representations and warranties in the merger agreement of each of the Company, LabCorp and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, except as expressly permitted by the merger agreement or as required by applicable law, between the date of the merger agreement and the effective time, we will conduct our business in the ordinary course consistent with past practice and will use our commercially reasonable efforts to preserve intact our business organization and the goodwill of business relationships and to retain the services of our present officers and key employees.

Subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without LabCorp’s prior written consent (which cannot be unreasonably withheld, conditioned or delayed):

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock, voting securities or equity interests, except for the issuance of common stock upon the exercise of options or the vesting of RSU awards granted under the Company’s equity compensation plans that are outstanding as of the date of the merger agreement or upon the exercise of warrants;
•	redeem, purchase or otherwise acquire any outstanding shares of capital stock, voting securities or other equity interests of the Company or any of our subsidiaries;

•	declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock, except dividends by a direct or indirect wholly-owned subsidiary of the Company to its parent;
•	split, combine, subdivide or reclassify any shares of capital stock;
•	amend (including by reducing an exercise price or extending a term) or waive any rights under, or accelerate the vesting under, any provision of any equity compensation plan or the ESPP or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;
•	incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of our subsidiaries, other than indebtedness incurred under the Company’s current revolving line of credit with Square 1 Bank;
•	sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of our properties or assets (including securities of subsidiaries) to any person, except (i) as set forth on the Company disclosure schedule in connection with the merger agreement, (ii) dispositions of obsolete or worthless assets, or (iii) sales of properties or assets (excluding securities of subsidiaries) in the ordinary course of business consistent with the Company’s past practices and that are not material in amount or significance;
•	sell, transfer, license, lease, mortgage, encumber or otherwise dispose of or subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of our intellectual property, other than in the ordinary course of business and consistent with past practice;
•	acquire (i) by merger, consolidation, acquisition of all of or a substantial equity interest or otherwise any person or division, business or equity interest of any person, or (ii) any assets except in the ordinary course of business consistent with past practice;
•	make any material investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a direct or indirect wholly-owned subsidiary of the Company;
•	enter into, terminate or amend any material contract (subject to certain exceptions), enter into or extend the term or scope of any contract that purports to restrict the Company, or any existing or future subsidiary or affiliate of the Company, from engaging in any line of business, including in any geographic area, or amend or modify the Canaccord Genuity engagement letter;
•	pay any bonus or make any profit-sharing or similar payment to or increase the compensation of any of our directors, officers or employees, or enter into, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus, incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan for any stockholder, director, officer, other employee, consultant or affiliate, other than (x) as required pursuant to applicable law or the terms of the merger agreement or the agreements set forth in the Company disclosure schedule in connection with the merger agreement, and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;
•	make, revoke or change any material election concerning our taxes or tax returns, or settle or compromise any material tax claim, or waive or extend the statute of limitations in respect of any material tax (other than pursuant to extensions of time to file tax returns in the ordinary course of business);

•	make any changes in our financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;
•	amend or otherwise change our organizational documents or the organizational documents of our subsidiaries;
•	adopt any new stockholder rights or similar plans;
•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned subsidiaries of the Company);
•	pay, discharge, settle or satisfy any liabilities outside the ordinary course of business, subject to certain exceptions;
•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers, except for communications in the ordinary course of business that do not relate to the transactions contemplated by the merger agreement;
•	settle or compromise any material litigation, proceeding or investigation; or
•	agree, in writing or otherwise, to take any of the foregoing actions.

Solicitation of Takeover Proposals

From the date of the merger agreement until 11:59 p.m. Eastern Time on October 19, 2014, we, our subsidiaries and our representatives had the right to:

•	initiate, solicit, facilitate and encourage takeover proposals (as defined below), including by way of providing access to non-public information (subject to entering into an acceptable confidentiality agreement with each recipient); provided that any non-public information concerning the Company or its subsidiaries that is provided or made available by the Company to any person given such access which was not previously provided or made available to LabCorp must be provided to LabCorp substantially concurrently if such information is written, or otherwise, promptly thereafter (and in any event within 24 hours); and
•	enter into and maintain discussions or negotiations with respect to takeover proposals or any other proposals that could reasonably be expected to lead to a takeover proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

From the expiration of the go-shop period until the effective time or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our representatives shall not engage in or conduct, any existing discussions or negotiations with any person (other than any excluded party) with respect to a takeover proposal, and shall use reasonable best efforts to obtain the return from all such persons or cause the destruction of all copies of confidential information previously provided to such persons by the Company, our subsidiaries or our representatives.

From the expiration of the go-shop period until the effective time or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information, except as required by applicable law) any inquiries, proposals or offers from any person (other than an excluded party (as defined below)) with respect to, or that constitute, or that may reasonably be expected to lead to, any takeover proposal;
•	participate or engage in any discussions or negotiations with any third party (other than an excluded party) regarding any takeover proposal (other than communications solely directed at informing inquiring parties of the existence of the restrictions imposed on us that are described in this section);

•	enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal (other than an acceptable confidentiality agreement); or
•	release or permit the release of any person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has any rights.

At any time prior to receipt of the requisite stockholder approval, if the Company’s board of directors receives a bona fide unsolicited written takeover proposal after the expiration of the go-shop period from an excluded party or an unsolicited party that was made after the date of the merger agreement in circumstances not involving a breach of the merger agreement, and the Company’s board of directors (i) determines in good faith (after consultation with our outside legal counsel and financial advisor) that such takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined below), and (ii) determines in good faith, after consultation with its outside counsel, that the failure to take action in response to such proposal would, or would reasonably be expected to, result in a breach of the board’s fiduciary duties under applicable law, then the Company may, directly or indirectly through one or more representatives, participate in discussions and negotiations with, and may furnish any non-public information relating to the Company or any of its subsidiaries to the person making such takeover proposal, provided that (x) the Company enters into an acceptable confidentiality agreement with the person making such proposal, (y) the Company provides to LabCorp all non-public information provided to such person substantially concurrently (if written) or within 24 hours (if not written) if not previously provided to LabCorp, and (z) the Company gives not less than 24 hours prior written notice to LabCorp of its intention to take action in response to such proposal.

Beginning on October 4, 2014, the Company agrees to provide a written report to LabCorp every five business days during the go-shop period and a final written report on the next business day following the expiration of the go-shop period setting forth on a current basis (i) the number of persons contacted during the go-shop period, (ii) the number of persons that have affirmatively declined to receive information or enter into discussions regarding a takeover proposal, and (iii) the number of persons that have affirmatively expressed interest in receiving information or entering into discussions regarding a takeover proposal. Within one business day after any person has executed an acceptable confidentiality agreement, the Company will provide LabCorp with a written notice specifying the identity of such person. The Company also agrees to promptly advise LabCorp, orally and in writing within 24 hours, after receipt of a takeover proposal. In such notice to LabCorp, the Company agrees to indicate the identity of the person making such takeover proposal and the material terms and conditions of any takeover proposal (including copies of any written materials received from such person relating to the takeover proposal), and to keep LabCorp fully informed of all material developments affecting the status and terms of such takeover proposal.

In addition, at any time prior to obtaining the requisite stockholder approval, the Company’s board of directors may withdraw or modify (or propose publicly to withdraw or modify) in a manner adverse to LabCorp, its recommendation in favor of the merger or approve or recommend (or propose publicly to approve or recommend) a takeover proposal, if:

•	the board of directors determines, in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to change its recommendation would, or would be reasonably likely to, result in a breach of the fiduciary duties of the board of directors to the Company’s stockholders under applicable law;
•	the Company provides LabCorp prior written notice of its intention to consider changing its recommendation at least five days prior to making a recommendation change;
•	if the decision to make a recommendation change is in connection with a takeover proposal:
º	the Company must provide LabCorp with the material terms and conditions of the takeover proposal, including the identity of the party making such proposal and copies of relevant material documents within 24 hours after receipt of such proposal; and

º	after taking into account the advice of the Company’s outside legal counsel and its financial advisor, the board of directors determines, in good faith, that such takeover proposal is a superior proposal;
•	after delivery of the written notice of its intention to consider changing its recommendation, the Company must give LabCorp five days to propose revisions to the terms of the merger agreement (or make another proposal) and must negotiate in good faith with LabCorp with respect to such proposed revisions or other proposal; and
•	after considering the results of such negotiations and giving effect to the proposals made by LabCorp, if any, the board of directors continues to determine in good faith, after taking into account the advice of the Company’s outside legal counsel and financial advisor, that the failure to make a recommendation change would, or would be reasonably likely to, result in a breach of the fiduciary duties of the board of directors to the Company’s stockholders under applicable law, and, if the decision to make a change in recommendation is in connection with a takeover proposal, that the takeover proposal is a superior proposal.

Following receipt of the first takeover proposal, if the board of directors fails to make the determinations in the last bullet point above and the Company receives additional takeover proposals, the requirements listed above shall apply equally to all subsequent takeover proposals, except that the five-day notice periods will instead be 48 hours.

In this proxy statement a takeover proposal means any proposal, offer or indication of interest (whether in writing or otherwise) from any person or group (as defined in Section 13(d) of the Exchange Act), other than LabCorp and its subsidiaries, relating to any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable;
•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company;
•	tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company; or
•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries.

In this proxy statement an excluded party means any person that has made or delivered to the Company (or any of its representatives in their capacity as such), and not withdrawn or abandoned, a bona fide written takeover proposal on or prior to the expiration of the go-shop period which did not result from a material breach of the merger agreement and which the Company’s board of directors shall have determined in good faith, after consulting with the Company’s outside legal counsel and financial advisor, constitutes, or could reasonably be expected to lead to, a superior proposal.

In this proxy statement an unsolicited party means any person, other than LabCorp or its subsidiaries, that is not a person (i) with whom the Company, its subsidiaries or their representatives initiate discussions or negotiations during the go-shop period with respect to a takeover proposal, (ii) solicited by the Company, its subsidiaries or their representatives during the go-shop period with respect to a takeover proposal or (iii) to whom the Company, its subsidiaries or their representatives provide any non-public information concerning the Company or its subsidiaries during the go-shop period in order to encourage or facilitate the making of a takeover proposal by such person.

In this proxy statement a superior proposal means a bona fide written, fully-financed takeover proposal, obtained after the date of the merger agreement and not in breach of the merger agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity interests of the Company or 50% or greater of the assets of the Company and its subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company’s board of directors determines, in its good faith (after consultation with the Company’s outside legal counsel and financial advisor), to be more favorable to the Company’s stockholders from a financial point of view than the merger, taking into account at the time of determination all relevant factors, including any changes to the terms of the merger agreement that as of that time had been proposed by LabCorp in writing and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the expectation of obtaining required approvals).

Nothing in the merger agreement prohibits the Company’s board of directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a takeover proposal, if the board determines, in good faith, after consultation with outside legal counsel, that failure to so disclose such position would, or would be reasonably likely to, result in a violation of applicable laws; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a board recommendation change, unless, within two business days of such disclosure, the Company’s board of directors expressly reaffirms its recommendation in favor of the merger and the merger agreement or rejects such takeover proposal.

Government Approvals

We, LabCorp and Merger Sub have agreed to use commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing of the merger to be satisfied as promptly as practicable and to consummate the merger in the most expeditious manner practicable, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the merger.

We, LabCorp and Merger Sub have also agreed to cooperate and file with the FTC and the Antitrust Division of the DOJ a notification and report form relating to the merger agreement as required by the HSR Act as promptly as practicable following execution and delivery of the merger agreement (which was filed separately by the Company on October 6, 2014 and by LabCorp on October 3, 2014), and to respond promptly to any request for additional information or documentary material that may be made under the HSR Act, provided, however, that notwithstanding anything to the contrary contained in the merger agreement, in no event shall LabCorp or any of its affiliates be required or obligated to:

•	agree to or otherwise become subject to any limitations on LabCorp’s right effectively to control, operate, or exercise full rights of ownership of its business (including the business of the Company and its subsidiaries after completion of the merger) or assets (including the assets of the Company and its subsidiaries after completion of the merger);
•	agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of LabCorp or any of its affiliates or the business, assets or operations of the Company or its subsidiaries after completion of the merger; or
•	otherwise take any steps to avoid or eliminate any impediment that may be asserted under any law governing competition, monopolies or restrictive trade practices (including defending through litigation any claims asserted under the antitrust laws by any governmental authority relating to the consummation of the merger).

In regard to any governmental authority, neither the Company nor its subsidiaries may, without LabCorp’s prior written consent in LabCorp’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits LabCorp’s freedom of action with respect to, or LabCorp’s ability to retain any of the businesses, product or service lines or assets of, the Company or its subsidiaries after completion of the merger or otherwise limits LabCorp’s ability to receive the full benefits of the merger agreement.

Each of LabCorp and the Company will promptly inform the other party of the receipt of any material communication from any governmental authority regarding the merger or the merger agreement, subject to applicable law and any confidentiality restrictions imposed upon such party by such governmental authority with respect to such communications. Subject to applicable law, the parties will consult and cooperate with each other in connection with any interaction with government authorities relating to proceedings under the antitrust laws, and will provide to the Company’s or LabCorp’s outside antitrust counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions.

On October 14, 2014, the FTC granted early termination of the applicable waiting period. As a result, the condition to the closing of the merger relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied.

Indemnification and Insurance

For a period of not less than six years following the consummation of the merger, LabCorp will cause the surviving corporation to keep in effect in the certificate of incorporation and bylaws of the Company all provisions at least as favorable as the provisions in the certificate of incorporation and bylaws of the Company on the date of the merger agreement that provide for exculpation of director or officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company, except as limited by applicable law, and such provisions may not be amended during such six-year period except as either required by applicable law or to make changes permitted by applicable law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.

In addition, for a period of not less than six years following the consummation of the merger, LabCorp will cause the surviving corporation to maintain in effect the Company’s directors’ and officers’ liability insurance policies as of the date of the merger agreement (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or omissions occurring (or alleged to occur) prior to or at the closing date of the merger with respect to each current and former director and officer of the Company. In lieu of the foregoing, following consultation with LabCorp, the Company may purchase, prior to the consummation of the merger, a six-year “tail” prepaid directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the consummation of the merger covering each current and former director and officer of the Company. In the event that the Company purchases such a “tail” policy prior to the consummation of the merger, the obligations of LabCorp and the surviving corporation under this paragraph will be deemed satisfied, provided that LabCorp will cause the surviving corporation to use reasonable best efforts to maintain such “tail” policy in full force and effect and continue to honor the surviving corporation’s obligations thereunder.

Stockholder Litigation

The Company has agreed to give LabCorp the opportunity to participate in (but not control) the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the merger, subject to a customary joint defense agreement, and no such settlement will be agreed to without LabCorp’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

Employee Benefit Matters

Following the effective time of the merger, LabCorp has agreed to cause the surviving corporation to abide by, and perform its obligations under, the terms of the Severance Benefit Plan and under those existing written employment, consulting and compensation agreements or offer letters set forth in the Company’s disclosure schedule.

LabCorp has agreed to credit each employee of the Company and our subsidiaries who continues employment with the Company, LabCorp or its affiliates after consummation of the merger, for purposes of determining eligibility to participate in LabCorp’s benefit plans and for purposes of benefit accrual under LabCorp’s vacation and severance plans, with his or her years of service (or applicable portion thereof, as the case may be) with the Company, its subsidiaries or any ERISA affiliates, and any predecessor entities, to the same extent as such employee was entitled to credit for such service under any Company benefit plan prior to the continuing employee’s commencement of participation in a LabCorp benefit plan, subject to conditions and limitations set forth in the merger agreement.

The Company has agreed, if requested in writing by LabCorp at least five business days prior to the effective time of the merger, to take (or cause to be taken) all actions necessary or appropriate to terminate any Company benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, effective no later than the day immediately preceding the date on which the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as LabCorp. The Company has also agreed, if requested in writing by LabCorp at least five business days prior to the effective time of the merger, to take (or cause to be taken) all actions necessary, including the provision of notice to all insurance carriers and third party administrators (provided that LabCorp has submitted such written request to the Company prior to the date notice is required by such insurance carrier or third party administrator), to terminate other Company benefit plans, contingent upon the consummation of the merger, as requested by LabCorp.

Conditions to the Merger

The respective obligations of the Company, LabCorp and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly approved by our stockholders;
•	the waiting period (and any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated (early termination under the HSR Act was granted on October 14, 2014); and
•	no law, order (whether executive or otherwise), stay, decree, injunction, judgment or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal.

The obligations of LabCorp and Merger Sub to effect the merger are also subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	our representations and warranties with respect to our existence and organization, our corporate power and authority, the capitalization of the Company, our board of directors’ approval of the merger agreement and recommendation to our stockholders and the required vote of stockholders to adopt the merger agreement, the accuracy and completeness of our filings with the SEC, the fair presentation of our financial statements and certain regulatory and tax matters (i) that are qualified by materiality, Company material adverse effect or a similar qualifier must each be true and correct in all respects, and (ii) that are not so qualified must each be true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);
•	our representations and warranties in the merger agreement other than those described in the previous bullet point must be true and correct in all respects as of the date of the merger agreement and the closing date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), except to the extent breaches of those representations and warranties have not had, and would not reasonably be expected to have, a Company material adverse effect;

•	we must have performed and complied with in all material respects all of our obligations, agreements and covenants that are to be performed or complied with by us under the merger agreement at or prior to the effective time;
•	we must have delivered to LabCorp a closing certificate with respect to the foregoing conditions relating to representations, warranties, covenants and agreements; and
•	no Company material adverse effect will have occurred following the date of the merger agreement.

Our obligation to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	the representations and warranties made by LabCorp and Merger Sub in the merger agreement (i) that are qualified by materiality, LabCorp material adverse effect (as defined in the merger agreement) or a similar qualifier must each be true and correct in all respects, and (ii) that are not so qualified must each be true and correct in all material respects, in each case, as of the date of the merger agreement and the closing date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);
•	LabCorp and Merger Sub must have performed and complied with in all material respects all obligations, agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time; and
•	LabCorp shall have delivered to us a closing certificate with respect to the foregoing conditions relating to representations, warranties, covenants and agreements.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time only as follows:

•	by the mutual written consent of the Company and LabCorp duly authorized by their respective boards of directors;
•	by either of the Company or LabCorp if:
º	the merger has not been consummated on or before March 23, 2015 (but the right to terminate will not be available to a party if the failure to consummate the merger by such date was primarily due to the failure of such party to perform any of its obligations under the merger agreement, and, if the waiting period (and any extensions thereof) applicable to the merger under the HSR Act has not been terminated or expired as of March 23, 2015 and all other conditions to closing have been satisfied or capable of being satisfied upon satisfaction of the termination or expiration of such waiting period, then the period by which the merger must be consummated will be extended to June 21, 2015);
º	any law prohibits consummation of the merger or if any other law, order (whether executive or otherwise), stay, decree, injunction, judgment or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal and becomes final and nonappealable; or
º	our stockholders have not adopted the merger agreement at a special stockholders meeting (as it may be adjourned or postponed) at which a vote has been taken on the adoption of the merger agreement;
•	by LabCorp, if:
º	provided that LabCorp is not currently in material breach or has not currently failed to materially perform any of its covenants or agreements set forth in the merger agreement, the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of the associated condition to LabCorp’s or Merger Sub’s obligations to consummate the merger, and (ii) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from LabCorp of such breach or failure; or
º	at any time any of the following triggering events has occurred:
▪	the Company’s board of directors has effected a board recommendation change;
▪	the Company receives a tender or exchange offer for Company common stock that would, if consummated, result in a person or group becoming a beneficial owner of 20% or more of the Company’s outstanding common stock, and the Company’s board of directors fails to recommend that the Company’s stockholders not tender their shares in such tender or exchange offer;
▪	the Company enters into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement relating to any takeover proposal (other than an acceptable confidentiality agreement);
▪	the Company fails to include the board of directors’ recommendation that the Company’s stockholders adopt the merger agreement in its proxy statement;
▪	the Company’s board of directors resolves to take any action in the preceding bullet points;
▪	the Company materially breaches the solicitation provisions of the merger agreement as discussed above in “— Solicitation of Takeover Proposals”; or
▪	the Company’s board of directors fails to publicly reconfirm its recommendation in favor of the merger within three days after receipt of a written request from LabCorp to do so;
•	by the Company if:
º	provided that the Company is not currently in material breach or has not currently failed to materially perform any of its covenants or agreements set forth in the merger agreement, LabCorp or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of the associated condition to the Company’s obligation to consummate the merger, and (ii) is incapable of being cured, or is not cured, by LabCorp within 30 calendar days following receipt of written notice from the Company of such breach or failure; or
º	at any time prior to the adoption of the merger agreement by our stockholders, if:
▪	the Company board of directors has effected a board recommendation change in response to a superior proposal received from an excluded party or unsolicited party, in compliance with the obligations discussed above in “— Solicitation of Takeover Proposals”;
▪	the Company pays LabCorp the termination fee discussed below in “— Termination Fee Payable by the Company”; and
▪	promptly following termination of the merger agreement by the Company, the Company enters into a definitive agreement to effect the superior proposal or otherwise consummates the superior proposal transaction.

Fees and Expenses

Except as set forth below, all fees and expenses incurred in connection with the merger agreement will be paid by the party or parties incurring the expense whether or not the merger is consummated.

Termination Fee Payable by the Company

We must pay a termination fee to LabCorp under the following circumstances:

•	if the Company has terminated the merger agreement in order to consummate a transaction contemplated by a superior proposal;
•	if LabCorp has terminated the merger agreement because any of the trigger events described above have occurred, or because the Company materially breaches its non-solicitation obligations or its obligations to prepare and file this proxy statement and call the special stockholders’ meeting required to adopt the merger agreement;
•	in the event that:
º	the merger agreement is terminated by the Company or LabCorp pursuant to the termination provisions providing for termination as a result of failure to consummate the merger before March 23, 2015 (or June 21, 2015 if extended as described above while awaiting termination of the waiting period under the HSR Act (early termination under the HSR Act was granted on October 14, 2014)) (but only if a stockholder vote to adopt the merger agreement has not been held); and
º	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal;
•	in the event that:
º	prior to the termination of the merger agreement, a takeover proposal has been made known to the Company or has been made directly to the stockholders of the Company generally or any person has publicly announced an intention to make a takeover proposal;
º	the merger agreement is terminated by the Company or LabCorp pursuant to the termination provisions providing for termination as a result of failure of the Company’s stockholders to adopt the merger agreement; and
º	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal;
•	in the event that:
º	prior to the termination of the merger agreement, a takeover proposal has been made known to the Company or has been made directly to the stockholders of the Company generally or any person has publicly announced an intention to make a takeover proposal;
º	the merger agreement is terminated by LabCorp pursuant to the termination provisions providing for termination as a result of the Company’s breach or failure to perform any of its representations, warranties, covenants or agreements in the merger agreement (other than a material breach by the Company of its non-solicitation obligations or its obligations to prepare and file this proxy statement and call the special stockholders’ meeting required to adopt this merger agreement); and
º	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal.

The termination fee payable by us is $2,560,000, unless we terminate the merger agreement prior to the expiration of the go-shop period based on a superior proposal received from an excluded party, in which case the termination fee payable by us is $1,700,000. We have also agreed to reimburse LabCorp for up to $500,000 of its reasonable out-of-pocket expenses in connection with the merger agreement under circumstances where the termination fee is payable. Payment of the termination fee and expense reimbursement is LabCorp’s and Merger Sub’s exclusive remedy for any termination of the merger agreement under circumstances where the termination fee is payable.

Amendment or Supplement

At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects, whether before or after the adoption of the merger agreement by the Company’s stockholders, by written agreement of the parties to the merger agreement, by action taken by the parties’ respective boards of directors; provided, however, that following the adoption of the merger agreement by the Company’s stockholders, there may be no amendment or change to the provisions of the merger agreement which by law would require further approval by the Company’s stockholders without such approval.

MARKET PRICE OF COMMON STOCK

The Company’s common stock has been publicly traded on the NASDAQ Global Market under the symbol “LPDX” since January 25, 2013. Prior to that time, there was no public market for the common stock. The number of registered stockholders of record of the Company’s common stock as of October 14, 2014 was 183. The table below shows, for the periods indicated, the high and low sales price per share of the common stock since January 25, 2013, as reported by NASDAQ.

	Price Range
	High	Low
Fiscal 2014:
Fourth quarter (through October 17, 2014)	$5.28	$5.18
Third quarter	5.22	2.80
Second quarter	3.56	2.92
First quarter	4.74	2.96
Fiscal 2013:
Fourth quarter	$5.19	$3.50
Third quarter	7.37	4.71
Second quarter	10.50	5.55
First quarter (from January 25, 2013)	11.84	9.07

The closing price of the common stock on NASDAQ on September 24, 2014, the last trading day prior to the public announcement of the execution of the merger agreement, was $3.19 per share of common stock. On October 17, 2014, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on NASDAQ was $5.21 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

We have never declared or paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of the agreements governing our credit facility.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 14, 2014 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors serving at October 14, 2014, as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the stockholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of October 14, 2014 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 15,348,682 shares outstanding on October 14, 2014, adjusted as required by rules promulgated by the SEC.

Unless otherwise noted, the address for each director and executive officer is c/o LipoScience, Inc., 2500 Sumner Boulevard, Raleigh, NC 27616.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Beneficial owners of 5% or more of the outstanding common stock:
Laboratory Corporation of America Holdings(1)	2,709,300	17.7%
Entities affiliated with Three Arch Capital(1)(2)	1,855,088	12.1
Entities affiliated with Deerfield Management Company, L.P.(3)	1,382,350	9.0
Entities affiliated with SightLine Partners(1)(4)	854,212	5.6
Entities affiliated with Armistice Capital, LLC(5)	786,000	5.1
Named executive officers:
Howard B. Doran(6)	59,494	*
Lucy G. Martindale(7)	158,155	1.0
Richard O. Brajer(8)	161,385	1.1
Timothy J. Fischer(9)	—	—
Other directors:
Buzz Benson(4)(10)	871,893	5.7
Jeffrey T. Barber(11)	19,539	*
Robert J. Greczyn, Jr.(12)	108,908	*
James R. Hurley(13)	26,917	*
Daniel J. Levangie(14)	61,135	*
Roderick A. Young(2)(15)	12,335	*
Joseph S. Zakrzewski(16)	4,477	*
All directors and current executive officers as a group (14 persons)(17)	2,184,307	13.8%

*	Represents beneficial ownership of less than 1%.
(1)	This information is derived from a Schedule 13D filed with the SEC on October 3, 2014. LabCorp may be deemed to possess shared voting and dispositive power over 2,709,300 shares of the Company’s common stock by virtue of the voting agreements with the entities affiliated with Three Arch Capital and SightLine Partners described in the section of this proxy statement entitled “The Merger — Voting Agreements.” LabCorp disclaims beneficial ownership of such shares. LabCorp’s address is 358 South Main Street, Burlington, NC 27215.

(2)	The number of shares beneficially owned consists of 1,771,348 shares of common stock held by Three Arch Capital, L.P. (“TAC”) and 83,740 shares of common stock held by TAC Associates, L.P. (“TACA”). TAC Management, L.L.C. (“TACM”), the general partner of TAC and TACA, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by TAC and TACA. Wilfred Jaeger and Mark Wan are the managing members of TACM and may be deemed to have shared power to vote and shared power to dispose of shares directly owned by TAC and TACA. This information is derived from a Schedule 13G filed with the SEC on February 13, 2014. Roderick Young, one of our directors, was a venture partner with Three Arch Partners, but he does not have beneficial ownership over the shares held by TAC and TACA. The address for these beneficial owners is 3200 Alpine Road, Portola Valley, CA 94028.
(3)	This information is derived from a Schedule 13G/A filed with the SEC on February 14, 2014. The number of shares beneficially owned consists of 623,440 shares of common stock held by Deerfield Special Situations Fund, L.P. and 758,910 shares of common stock held by Deerfield Special Situations International Master Fund, L.P., of which Deerfield Mgmt, L.P. is the general partner and Deerfield Management Company, L.P. is the investment advisor. Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and James E. Flynn may be deemed to have shared voting and dispositive power over the shares held by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. The address for these beneficial owners is 780 Third Avenue, 37th Floor, New York, NY 10017.
(4)	This information is derived from a Schedule 13G filed with the SEC on February 20, 2014. The number of shares beneficially owned consists of 592,661 shares of common stock held by SightLine Healthcare Fund III, L.P.; 100,057 shares of common stock held by SightLine Healthcare Opportunity Fund, LLC; and 161,494 shares of common stock held by SightLine Healthcare Vintage Fund, L.P. Buzz Benson, a director of the Company, Joseph Biller, Maureen Harder, and Scott Ward are managing directors of SightLine Partners LLC, which is the general partner of SightLine Healthcare Management III, L.P., which is the general partner of SightLine Healthcare Fund III, L.P. SightLine Partners LLC is also the manager of SightLine Opportunity Management, LLC, which is the manager of SightLine Healthcare Opportunity Fund, LLC. SightLine Partners LLC is also the manager of SightLine Vintage Management, LLC, which is the general partner of SightLine Healthcare Vintage Fund, L.P. Each of Buzz Benson, Joseph Biller, Maureen Harder, Scott Ward, SightLine Partners LLC, and SightLine Healthcare Management III, L.P. may be deemed to share voting and dispositive power over the shares held by SightLine Healthcare Fund III, L.P. Each of Buzz Benson, Joseph Biller, Maureen Harder, Scott Ward, SightLine Partners LLC, and SightLine Opportunity Management, LLC may be deemed to share voting and dispositive power over the shares held by SightLine Healthcare Opportunity Fund, LLC. Each of Buzz Benson, Joseph Biller, Maureen Harder, Scott Ward, SightLine Partners LLC, and SightLine Vintage Management, LLC may be deemed to share voting and dispositive power over the shares held by SightLine Healthcare Vintage Fund, L.P. The address for these beneficial owners is 8500 Normandale Lake Boulevard, Suite 1070, Bloomington, MN 55437.
(5)	This information is derived from a Schedule 13G filed with the SEC on March 20, 2014. The number of shares beneficially owned consists of 786,000 shares of common stock held by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd, the Managing Member of Armistice Capital, LLC, each of which may be deemed to have shared voting and dispositive power. The address for these beneficial owners is 237 Park Avenue, 9th Floor, New York, NY 10017.
(6)	Consists of shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014.
(7)	Consists of 83,396 shares of common stock and 74,759 shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014.
(8)	Mr. Brajer resigned from his position as our President and Chief Executive Officer and a member of the board of directors effective August 1, 2013.
(9)	Mr. Fischer, former Chief Operating Officer of the Company, separated from the Company effective May 1, 2014.
(10)	Consists of 854,212 shares of common stock beneficially owned by entities affiliated with Sightline Partners, as referenced in note 3 above, 4,817 shares of common stock owned by Mr. Benson, 9,655 shares of common stock underlying Mr. Benson’s options that are vested and exercisable within 60 days of October 14, 2014, and 3,209 shares of common stock underlying Mr. Benson’s RSU awards that are scheduled to vest within 60 days of October 14, 2014.

(11)	Consists of 4,389 shares of common stock, 12,911 shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014, and 2,239 shares of common stock underlying RSU awards that are scheduled to vest within 60 days of October 14, 2014.
(12)	Consists of 21,329 shares of common stock, 85,340 shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014, and 2,239 shares of common stock underlying RSU awards that are scheduled to vest within 60 days of October 14, 2014.
(13)	Consists of 9,814 shares of common stock, 14,864 shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014, and 2,239 shares of common stock underlying RSU awards that are scheduled to vest within 60 days of October 14, 2014.
(14)	Consists of 13,360 shares of common stock, 45,536 shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014, and 2,239 shares of common stock underlying RSU awards that are scheduled to vest within 60 days of October 14, 2014.
(15)	Consists of 3,360 shares of common stock, 6,736 shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014, and 2,239 shares of common stock underlying RSU awards that are scheduled to vest within 60 days of October 14, 2014.
(16)	Consists of 2,238 shares of common stock and 2,239 shares of common stock underlying RSU awards that are scheduled to vest within 60 days of October 14, 2014.
(17)	Includes shares beneficially owned by all directors and current executive officers of the Company. The number of shares beneficially owned consists of 1,651,408 shares of common stock, 516,256 shares of common stock underlying options that are vested and exercisable within 60 days of October 14, 2014, and 16,643 shares of common stock underlying RSU awards that are scheduled to vest within 60 days of October 14, 2014.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of common stock and to receive payment in cash for the fair value of your common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $5.25 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of common stock before the stockholder vote on the proposal to adopt the merger agreement at the special meeting, which must reasonably inform us of the identity of the holder of record of the common stock who intends to demand appraisal of his, her or its shares of common stock; and (ii) you must not vote in favor of or submit a proxy in favor of the proposal to adopt the merger agreement at the special meeting. Please note that a vote against the proposal to adopt the merger agreement is not sufficient notice to the Company that you are exercising your appraisal rights.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock. A holder of shares of common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time.

Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement at the special meeting or abstain from voting on the proposal to adopt the merger agreement at the special meeting. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement at the special meeting.

All demands for appraisal should be addressed to LipoScience, Inc., 2500 Sumner Boulevard, Raleigh, NC 27616, Attention: Corporate Secretary, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he, she or it does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the stockholder of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time, the surviving corporation in the merger must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective time of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of his, her or its shares of common stock and who hold common stock represented by stock certificates to submit his, her or its stock certificates to the Registry in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not in any manner address, fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation of the merger. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such stockholder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $5.25 per share cash payment (without interest) for his, her or its shares of common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to consider pursuing appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the Company’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file reports with the SEC on account of the common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. If the merger is not completed prior to such time as we would be required under the DGCL to hold an annual meeting of stockholders in 2015, we would hold a 2015 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

If you wish to submit a proposal for inclusion in our proxy statement and related form of proxy for our annual meeting of stockholders in 2015, your proposal must be received by our Corporate Secretary at our principal executive offices located at 2500 Sumner Boulevard, Raleigh, NC 27616, not later than December 30, 2014.

If you wish to nominate an individual for election at, or bring business, other than through a stockholder proposal, before the 2015 annual meeting of stockholders, you should deliver your notice to our Corporate Secretary at the address above between February 11, 2015 and March 13, 2015. Your notice to the Corporate Secretary must set forth your name and address, and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before the annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest you have in such business. If you propose to nominate an individual for election as a director, your notice shall also set forth, as to each person whom you propose to nominate for election as a director, the following: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition and (v) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the person’s written consent to being named as a nominee and to serving as a director if elected). We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on January 30, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement and the documents referred to in this proxy statement, at our corporate website at www.liposcience.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, without charge, by contacting LipoScience, Inc., Attention: Corporate Secretary, 2500 Sumner Boulevard, Raleigh, NC 27616. The documents may also be obtained from our proxy solicitor, Georgeson, by calling toll-free at (800) 509-0957.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are LipoScience stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or LipoScience. Direct your written request to LipoScience’s Corporate Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616 or contact Annie C.W. Poulos at 919-256-1245. Stockholders who currently receive multiple copies of proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 20, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of September 24, 2014

among

Laboratory Corporation of America Holdings

Bear Acquisition Corp.

and

LipoScience, Inc.

The Merger Agreement contains representations and warranties by the parties thereto. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Merger Agreement (provided that any specific facts that contradict the representations and warranties in the Merger Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 24, 2014 (this “Agreement”), is among Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), Bear Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and LipoScience, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Merger, shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) shall be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined herein) in the manner and on the terms and subject to the conditions set forth herein; and

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently herewith certain stockholders of the Company are executing voting agreements in favor of Parent (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I THE MERGER

Section 1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the DGCL as a wholly-owned Subsidiary of Parent.

Section 1.2 Closing.

Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time.

Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the DGCL and duly executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “ Effective Time”).

Section 1.4 Effects of the Merger.

The Merger shall have the effects set forth in applicable provisions of Delaware law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Subject to Section 5.7(b), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation.

The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Subsequent Actions.

If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK;
EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS

Section 2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock (“Shares”) or of any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Company and Parent-Owned Stock.  Any Shares that are owned by the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time, and any Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive an amount in cash, without interest, equal to $5.25 (the “Merger Consideration”). The Shares that are so converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c) are referred to herein as the “Merger Shares.”

(d) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing or who otherwise did not validly waive their right to appraisal) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such stockholder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.2 Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in connection with the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit the aggregate Merger Consideration to which holders of Merger Shares shall become entitled pursuant to Section 2.1(c) with the Paying Agent, for the benefit of the holders of the Merger Shares outstanding immediately prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b) Payment Procedures.  Promptly after the Effective Time, but in any event no later than five business days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Merger Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Certificates”) and to any uncertificated Merger Shares held in book-entry form (“Uncertificated Shares”) shall pass, only upon delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent, and which shall be in such form and shall have such other provisions as is customary) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for payment of the Merger Consideration. Upon (i) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may require) in the case of book-entry transfer of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive promptly in exchange therefor the Merger Consideration, without interest, for each Merger Share formerly represented by such Certificate or Uncertificated Share, and the Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Shares is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and (y) the Person requesting such payment shall have paid any transfer and other Taxes (other than income Taxes) required by reason of the payment of the Merger Consideration in respect thereof or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Capital Stock.  The Merger Consideration paid in respect of the Merger Shares upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Merger Shares previously represented by such Certificates or Uncertificated Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Merger Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration to be paid in consideration therefor, without interest, upon compliance with the provisions of Section 2.2(b) or as otherwise provided by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount and upon such customary terms as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Merger Shares formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund.  At any time following 12 months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Merger Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or transfer of any Uncertificated Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration, the Stock Option Payments and the Company RSU Payments otherwise payable to a holder of Merger Shares, Options or Company RSUs, as applicable, pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld, (i) Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall remit such withheld amounts to the applicable Governmental Authority, and (ii) the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Equity Awards.

(a) Options.  Prior to the Effective Time, the Company shall take all actions necessary to provide that (i) each Option outstanding as of the Closing Date shall be fully vested and exercisable prior to the Effective Time and (ii) each Option outstanding under the Company Stock Plans immediately prior to the Effective Time shall be canceled and terminated and of no further force or effect as of the Effective Time and, unless exercised prior to the Effective Time, shall, to the extent the exercise price thereof is less than the Merger Consideration, instead represent solely the right to receive from the Company payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(g)) of an amount equal to the product of (A) the total number of shares of Company Common Stock subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option (each such amount payable hereunder, if any, or any other amount paid in respect of an Option, a “Stock Option Payment”). Parent shall (or shall cause the Company to) pay the Stock Option Payments, if any, promptly following the Effective Time to the persons entitled thereto, which in the case of Stock Option Payments in respect of Options held by the Company’s current or former employees or directors shall be made in accordance with the Company’s standard payroll practices. Prior to the Effective Time, the Company shall take all actions necessary to provide holders of Options with written notice that (i) their Options may be fully exercised prior to the Effective Time and (ii) as of the Effective Time, all Options shall be canceled and terminated and of no further force or effect as described in this Section 2.3(a).

(b) Company RSUs.  At the Effective Time, each outstanding Company RSU, whether vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, and Parent shall (or shall cause the Company to) pay, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of Shares subject to such Company RSUs (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(g)); provided that payment in respect of Company RSUs that have been deferred, if any, will be made in accordance with the terms of such award and the applicable deferral election made by the holder thereof (each such amount payable hereunder, if any, or any other amount paid in respect of a Company RSU, a “Company RSU Payment”). In the event that the immediate payment of the amounts contemplated above in respect of the Company RSUs would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) Warrants.

(i) At the Effective Time, the Surviving Corporation shall assume the obligations of the Company under each Assumed Warrant such that each Assumed Warrant shall thereafter be converted into a right to receive, upon exercise of such Assumed Warrant and payment of the exercise price thereof, a cash amount equal to the Warrant Consideration for each share of Company Common Stock subject to such Assumed Warrant and for which such Assumed Warrant has been exercised. The “Warrant Consideration” shall mean, with respect to any share of Company Common Stock issuable under a particular Assumed Warrant, an amount equal to the Merger Consideration.

(ii) Pursuant to the terms of the Non-Assumed Warrants, promptly after the date of this Agreement (and no less than fifteen (15) days prior to the Closing Date), the Company shall provide each holder of a Non-Assumed Warrant with written notice that, if such holder does not exercise the Non-Assumed Warrant prior to the Effective Time, such Non-Assumed Warrant will expire upon the Effective Time. Prior to the Effective Time, the Company shall take all other actions necessary to cause the Non-Assumed Warrants to terminate as of the Effective Time, including, but not limited to any other actions required under the terms of the Non-Assumed Warrants.

(d) Treatment of the ESPP.  Following the date of this Agreement, (i) the Company shall not offer or grant any purchase rights under the ESPP; (ii) no offering or purchase period shall be permitted under the ESPP; and (iii) the ESPP shall be terminated immediately as of the Effective Time.

(e) Corporate Action.  Prior to the Effective Time, the Company shall take all actions necessary to terminate all the Company Stock Plans effective at or prior to the Effective Time that have not previously been terminated. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company shall not, at the Effective Time, be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and Merger Sub, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof other than (i) the Stock Option Payment, if any, (ii) the Company RSU Payment, if any, (iii) the Warrant Consideration, if any, or (iv) any Dissenting Stockholder’s right to receive payment of the fair value of Dissenting Shares, if any.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement and signed by an authorized officer of the Company solely in his or her capacity as an officer of the Company (the “Company Disclosure Schedule”), with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule corresponding to this Article III shall be deemed to be disclosed with respect to any other section or subsection of this Article III to the extent such disclosure is accompanied by an appropriate cross reference to such other section or subsection or to the extent that it is reasonably apparent from a reading of the text of such disclosure as set forth in the Company Disclosure Schedule (and without reference to the contents of any Contract or document or other materials referenced in such disclosure) that such disclosure also qualifies or applies to such other section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect that (i) is materially adverse to, or has a material adverse effect on, the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; or (ii) prevents or materially adversely affects the Company’s ability to perform its obligations under this Agreement or to consummate the Transactions, excluding any such event, circumstance, change, occurrence or effect arising out of, resulting from or attributable to: (A) acts of war or major armed hostilities, sabotage, or terrorism or any escalation or worsening of any acts of war, major armed hostilities, sabotage or terrorism; (B) compliance with the terms of, or the taking of any action required by, this Agreement; (C) changes in Laws (other than changes that have a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business) or GAAP; (D) any change in the price or trading volume of the Company Common Stock in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect); (E) any change in any analyst rating of the Company in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect); (F) the announcement of the Transactions or the taking of any action pursuant to this Agreement or otherwise with the written consent of Parent, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or any other Person with whom the Company has any relationship; (G) changes generally affecting the industries in which the Company and its Subsidiaries operate (other than changes that have a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business); (H) any change generally affecting the economy, financial or securities markets or political or economic conditions, or regulatory conditions (other than changes in regulatory conditions that have a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business) in any geographic region in which the Company conducts business (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect) and (I) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or predictions of revenue, earnings or other financial measure (it being understood that the circumstances underlying such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect).

(b) The Company does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered or made available to Parent correct and complete copies of its certificate of incorporation and bylaws, as amended (the “Company Charter Documents”), and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions in any material respect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the stock referred to in clause (ii) “Preferred Stock”).

(b) At the close of business on September 23, 2014, (i) 15,294,727 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,748,612 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,502,957 shares of Company Common Stock were subject to outstanding Options granted under the Equity Compensation Plans, 662,759 shares of Company Common Stock were subject to outstanding Company RSUs granted under the Equity Compensation Plans and 394,388 shares of Company Common Stock were reserved for issuance pursuant to the ESPP (provided that there are no outstanding purchase rights or outstanding contributions to fund the exercise of a purchase right under the ESPP)), (iv) 78,741 shares of Company Common Stock were reserved for issuance upon the exercise of the Warrants, and (v) no shares of Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a correct and complete list, as of September 18, 2014, of all outstanding Options, Company RSUs or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, and, for each such Option, Company RSU or other right, (i) the Company Stock Plan under which issued, (ii) the number of shares of Company Common Stock subject thereto, (iii) the grant date and exercise price thereof, as applicable, and (iv) the name of the holder thereof. No Options, Company RSUs or other rights to purchase or receive any shares of Company Common Stock or other equity securities of the Company are outstanding under any Company Stock Plan, other than the Equity Compensation Plans.

(d) The Company has delivered or made available to Parent complete and accurate copies of the Warrants, and except for the Warrants, no other warrants for shares of the Company Common Stock or Preferred Stock are outstanding.

(e) Since January 31, 2013, the Company has not declared or paid any dividend or declared or made any distribution on any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Since January 31, 2013, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to (i) the exercise of Options issued under the Equity Compensation Plans or (ii) the vesting of Company RSUs.

(f) Except (i) as set forth above in this Section 3.2 or (ii) as otherwise expressly permitted by Section 5.1 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company or representing the right to purchase or otherwise receive any Company Common Stock.

(g) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject to the receipt of Company Stockholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board of Directors and except for obtaining the Company Stockholder Approval for adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Voting Agreements, the Merger and the other Transactions are advisable, fair to, and in the best interest of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreements and the Transactions, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement ((i), (ii), and (iii) being referred to collectively as the “Company Board Recommendation”).

(c) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) except as set forth in Section 3.3(c) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract, Company License or Environmental Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4 Governmental Approvals, Filings and Consents.

Except as set forth on Section 3.4 of the Company Disclosure Schedule and for consents, approvals, filings and/or notices pursuant to or required by (a) the SEC, including (1) a proxy statement relating to the Company Stockholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and (2) any other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (b) the rules and regulations of the NASDAQ, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the HSR Act and Applicable Foreign Competition Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 3.5 Company SEC Documents; Undisclosed Liabilities; Related Matters.

(a) The Company has timely filed and furnished all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Company with the SEC since January 30, 2013 (collectively, and together with all documents incorporated by reference therein, but excluding any exhibits filed therewith to the extent the information set forth therein is not incorporated by reference into such report, schedule, form, prospectus, registration, proxy or other statement, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) and if later amended or superseded, then as of the date of such later filing, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents.

(b) None of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by SEC rules and regulations, including Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(d) Except as set forth on Section 3.5 of the Company Disclosure Schedule, since January 30, 2013, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) The management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to reasonably ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company in a manner that allows timely decisions regarding required disclosure.

(f) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is effective in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are made in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of the Company, the Company has not received any complaints regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. To the Knowledge of the Company, the Company has not identified any currently existing material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when due.

(g) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h) The date of each Option and Company RSU that is reflected in the Company’s books and records is the actual date of grant thereof (as determined under GAAP). The financial statements of the Company included in the Company SEC Documents fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any Option or Company RSU.

(i) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Company Balance Sheet” and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2014, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that are immaterial in amount or significance to the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole, (iii) incurred in connection with the Transactions or (iv) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes or Events.

Since the Balance Sheet Date, (a) there has not been any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, except as otherwise permitted or required by this Agreement after the date of this Agreement; (c) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision; and (d) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any tangible asset of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Legal Proceedings.

Except as set forth on Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority. Except as set forth on Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently subject to any settlement agreement or stipulation with respect to any legal, administrative, arbitral or other proceeding, claim, suit or action.

Section 3.8 Compliance With Laws; Regulatory Matters.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, the Company is not now, and since September 30, 2011 has not been, in default or violation of any Law applicable to the Company or by which any property or asset of the Company is bound, including, (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn, and all regulations promulgated thereunder (known as the “Stark Law”), (ii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), and all regulations promulgated thereunder (known as the “Anti-Kickback Statute”), (iii) the Federal False Claim Act, 31 U.S.C. §3729, and all regulations promulgated thereunder, (iv) the Occupational Safety and Health Act, and all regulations promulgated thereunder that apply to the Company or its business (known as “OSHA”), (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., and all regulations promulgated thereunder, (vi) the Clinical Laboratory Improvement Amendments,

42 C.F.R. Part 493, and all regulations promulgated thereunder (“CLIA”), (vii) applicable Laws of the United States Drug Enforcement Administration (“DEA”), (viii) state anti-kickback, fee-splitting and patient brokering Laws, (ix) Information Privacy and Security Laws, and (x) state Laws governing self-referral and the licensure and operation of clinical laboratories.

(b) Neither the Company nor the officers, directors, managing employees or agents of the Company nor, to the Knowledge of the Company, any other employees of the Company, have engaged in any activities which are cause for criminal or material civil penalties against, or mandatory or permissive exclusion of, the Company from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the Federal Employees Health Benefits program statute, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations.

(c) The Company’s past and present collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information comply with, and have not violated, (i) any and all applicable Laws, including Information Privacy and Security Laws, (ii) business associate agreements to which the Company is a party, (iii) any Person’s right of publicity and (iv) each of the Company’s privacy policies. To the extent required by applicable Law, the Company has posted in accordance with Information Privacy and Security Laws a privacy policy governing its use of Personal Information on its website and has complied at all times with such privacy policy.

(d) Section 3.8(d) of the Company Disclosure Schedule contains a true, correct and complete list of all material federal, state, county or local permits (including, without limitation, 510(k) clearances, Medicare, Medicaid and other provider numbers, state laboratory licenses, CLIA and DEA certifications and other permits (other than Environmental Permits)) that have been issued to the Company and that are currently in effect (the “Company Licenses”), and these Company Licenses constitute all the material permits necessary for the conduct of the Current Company Business and use of the Company Facilities as currently used. Each Company License is valid and in full force and effect. To the Knowledge of the Company, the Company is in compliance in all material respects with all terms and conditions of the Company Licenses. There is no investigation or proceeding pending or, to the Knowledge of the Company, threatened that could result in the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, none of the Company Licenses shall be adversely affected in any material respect by the consummation of the Transactions.

(e) The Company is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. §360, 21 C.F.R. Part 807. All submissions made by Company or by any third party on behalf of the Company in connection with any Company Products to any Governmental Authority were when made, and as of the Closing Date will be, accurate and complete in all material respects.

(f) Since September 30, 2011, the Company has not received any Food and Drug Administration (“FDA”) Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of the Company, requests or requirements to make changes to the operations of the Current Company Business or the Company Products, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Current Company Business or Company Products and alleging or asserting noncompliance with any applicable Laws, permits or such requests or requirements of a Governmental Authority.

(g) To the Knowledge of the Company, all studies, tests and preclinical and clinical trials in respect of the Current Company Business and Company Products being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Authority, including the FDA, are being or have been conducted in material compliance with all applicable Laws and guidance of the FDA, including the FDA’s Good Laboratory Practices regulations, and regulations and guidance restricting the use and disclosure of individually identifiable health information.

(h) To the Knowledge of the Company, the Company is not the subject of any pending or threatened investigation in respect of the Company’s business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Current Company Business or the Company Products that would provide a reasonable basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither the Company nor, to the Knowledge of the Company, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Law. To the Knowledge of the Company, no debarment proceedings or investigations in respect of the Current Company Business or Company Products are pending or threatened against the Company or any of its officers, employees or agents.

(i) To the Knowledge of the Company, there are no investigations, suits, claims, actions or proceedings against or affecting the Company pending or threatened, relating to or arising under (i) the FDCA or the regulations of the FDA promulgated thereunder or similar Laws, or (ii) Information and Privacy Security Laws, including alleging a violation of any Person’s rights under any Information Privacy and Security Laws or the Company’s former or current published privacy policies. The Company has not received any notices from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations. The Company has not acted and is not acting in a manner that would reasonably be expected to trigger a notification or reporting requirement under any applicable Law or business associate agreement to which the Company is a party, or any Information Privacy and Security Laws related to the disclosure of Personal Information.

(j) Except as set forth in Section 3.8(j) of the Company Disclosure Schedule, there are no pending, concluded, since January 1, 2012, or, to the Knowledge of the Company, threatened investigations, suits, claims, actions or proceedings relating to the Company’s participation in any payment program, including without limitation, Medicare, Medicaid, and private third party payor programs (“Payment Programs”). The Company is not subject to, nor, since September 30, 2011, has the Company been subjected to, any pre-payment utilization review or other utilization review by any Payment Program. Except as set forth in Section 3.8(j) of the Company Disclosure Schedule, no Payment Program is currently requesting or has requested since September 30, 2011 or, to the Knowledge of the Company, is threatening or has since September 30, 2011 threatened any recoupment, refund, or set-off from the Company in excess of $10,000. Since September 30, 2011, no Payment Program has imposed a fine, penalty or other sanction on the Company. Since September 30, 2011, the Company has not been excluded from participation in any Payment Program. All billing practices of the Company with respect to all Payment Programs have been in compliance with all Laws applicable to the Company in all material respects.

(k) The negotiation, execution and consummation of the Transactions will not breach or otherwise violate any applicable Information Privacy and Security Laws, or the Company’s executed HIPAA business associate agreements or current published privacy policy.

(l) Complete and accurate copies of the compliance policies and/or procedures and privacy notices of the Company relating to Information Privacy and Security Laws have been furnished or made available to Parent. All of the Company’s employees who have access to Personal Information that is subject to Information Privacy and Security Laws have received training with respect to compliance with Information Privacy and Security Laws.

(m) The Company has taken reasonable measures consistent with reasonable industry practices and in compliance with applicable Laws including Information Privacy and Security Laws to ensure that Personal Information is protected against loss and unauthorized access, acquisition, use, modification, disclosure or other misuse, and there has been no known unauthorized access, acquisition, use, disclosure, compromise or other misuse of such Personal Information.

(n) The Company has performed a HIPAA security rule risk assessment as required by 45 C.F.R. 164.308(a)(1)(ii)(A), including an assessment as required by 45 C.F.R. 164.306(d)(3), taking into account the factors set forth in 45 C.F.R. 164.306(a), (b), and (c) and created and maintained documentation in accordance with 45 C.F.R. 164.316 (the “Security Risk Assessment”). The Company has addressed and remediated all threats and deficiencies identified in the Security Risk Assessment in accordance with HIPAA.

Section 3.9 Information in Proxy Statement.

The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.10 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return) other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP.

(b) To the Knowledge of the Company, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Company Balance Sheet.

(c) The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

(d) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(g) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received by the Company or any of its Subsidiaries.

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, or whether alone or in connection with any other event, could reasonably be expected to give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the Company has delivered or made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(j) As of the Closing, neither the Company nor any of its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(k) There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(n) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(o) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service (“IRS”) with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(p) The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(q) The unpaid Taxes of the Company and its Subsidiaries (A) did not as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(r) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other employee benefit plans, pensions (including any annuities), policies, agreements, arrangements, payroll practices, or benefits with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, including (A) employment, individual consulting or other compensation agreements, (B) bonus or other incentive compensation, (C) stock purchase, equity or equity-based compensation, (D) deferred compensation, (E) director, officer or employee loans, and (F) change in control, retention, termination, retirement, severance, death, sick leave, vacation, salary continuation, health or life insurance and educational assistance plans, policies, agreements, arrangements or benefits (collectively, the “Company Plans”). No Company Plan is or has been subject to Title IV of ERISA or is or has been a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or been made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions; (vi) written summaries of all non-written Company Plans; and (vii) all material correspondence with a Governmental Authority.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d) The Company Plans intended to qualify under Section 401 or for other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code have received a determination from the IRS that they are so qualified or are the subject of a favorable opinion letter, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made.

(f) There are no pending actions, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit that would, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, none of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, whether alone or in connection with any other event, will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company

Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i) No individual who performs services for the Company or any of its Subsidiaries (other than through a Contract with an organization other than such individual) should be treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes who is not in fact so treated for such purposes.

(j) All arrangements that would be considered “deferred compensation” for purposes of Section 409A of the Code are in compliance with Section 409A of the Code. Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with the applicable requirements of Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder. None of the Transactions will result in a deferral of compensation under any Company Plan that is subject to Section 409A of the Code. Each Option issued under any Company Plan (or any predecessor plan providing for the issuance of options to employees of the Company or any of its Subsidiaries) that has been exercised has been properly treated by the Company as an incentive stock option under Code Section 422 or as a nonstatutory option, as applicable. All Options granted under any Company Plan were granted with an exercise price at least equal to the fair market value of the Company Common Stock on the date of grant of such Option and no Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Option).

(k) To the Knowledge of the Company, none of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor, to the Knowledge of the Company, has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since September 30, 2011.

Section 3.12 Environmental Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with Environmental Laws, and, except for any matters that have been fully and finally resolved without further material liability for Environmental Damages to the Company and its Subsidiaries, at all other times, have been, in material compliance with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has assumed by Contract any material liability for Environmental Damages under any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened Environmental Claims involving material Environmental Damages against the Company or any of its Subsidiaries. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts, circumstances, or conditions existing, initiated or occurring that would reasonably be expected to (i) form the basis of an Environmental Claim involving material Environmental Damages against the Company or any of its Subsidiaries or (ii) cause the Company or any of its Subsidiaries to incur material Environmental Damages.

(c) The Company and its Subsidiaries maintain all material Environmental Permits necessary to operate the Current Company Business (including the Company Facilities), and Section 3.12(c) of the Company Disclosure Schedule sets forth a complete list of all such material Environmental Permits.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the following are present at the Company Facilities, including the Owned Real Property and the Leased Real Property: (A) underground storage tanks regulated under Environmental Laws; (B) any landfill or other solid waste management unit for the treatment or disposal of Hazardous Materials; (C) filled in land or jurisdictional or other regulated wetlands; (D) polychlorinated biphenyls; (E) toxic mold; (F) lead-based paint; or (G) asbestos-containing materials.

(e) Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, there has been no Release of Hazardous Materials at, on, under or from: (A) the Owned Real Property; (B) to the Knowledge of the Company, any real property formerly owned, operated or leased by the Company or its Subsidiaries, during the period of such ownership, operation, or tenancy; or (C) to the Knowledge of the Company, the Leased Real Property.

(f) The Company and its Subsidiaries have delivered or made available to Parent copies of all environmental assessments, reports and audits in their possession or under their control that relate to their compliance with Environmental Laws or the environmental condition of any real property that the Company or any of its Subsidiaries has owned, operated or leased.

(g) Neither the Company nor any of its Subsidiaries has received written notice that the Owned Real Property, the Leased Real Property, or any property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or Comprehensive Environmental Response Compensation and Liability Information System (CERCLIS) or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.

(h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, no authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the Transactions.

(i) For purposes of this Agreement:

(i) “Environmental Claims” means all demands, claims, Liens, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, or notices of potential responsibility pursuant to Environmental Laws.

(ii) “Environmental Damages” means losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements), sanctions and penalties, pursuant to Environmental Laws or with respect to Hazardous Materials.

(iii) “Environmental Laws” means all Laws relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

(iv) “Environmental Permits” means all governmental permits, licenses, certificates and approvals required under Environmental Laws.

(v) “Hazardous Materials” means any waste, material, or substance that is listed, regulated, characterized, classified, or defined as “hazardous”, “toxic”, “pollutant”, “contaminant” or words of similar meaning or effect under any Environmental Law and includes any asbestos, toxic mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

(vi) “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, migration, release or disposal of Hazardous Materials from any source into or upon the environment.

(vii) “Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

Section 3.13 Contracts.

(a) Except for this Agreement, as set forth on Section 3.13(a) of the Company Disclosure Schedule or as attached to the Company SEC Documents filed with the SEC since January 30, 2013 and publicly available on the SEC’s EDGAR system (the “Recent SEC Documents”) as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, as of the date of this Agreement neither the Company nor any Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding that, as of the date hereof:

(i) would be considered a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) is a customer, client or supply Contract (a) that involved payments aggregating in excess of $100,000 during the fiscal year ended December 31, 2013 or (b) pursuant to which the Company would reasonably be expected to make payments in excess of $100,000 during the fiscal year ending December 31, 2014;

(iii) contains any non-compete or exclusivity provisions that purport to (A) limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business in any material respect or (B) restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services in any material respect;

(iv) creates any partnership, limited liability company, joint venture, or other similar agreement or Contract with a third party;

(v) provides for the acquisition, sale, lease, exchange or option to purchase any material properties or assets of the Company or any Subsidiary;

(vi) provides for the Company or any Subsidiary to indemnify or hold harmless any director or officer of the Company or any Subsidiary or any Affiliate of the Company;

(vii) is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program;

(viii) provides for interest rate caps, collars or swaps, currency hedging or any other similar agreement to which the Company or any Subsidiary of the Company is a party;

(ix) relates to the voting or registration for sale under the Securities Act of any securities of the Company;

(x) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, is a (1) lease or rental Contract, (2) consulting Contract, (3) indemnification Contract, (4) license or royalty Contract or any other Contract relating to any Intellectual Property Rights, or (5) Contract granting a right of first refusal or first negotiation;

(xi) provides for the treatment, storage, disposal and/or transportation of Hazardous Materials;

(xii) is otherwise material to the operation, or is outside the ordinary course, of the Company’s and its Subsidiaries’ businesses; or

(xiii) represents any commitment or agreement to enter into any of the foregoing (the Contracts attached as an exhibit to the Recent SEC Documents and the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts entered into in accordance with Section 5.1 are each referred to herein as a “Material Contract” and collectively as the “Material Contracts”).

(b) The Company has heretofore delivered or made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c) Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms by the Company and each of its Subsidiaries that is a party thereto, subject to the Bankruptcy and Equity Exception. Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed to continue any Material Contract in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract.

Section 3.14 Title to Properties.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all real property currently owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”), and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(b) Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been delivered or made available to Parent.

(c) The Company or one of its Subsidiaries has good and valid title to all Owned Real Property and the Company and its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their other material tangible properties and assets, free and clear of all Liens except (i) statutory Liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Recent SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Recent SEC

Documents, and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.

(d) The Company or one of its Subsidiaries is the lessee or sublessee of all Leased Real Property. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases.

(e) The current use, occupancy and operation of each parcel of Owned Real Property and Leased Real Property by the Company or its Subsidiaries is in compliance in all material respects with all applicable Laws, deeds, easements, restrictions, leases, licenses, permits or other arrangements or requirements (including any building or zoning codes) affecting such Owned Real Property or Leased Real Property.

Section 3.15 Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights used by the Company or its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries, pertaining to the Company Products or methods or processes used to manufacture the Company Products, or owned by the Company or any of its Subsidiaries.

(ii) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iii) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, other material Marks, and registered Copyrights owned or filed by the Company or any of its Subsidiaries and included in the Company Intellectual Property, identifying for each such item of Company Intellectual Property, if applicable, (a) the record owner, (b) the status, and (c) the jurisdictions in which each item has been issued or registered or in which any application for such issuance and registration has been filed.

(c) Other than readily available “off-the-shelf” commercial Software licenses, Section 3.15(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right or license to use or practice any rights under any Company Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the “License

Agreements”). The License Agreements are valid and binding obligations of the Company, or its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, and, to the Knowledge of the Company, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiaries, as the case may be, under any such License Agreement. The Company and/or one of its Subsidiaries either owns (free and clear of all Liens), licenses under the License Agreements listed on Section 3.15(c) of the Company Disclosure Schedule, or otherwise possesses all necessary rights to use, all Company Intellectual Property. The Company Intellectual Property owned by or licensed to the Company and/or its Subsidiaries include all Intellectual Property Rights necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.

(d) The use or practice of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company’s products or services or the Company Intellectual Property, and the operation of the Company’s and its Subsidiaries’ businesses do not, to the Knowledge of the Company, infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim.

(e) To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(f) To the Knowledge of the Company, no Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized by the Company to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any third Person other than pursuant to a written confidentiality or written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality and value of all Trade Secrets of the Company or its Subsidiaries. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries who has had access to any material Trade Secret of the Company or any of its Subsidiaries has entered into a written non-disclosure agreement with the Company and/or its Subsidiaries in a form provided or made available to Parent. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries who has contributed to the development of any Company Intellectual Property has entered into a written invention assignment agreement with the Company and/or its Subsidiaries in a form provided or made available to Parent.

(g) All necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or any of its Subsidiaries have been timely paid, and all necessary documents and certificates in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or any of its Subsidiaries have been timely filed with the relevant patent, trademark, copyright or other relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property, except for any such fees or filings the failure of which to pay or to timely file would not reasonably be expected to have a Company Material Adverse Effect.

(h) Except as disclosed on Section 3.15(h) of the Company Disclosure Schedule or for readily available “off-the-shelf” commercial Software licenses, neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property Right, or other third Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(i) Section 3.15(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Software other than readily available “off-the-shelf” commercial Software licenses that is material to the operation of the business of the Company or any of its Subsidiaries, identifying whether each such item of Software is (i) owned exclusively by the Company or any of its Subsidiaries, or (ii) used by the Company or its Subsidiaries pursuant to an identified license agreement.

(j) The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for the operations of the Company’s and its Subsidiaries’ businesses.

(k) The consummation of the Transactions will not result in the loss or impairment of the Surviving Corporation’s right to own or use any Company Intellectual Property owned by the Company or its Subsidiaries, or, except as set forth on Section 3.15(k) of the Company Disclosure Schedule, any of the Company Intellectual Property licensed to the Company or its Subsidiaries pursuant to a License Agreement, except for such loss or impairment as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(l) Neither this Agreement nor the Transactions will result in the grant of any right or license with respect to any Company Intellectual Property to any third Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

(m) Except as set forth on Section 3.15(m) of the Company Disclosure Schedule, no Company Intellectual Property has been developed with funding received under a Contract of the Company or any of its Subsidiaries with (i) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor performing under a prime contract with any Governmental Authority, or (iii) any subcontractor performing under a prime contract with any Governmental Authority.

Section 3.16 Insurance.

Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions, in and of itself, will not cause the termination, revocation or cancellation of any Policy.

Section 3.17 Customers.

Section 3.17 of the Company Disclosure Schedule sets forth a list of the 10 largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2011, 2012 and 2013, showing the approximate total sales by the Company and its Subsidiaries to each such customer during such period. Except as set forth on Section 3.17 of the Company Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, (i) no customer listed on such schedule has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no customer on such schedule has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiaries.

Section 3.18 Opinion of Financial Advisor.

The Company Board of Directors has received the opinion of Canaccord Genuity, Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and on the basis of and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair, from a financial point of view, to such holders (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered or will be delivered promptly to Parent. The Company has been authorized by the Financial Advisor to include the Fairness Opinion and references thereto in the Proxy Statement.

Section 3.19 Brokers and Other Advisors.

Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with the Financial Advisor, which letter describes all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor (the “Engagement Letter”). Section 3.19 of the Company Disclosure Schedule sets forth a good faith estimate, as of the date of this Agreement, of the fees and expenses of any accountant, broker, investment banker, financial advisor, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions and payable by the Company or any of its Subsidiaries.

Section 3.20 State Takeover Statutes; No Rights Plan.

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions. The action of the Company Board of Directors in approving this Agreement, the Voting Agreements and the Transactions is sufficient to render inapplicable to this Agreement, the Voting Agreements, the Merger, and the other Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company is not a party to any rights agreement, rights plan, “poison pill” or similar agreement or plan (collectively, “Rights Plan”) providing for the issuance of any preferred or common stock purchase rights, nor has the Company issued to its stockholders any preferred or common stock purchase rights pursuant to any such Rights Plan or otherwise.

Section 3.21 Transactions with Related Parties.

Since January 1, 2014, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act as promulgated by the SEC in a proxy statement for an annual meeting of stockholders.

Section 3.22 No Additional Representations.

Except for the representations and warranties made by the Company contained in this Agreement (including in Article III and the related portions of the Company Disclosure Schedule), the Company has not made and makes no other express or implied representation or warranty, either written or oral, on behalf of the Company or Company Subsidiaries or in connection with this Agreement or the Transactions.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) or (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions on a timely basis.

Section 4.3 Governmental Approvals, Filings and Consents.

Except for consents, approvals, filings and/or notices pursuant to or required by (a) the SEC, including any filings required under, and compliance with the applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, (b) the rules and regulations of the NASDAQ or the New York Stock Exchange, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the HSR Act and Applicable Foreign Competition Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Information in the Proxy Statement.

None of the information supplied by Parent or Merger Sub to the Company expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date first mailed to stockholders or at the time of the Company Stockholders Meeting or at the time filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Ownership and Operations of Merger Sub.

Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Brokers and Other Advisors.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of its Subsidiaries, except for any such fees or commissions or expenses which will be paid by Parent.

Section 4.7 Sufficient Funds.

Parent and Merger Sub will have on hand immediately before the Effective Time and as of the Effective Time and otherwise when required pursuant to the terms of this Agreement all of the funds necessary to pay the aggregate Merger Consideration and to otherwise consummate the Transactions and to perform their respective obligations under this Agreement.

Section 4.8 Litigation.

As of the date of this Agreement, there are no actions, suits, proceedings or claims pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent and/or Merger Sub or any of their respective Affiliates with respect to this Agreement and the Transactions.

Section 4.9 No Additional Representations.

Except for the representations and warranties made by Parent or Merger Sub contained in this Agreement (including Article IV), Parent and Merger Sub have not made and make no other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub or in connection with this Agreement or the Transactions.

ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, to use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of its business relationships and to retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock (i) upon the exercise of Options granted under the Equity Compensation Plans or the vesting of Company RSUs granted under the Equity Compensation Plans in each case that are outstanding on the date of this Agreement or (ii) upon the exercise of the Warrants;

(b) (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) split, combine, subdivide or reclassify any shares of its capital stock; or (iv) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than indebtedness incurred under the Company’s current revolving line of credit with Square 1 Bank;

(d) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(d) of the Company Disclosure Schedule, (ii) dispositions of obsolete or worthless assets, or (iii) sales of properties or assets (excluding securities of Subsidiaries) in the ordinary course of business consistent with the Company’s past practices and that are not material in amount or significance;

(e) sell, transfer, license, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of the Company Intellectual Property, other than in the ordinary course of business and consistent with past practice;

(f) acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (ii) any assets except in the ordinary course of business consistent with past practice;

(g) make any material investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company;

(h) (i) enter into, terminate or amend any Material Contract, other than (A) Material Contracts the subject matter of which is addressed elsewhere in this Section 5.1 or (B) Material Contracts of the type described in clauses (ii), (x)(1), (x)(2) or (x)(4) of Section 3.13(a), with respect to which the Company may enter into, amend or terminate in the ordinary course of business consistent with past practice, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business, including in any geographic area, or (iii) amend or modify the Engagement Letter;

(i) (i) pay any bonus or make any profit-sharing or similar payment to or increase the compensation of any of its directors, officers or employees or (ii) enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus, incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement, including any such plan, policy or agreement that would constitute a “Company Plan” if it had been entered into prior to the date of this Agreement, with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than in the case of clause (i) or (ii) above (x) as required pursuant to applicable Law, Section 5.10 or the terms of the agreements set forth on Section 5.1(i) of the Company Disclosure Schedule and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(j) make, revoke or change any material election concerning Taxes or Tax Returns, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(k) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l) amend or otherwise change the Company Charter Documents or the Subsidiary Organizational Documents;

(m) adopt any new stockholder rights or similar plans;

(n) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of the Company);

(o) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(p) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers, except for communications in the ordinary course of business that do not relate to the Transactions;

(q) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.8 hereof); or

(r) agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of the operation of the business of the Company and its Subsidiaries in the ordinary course of business.

Section 5.2 Solicitation.

(a) Any other provision of this Agreement to the contrary notwithstanding, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on October 19, 2014 (the “Solicitation Period End-Time,” and such period of time, the “Go-Shop Period”), the Company, its Subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage Takeover Proposals, including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality Agreement with each recipient); provided that any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to any Person given such access which was not previously provided or made available to Parent shall be provided to Parent substantially concurrently if such information is written, or otherwise, promptly thereafter (and in any event within 24 hours), and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or any other proposals that could reasonably be expected to lead to a Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

(b) Subject to the provisions of Section 5.2(c), from the Solicitation Period End-Time until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall immediately cease and cause to be terminated, and shall not authorize or permit its Subsidiaries or the Company’s and its Subsidiaries’ Representatives to engage in or conduct, any existing discussions or negotiations with any Person (other than any Excluded Party) with respect to a Takeover Proposal, and shall use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. Subject to the provisions of Section 5.2(c), from the Solicitation Period End-Time until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit its Subsidiaries and Representatives to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information, except as required by applicable Law) any inquiries, proposals or offers from any Person (other than an Excluded Party) with respect to, or that constitute, or that may reasonably be expected to lead to, any Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with any third party (other than an Excluded Party) regarding any Takeover Proposal (other than communications solely directed at informing such parties of the existence of this Section 5.2 in response to an inquiry from such third party);

(iii) enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”); or

(iv) release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to receipt of the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), if (i) the Company Board of Directors receives a bona fide unsolicited written Takeover Proposal after the expiration of the Go-Shop Period from an Unsolicited Party, (ii) such Takeover Proposal was made after the date of this Agreement in circumstances not involving a breach of this Agreement, and (iii) the Company Board of Directors determines, in good faith, after consulting with the Company’s outside legal counsel and financial advisor, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and determines, in good faith, after consulting with and receiving the advice of outside legal counsel, that failure to take such action would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law, then the Company and/or its Subsidiaries and its Representatives may, at any time prior to the obtaining the Company Stockholder Approval and after providing Parent not less than 24 hours prior written notice of its intention to take such actions, (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into an Acceptable Confidentiality Agreement, provided that any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to any such Person which was not previously provided or made available to Parent shall be provided to Parent substantially concurrently if such information is written, or otherwise, promptly thereafter (and in any event within 24 hours), and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including seeking revised Takeover Proposals from such Person as part of such discussions and negotiations). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.2 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(d) In addition to the other obligations of the Company set forth in this Section 5.2:

(i) Beginning on the tenth day after the date of this Agreement, the Company shall provide a written report to Parent every five business days during the Go-Shop Period and a final written report on the next business day following the Solicitation Period End-Time setting forth on a current basis (i) the number of Persons contacted pursuant to Section 5.2(a), (ii) the number of Persons that have affirmatively declined to receive information or enter into discussions regarding a Takeover Proposal, and (iii) the number of Persons that have affirmatively expressed interest in receiving information or entering into discussions regarding a Takeover Proposal; provided that the foregoing reports will not be required to include the identity of any of the foregoing Persons;

(ii) Within one business day after any Person has executed an Acceptable Confidentiality Agreement, the Company will provide Parent with a written notice specifying the identity of such Person; and

(iii) the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt of a Takeover Proposal and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of any Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Takeover Proposal) and of the status of any discussions or negotiations regarding such Takeover Proposal.

(e) Except as expressly permitted by this Section 5.2(e), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in clauses (i) or (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board of Directors may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), make a Company Adverse Recommendation Change if: (1) the Company Board of Directors determines, in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law; (2) the Company shall have given Parent prior written notice (a “Change in Recommendation Notice”) advising Parent of its intention to consider making a Company Adverse Recommendation Change at least 5 days prior to making any Company Adverse Recommendation Change; (3) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, (A) the Company shall have provided Parent with the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents in no event later than 24 hours after receipt of such Takeover Proposal or such proposed transaction agreements or other documents, and (B) after taking into account the advice of the Company’s outside legal counsel and its financial advisors, the Company Board of Directors shall have determined, in good faith, that such proposed Takeover Proposal is a Superior Proposal; (4) the Company shall have given Parent 5 days after delivery of each Change in Recommendation Notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and (5) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, (A) after taking into account the advice of the Company’s outside legal counsel, the Company Board of Directors shall have continued to determine, in good faith, that the failure to make the Company Adverse Recommendation Change would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law and (B) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, after taking into account the advice of the Company’s outside legal counsel and financial advisors, the Company Board of Directors shall have continued to determine, in good faith, that such proposed Takeover Proposal is a Superior Proposal; provided, that, in the event the Company Board of Directors does not make the determinations referred to in clause (5) of this Section 5.2(e) but thereafter determines to make a Company Adverse Recommendation Change pursuant to this Section 5.2(e), the procedures referred to in clauses (2), (3), (4) and (5) above shall apply anew and shall also apply to any subsequent Company Adverse Recommendation Change, except that the notice periods referred to in clauses (2) and (4) shall instead be 48 hours.

(f) Nothing in this Section 5.2 shall prohibit the Company Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Takeover Proposal, if such Board determines, in good faith, after consultation with outside legal counsel, that failure to so disclose such position would, or would be reasonably likely to, result in a violation of applicable Laws; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Company Adverse Recommendation Change, unless, within two business days of such disclosure, the Company Board of Directors (x) expressly reaffirms the Company Board Recommendation or (y) rejects such Takeover Proposal.

(g) Notwithstanding anything to the contrary in this Section 5.2, the Company shall not be entitled to enter into any Company Acquisition Agreement unless this Agreement has been or concurrently is validly terminated by its terms in accordance with Article VII.

Section 5.3 Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including the approvals, consents, registrations, permits, authorizations and confirmations set forth on Section 5.3(a) of the Company Disclosure Schedule. Each of the parties shall provide the other parties, upon request, with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions; provided, however, that such materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Laws; and (ii) as necessary to address reasonable attorney client or other privilege or confidentiality concerns. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws and guidelines (including any Applicable Foreign Competition Laws) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Without limiting the generality of the undertakings pursuant to this Section 5.3, (i) the parties hereto shall provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, the Company shall use commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The parties shall use commercially reasonable efforts to take such actions as are necessary or reasonably advisable to obtain approval of consummation of the Transactions by any Governmental Antitrust Entity or otherwise to cause the expiration or termination of the applicable waiting periods under the HSR Act. The parties shall use all commercially reasonable efforts to resolve all objections and challenges, if any, that may be asserted by any Governmental Authority with respect to the Transactions under the Antitrust Laws. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to take any of the following actions): (i) agree to or otherwise become subject to any limitations on (A) the right of Parent effectively to control or operate its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), or (B) the right of Parent to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business, assets or operations of the Company or its Subsidiaries after the Effective Time, or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices (including defending through litigation any claims asserted under the Antitrust Laws by any Governmental Authority relating to the consummation of the Transactions). In regard to any Governmental Authority, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or its Subsidiaries after the Effective Time or otherwise limits Parent’s ability to receive the full benefits of this Agreement.

(c) Each of Parent and the Company will promptly inform the other party of the receipt of any material communication from any Governmental Authority regarding any of the Transactions, subject to applicable Law and any confidentiality restrictions imposed upon such party by such Governmental Authority with respect to such communications. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Company’s or Parent’s outside antitrust counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only” or “outside antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient or, in the case of “outside antitrust counsel only,” to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel or outside antitrust counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party providing such materials or information.

Section 5.4 Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may be required by Law or the rules or regulations of any securities exchange, as determined by the Company or Parent, as applicable, in their reasonable discretion, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance, or (b) as otherwise contemplated by this Agreement.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives, reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and to all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) The Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws.

(c) Parent and the Company shall hold information received from the Company pursuant to this Section 5.5 in confidence in accordance with the terms of the Confidentiality Agreement, dated May 14, 2014, between Parent and the Company (the “Confidentiality Agreement”).

(d) No investigation, or information received, pursuant to this Section 5.5 will modify any of the representations and warranties of the parties hereto.

Section 5.6 Notification of Certain Matters.

The Company shall promptly notify Parent of (i) any notice or other communication received by the Company from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event that, would cause any representation or warranty made by the Company contained in this Agreement to be untrue in any material respect, and (iv) any material failure of the Company to comply with or satisfy any covenant or agreement contemplated pursuant to this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. Notwithstanding the foregoing, the failure to comply with this Section 5.6 will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying event would independently result in the failure of any such condition to be so satisfied.

Section 5.7 Indemnification and Insurance.

(a) Following the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for not less than six years after the Closing Date, the Company’s current directors’ and officers’ liability insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or omissions occurring (or alleged to occur) prior to or at the Closing Date with respect to each current and former director and officer of the Company; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 250% of the most recent annual premium paid by the Company prior to the date hereof (the “Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. In lieu of the foregoing, following consultation with Parent, the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time, at a cost per year covered for such tail policy not to exceed the Cap, covering each current and former director and officer of the Company. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.7(a) shall be deemed satisfied, provided that the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use reasonable best efforts to maintain such “tail” policy in full force and effect and continue to honor the Surviving Corporation’s obligations thereunder.

(b) Following the Effective, Time, Parent shall cause the Surviving Corporation for not less than six years after the Closing Date to keep in effect in the Company Charter Documents all provisions at least as favorable as the provisions in the Company Charter Documents on the date hereof that provide for exculpation of director or officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company, except as limited by applicable Law, and such provisions shall not be amended during such six (6) year period except as either required by applicable Law or to make changes permitted by applicable Law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.

(c) The Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each such Person and his or her heirs, successors and representatives. Notwithstanding anything contained in this Section 5.7 to the contrary, this Section 5.7 shall survive the consummation of the Merger and shall be binding on all successors and assigns of the Parent and the Surviving Corporation.

Section 5.8 Securityholder Litigation.

The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, subject to a customary joint defense agreement, and no such settlement shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

Section 5.9 Fees and Expenses.

Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.10 Certain Employee-Related Matters.

(a) Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, abide by, and perform its obligations under the terms of the Executive Severance Benefit Plan and under those existing written employment, consulting and compensation agreements or offer letters set forth on Section 5.10(a) of the Company Disclosure Schedule; provided that nothing contained in this Section 5.10, express or implied, is intended to, or does, require the Surviving Corporation or Parent to employ or retain any employee or consultant of the Company or its Subsidiaries for any length of time following the Closing.

(b) (i) For purposes of determining whether a Continuing Employee has met the eligibility service requirements of a Parent Benefit Plan and (ii) upon each applicable Continuing Employee’s commencement of participation in an applicable Parent Benefit Plan, for purposes of vesting and for purposes of benefit accrual under Parent’s vacation and severance arrangements as in effect on the date hereof, Parent shall credit each Continuing Employee with his or her years of service (or applicable portion thereof, as the case may be) with the Company, its Subsidiaries or any ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under any Company Plan prior to the Continuing Employee’s commencement of participation in the Parent Benefit Plan, except that Continuing Employees shall receive no such credit (1) to the extent that such credit would result in a duplication of benefits, (2) under any newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive credited service, (3) for purposes of determining eligibility to receive discretionary contributions to Parent’s Employees’ Savings Plan, (4) for purposes of determining eligibility to participate in Parent’s Cash Balance Retirement Plan or (5) for purposes of determining eligibility to participate in Parent’s Employee Stock Purchase Plan. Continuing Employees shall not receive credit for service prior to the Effective Time for purposes of benefit accrual under any Parent Benefit Plan that is a defined benefit pension plan.

(c) For purposes of this Agreement, the term “Continuing Employee” shall mean those individuals employed by the Company or any of its Subsidiaries as of the Closing Date who continue their employment with the Company, Parent or those Subsidiaries that are ERISA Affiliates on and after the Closing Date, and the term “Parent Benefit Plans” shall mean the employee benefit plans of Parent, the Surviving Corporation or an Affiliate of either such entity, other than a defined benefit pension benefit plan. For purposes of this Agreement, the term “ERISA Affiliate ” shall include any organization that is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d) If requested in writing by Parent at least five business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the date on which the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “Plan Termination Date”), any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Plan Termination Date written evidence of the adoption by the Company Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. Any actions taken under this Section 5.10(d) shall be made contingent upon the consummation of the Merger.

(e) If requested in writing by Parent at least five business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary, including the provision of notice to all insurance carriers and third party administrators (provided that Parent has submitted such written request to the Company prior to the date notice is required by such insurance carrier or third party administrator), to terminate such Company benefit plans as requested by Parent (other than the Company 401(k) Plan, for which Section 5.10(d) shall instead apply, and the Executive Severance Benefit Plan, for which Section 5.10(a) shall instead apply) (each, an “Other Company Plan”). Any termination, early surrender, early withdrawal or other charges incurred as a result of the termination of an Other Company Plan at such request of Parent shall be paid for, or reimbursed to the Company, by Parent. Any actions taken under this Section 5.10(e) shall be made contingent upon the consummation of the Merger.

(f) To the extent Parent terminates the employment of any employee of the Surviving Corporation as of or following the Effective Time, including without limitation any Continuing Employee, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume all obligations to comply with all Laws related thereto, including without limitation, WARN.

Section 5.11 Section 16.

The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Shares, the Options and the Company RSUs in the Merger by applicable individuals.

Section 5.12 Preparation of the Proxy Statement; Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement, and in any event no later than 10 business days after the date of this Agreement, the Company shall prepare (with the assistance of Parent) and file with the SEC a preliminary Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. If the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement prior to the expiration of the 10-day waiting period provided in Rule 14a-6 under the Exchange Act, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as soon as practicable, and in any event no later than three business days after the expiration of such waiting period. If the Company does receive comments from the SEC, the Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance of the Proxy Statement by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.12(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and, to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) Parent shall provide the Company with information concerning or relating to Parent or Merger Sub that may be required in connection with the preparation and filing of the Proxy Statement pursuant to this Section 5.12.

(c) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. The Proxy Statement shall include a copy of the Fairness Opinion and unless the Company Board of Directors has withdrawn, modified or amended the Company Board Recommendation so as to constitute a Company Adverse Recommendation Change to the extent permitted under Section 5.2(e), the

Proxy Statement shall also include the Company Board Recommendation. The Company will (i) take all reasonable actions permitted by applicable Law to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (ii) subject to Section 5.2(e), take all other reasonable action necessary to secure the Company Stockholder Approval, including, if requested by Parent, engaging a nationally recognized proxy solicitor reasonably acceptable to Parent. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, the Company will take all of the actions contemplated by this Section 5.12 regardless of whether a Company Adverse Recommendation Change has occurred and will submit this Agreement for adoption by the Company stockholders at the Company Stockholders Meeting.

Section 5.13 Resignations and Related Matters.

The Company shall prepare and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of (i) the resignations of all directors of the Company and of the resignations from office with the Company of those officers of the Company specified by Parent reasonably in advance of the Closing and, in each case, effective at the Effective Time, and (ii) the taking of all such actions (including the adoption of any necessary resolutions by the Company Board of Directors) as may be necessary to effect as of the Effective Time the actions (including the officer and director appointments) set forth in Sections 1.5 and 1.6. The Company and Parent agree that any such resignation as an officer or director does not terminate any employment relationship of such individual with the Company, and shall be without prejudice to any rights that such director or officer may have under any existing employment, severance or other similar agreement with the Company or under applicable Law.

Section 5.14 Delisting.

Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VI CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation.

The obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver in writing, on or prior to the Closing Date, of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust.  The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(c) No Injunctions or Restraints.  No Law, order (whether executive or otherwise), stay, decree, injunction, judgment or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver in writing, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.5(b), 3.5(c) (as to clause (iii) only), 3.8(b) and 3.10(h) of this Agreement (A) that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier (each a “Materiality Qualifier”) shall be true and correct in all respects, and (B) that is not qualified by a Materiality Qualifier shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date); and

(ii) Each of the representations and warranties of the Company (other than those referred to in Section 6.2(a)(i)) shall be true and correct in all respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), except to the extent breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company.  The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time;

(c) Officers’ Certificate.  The Company shall have delivered to Parent a certificate signed on behalf of the Company by the Company’s chief executive officer and the chief financial officer certifying the satisfaction of the conditions in Section 6.2(a) and Section 6.2(b); and

(d) Company Material Adverse Effect.  Since the date hereof, there shall not have been or occurred any event, circumstance, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.3 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction waiver in writing, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by “materiality,” “Parent Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time; and

(c) Officers’ Certificate.  Parent shall have delivered to Company a certificate signed on behalf of Parent by an executive officer of the Parent certifying the satisfaction of the conditions in Section 6.3(a) and Section 6.3(b).

ARTICLE VII TERMINATION

Section 7.1 Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before March 23, 2015 (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before such date was primarily due to the failure of such party to perform any of its obligations under this Agreement; provided, further, that if on the Outside Closing Date the condition to Closing set forth in Section 6.1(b) shall not have been satisfied but all other conditions to the Closing shall be satisfied or capable of being satisfied upon satisfaction of the condition set forth in Section 6.1(b), then the Outside Closing Date shall be extended to June 21, 2015;

(ii) if any Law prohibits consummation of the Merger or if any other Restraint having the effect set forth in Section 6.1(c) is in effect and shall have become final and nonappealable;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent:

(i) provided that Parent is not currently in material breach or has not currently failed to materially perform any of covenants or agreements set forth in this Agreement, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure; or

(ii) if (A) the Company Board of Directors or any committee thereof shall have effected a Company Adverse Recommendation Change, in any case whether or not permitted by Section 5.2, (B) the Company Board of Directors or any committee thereof shall have recommended (or proposed publicly to recommend) for approval by the Company’s stockholders any Takeover Proposal (whether or not a Superior Proposal), (C) after a tender offer or exchange offer that, if successful, would result in any Person or group (as defined under Section 13(d) of the Exchange Act) becoming a beneficial owner of 20% or more of the outstanding Shares is commenced, the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer, (D) the Company shall have entered into any Company Acquisition Agreement, (E) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (F) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (A) through (E), (G) the Company shall have breached in any material respect any of the provisions of Section 5.2, or (H) the Company Board of Directors or any committee thereof shall have failed to publicly reconfirm the Company Board Recommendation within three days after receipt of a written request from Parent that it do so; or

(d) by the Company, provided that Company is not currently in material breach or has not currently failed to materially perform any of its covenants or agreements set forth in this Agreement, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure; or

(e) by the Company at any time prior to the receipt of the Company Stockholder Approval, if (A) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Adverse Recommendation Change in response to a Superior Proposal received from an Excluded Party or Unsolicited Party pursuant to and in compliance with Section 5.2(e) (and, if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company Board of Directors has authorized the Company to enter into a definitive Company Acquisition Agreement for such Superior Proposal with the Excluded Party or Unsolicited Party (which authorization may be subject to termination of this Agreement)), (B) the Company has not materially breached or violated the terms of Section 5.2 hereof in connection with such Superior Proposal (or any Takeover Proposal that was a precursor thereto), (C) the Company pays to Parent the Termination Fee in accordance with Section 7.3(b), and (D) promptly following the termination of this Agreement, either (x) if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company enters into such definitive Company Acquisition Agreement with such Excluded Party or Unsolicited

Party to effect such Superior Proposal, or (y) if such Superior Proposal is not to be consummated pursuant to a definitive Company Acquisition Agreement, the Superior Proposal is consummated.

Section 7.2 Effect of Termination.

Any party that terminates this Agreement pursuant to Section 7.1 shall provide prompt written notice of such termination to the other party or parties that specifies the provision pursuant to which such termination is made. In the event of the termination of this Agreement as provided in Section 7.1 and the immediately preceding sentence of this Section 7.2, this Agreement shall forthwith become null and void (other than the provisions of Section 5.4, Section 5.5(c), Section 5.9, Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement (the “Surviving Provisions ”)), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates arising under this Agreement, except (i) as set forth in the Surviving Provisions, and (ii) nothing in this Agreement shall relieve any party from liability for fraud or any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 7.3 Termination Fee.

(a) If:

(i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (but only if a vote to obtain the Company Stockholder Approval has not been held), and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

(ii) (A) on or after the date hereof and prior to the termination of this Agreement, a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach or failure triggering such termination shall have been a material breach of, or material failure to comply with, the Company’s obligations under Section 5.2 or Section 5.12;

(iv) (A) on or after the date hereof and prior to termination of this Agreement a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) in circumstances not covered by Section 7.3(a)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

(v) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(vi) this Agreement is terminated by the Company pursuant to Section 7.1(e);

then in any such event under clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $2,560,000 in cash (the “Termination Fee”) and shall reimburse Parent for its reasonable out-of-pocket expenses in connection with this Agreement and the Transactions in an amount not to exceed $500,000 (the “Expense Reimbursement”); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. The foregoing notwithstanding, the “Termination Fee” shall be $1,700,000 in cash solely in the event that this Agreement is terminated by the Company prior to the expiration of the Go-Shop Period pursuant to Section 7.1(e) based on a Superior Proposal received from an Excluded Party.

(b) Any payment required to be made pursuant to clause (i), (ii) or (iv) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) or (v) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (vi) of Section 7.3(a) shall be made to Parent concurrently with, and as a condition precedent to, the termination of this Agreement by the Company pursuant to Section 7.1(e). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) The parties acknowledge that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

(d) Subject to and without limiting in any way the provisions of Section 7.2, the parties hereto agree that payment of the Termination Fee and the Expense Reimbursement shall be Parent’s and Merger Sub’s exclusive remedy for any termination of this Agreement pursuant to Section 7.1 under circumstances where the Termination Fee is payable under this Section 7.3 and that the Parent and Merger Sub shall have no further recourse against the Company for, or as a result of, such termination.

ARTICLE VIII MISCELLANEOUS

Section 8.1 No Survival.

Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.7 and Section 5.9 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and the Surviving Provisions shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement.

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following the adoption of this Agreement by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3 Extension of Time, Waiver.

At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

Section 8.4 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts.

This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in any number of counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart signature page is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries.

Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.7 (with respect to which the Persons to which such Section 5.7 applies shall be third party beneficiaries in accordance with Section 5.7), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7 Governing Law; Jurisdiction.

(a) The Laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the Transactions, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware) over any action or proceeding arising out of or relating to this Agreement or any of the Transactions and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.10.

Section 8.8 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9 Specific Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to the limitations on remedies set forth in Section 7.3(d), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware), without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Laboratory Corporation of America Holdings
531 South Spring Street
Burlington, NC 27215
Attention: General Counsel
Facsimile: (336) 436-4177

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Michael J. Silver
Facsimile: (212) 918-3100

If to the Company, to:

LipoScience, Inc.
2500 Sumner Boulevard
Raleigh, NC 27616
Attention: Kathryn F. Twiddy, Vice President, General Counsel and Corporate Secretary
Facsimile: 919-872-5927

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention: Christopher B. Capel
Facsimile: (919) 821-6800

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.10, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

Section 8.11 Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12 Definitions.

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” shall mean an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement and that contains provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that (x) such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement and (y) such confidentiality agreement does not prohibit the Company from providing to Parent the documents or other information that this Agreement contemplates the Company providing to Parent.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Foreign Competition Laws” shall mean Laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

“Assumed Warrant” shall mean (i) that certain warrant issued by the Company on February 7, 2008 to Square 1 Bank, (ii) that certain warrant issued by the Company on March 31, 2011 to Square 1 Bank and (iii) that certain warrant issued by the Company on December 20, 2012 to Square 1 Bank.

beneficial ownership” (and its correlative terms) shall have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act.

“business day” has the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

“Company Board of Directors” shall mean the Company’s Board of Directors.

“Company Facilities” shall mean any properties or facilities used, leased or occupied by the Company.

“Company Product” shall mean any product or service manufactured, marketed, distributed, licensed for commercial use or sale, or sold at any time by the Company or any of its Subsidiaries.

“Company RSUs” shall mean any restricted stock unit awards granted under any Company Stock Plan (or any predecessor plan providing for the issuance of restricted stock unit awards to any service provider of the Company or any of its Subsidiaries).

“Company Stock Plans” shall mean the following: the Equity Compensation Plans, the ESPP and any other employee benefit plan of the Company or its Subsidiaries that provides for any equity award to participants thereunder.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Current Company Business” shall mean the business of the Company and its Subsidiaries as currently conducted as of the date of this Agreement.

“Executive Severance Benefit Plan” shall mean the Company’s Amended and Restated Executive Severance Benefit Plan, effective May 15, 2014.

“Equity Compensation Plans” shall mean the Company’s 1997 Stock Option Plan, as amended, the Company’s 2007 Stock Incentive Plan, as amended, and the Company’s 2012 Equity Incentive Plan.

“ESPP” shall mean the Company’s 2012 Employee Stock Purchase Plan.

“Excluded Party” shall mean any Person that has made or delivered to the Company (or any of its Representatives in their capacity as such), and not withdrawn or abandoned, a bona fide written Takeover Proposal on or prior to the expiration of the Go-Shop Period which did not result from a material breach of Section 5.2 and which the Company Board of Directors shall have determined in good faith, after consulting with the Company’s outside legal counsel and financial advisor, constitutes, or could reasonably be expected to lead to, a Superior Proposal.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, international institution, commission or authority or other governmental instrumentality, whether federal, state, national, or local, domestic, foreign or multinational, and whether executive, legislative or judicial, of competent jurisdiction.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” shall mean all Laws that apply to the Company concerning the privacy and/or security of information pertaining to an individual, including, where applicable, HIPAA, state data breach notification Laws, state social security number protection Laws, the European Union Directive 95/46/EC, the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and state consumer protection Laws.

“Knowledge of the Company” shall mean the actual knowledge of Howard B. Doran, William Cromwell, Lucy G. Martindale, E. Duffy McDonald, Philip Hilldale and Kathryn F. Twiddy, as well as any other knowledge which such Persons would have possessed had they made reasonable inquiry of such matter in question.

“Laws” shall mean any foreign, national, European Union, federal, state, and local statutes, common law, ordinances, rules, regulations, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities.

“Liens” shall mean liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“Non-Assumed Warrants” shall mean each of those certain warrants issued by the Company on December 20, 2012 to Oxford Finance, LLC.

“Option” shall mean any option to acquire shares of Company Common Stock issued under any Company Stock Plan (or any predecessor plan providing for the issuance of options to any service provider of the Company or any of its Subsidiaries).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personal Information” shall mean the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solicited Party” shall mean any Person, other than Parent and its Subsidiaries:

(i) with whom the Company, its Subsidiaries or their Representatives initiate discussions or negotiations during the Go-Shop Period with respect to a Takeover Proposal;

(ii) solicited by the Company, its Subsidiaries or their Representatives during the Go-Shop Period with respect to a Takeover Proposal; or

(iii) to whom the Company, its Subsidiaries or their Representatives provide any non-public information concerning the Company or its Subsidiaries during the Go-Shop Period in order to encourage or facilitate the making of a Takeover Proposal by such Person.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Superior Proposal” means a bona fide written, fully-financed Takeover Proposal, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity interests of the Company or 50% or greater of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines, in its good faith, (after consultation with its outside legal counsel and its financial advisor) to be more favorable to the Company’s stockholders from a financial point of view than the Transactions, including the Merger, taking into account at the time of determination all relevant factors, including any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the expectation of obtaining required approvals).

“Takeover Proposal” shall mean any proposal, offer or indication of interest (whether in writing or otherwise) from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group”(as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Transactions” shall mean each of the transactions contemplated by this Agreement, including the Merger.

“Unsolicited Party” shall mean any Person (other than Parent or its Subsidiaries) that is not a Solicited Party.

“Warrants” shall mean the Assumed Warrants and the Non-Assumed Warrants.

The following terms are defined in the section of this Agreement set forth after such term below:

Agreement	Recitals
Antitrust Laws	Section 5.3(a)
Balance Sheet Date	Section 3.5(i)
Bankruptcy and Equity Exception	Section 3.3(a)
Cap	Section 5.7(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Change in Recommendation Notice	Section 5.2(e)
CLIA	Section 3.8(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Recitals
Company 401(k) Plan	Section 5.10(d)
Company Acquisition Agreement	Section 5.2(b)(iii)
Company Adverse Recommendation Change	Section 5.2(e)
Company Balance Sheet	Section 3.5(i)
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1(c)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Intellectual Property	Section 3.15(a)(i)
Company Licenses	Section 3.8(d)
Company Material Adverse Effect	Section 3.1(a)
Company Plans	Section 3.11(a)
Company RSU Payment	Section 2.3(b)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(d)
Company Stockholders Meeting	Section 5.12(c)
Confidentiality Agreement	Section 5.5(c)
Continuing Employee	Section 5.10(c)
Copyrights	Section 3.15(a)(ii)
DEA	Section 3.8(a)

DGCL	Section 1.1
Dissenting Shares	Section 2.1(e)
Dissenting Stockholders	Section 2.1(e)
Effective Time	Section 1.3
Engagement Letter	Section 3.19
Environmental Claims	Section 3.12(i)(i)
Environmental Damages	Section 3.12(i)(ii)
Environmental Laws	Section 3.12(i)(iii)
Environmental Permits	Section 3.12(i)(iv)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 5.10(c)
Exchange Act	Section 3.4
Expense Reimbursement	Section 7.3(a)
Fairness Opinion	Section 3.18
FDA	Section 3.8(f)
Financial Advisor	Section 3.18
Go-Shop Period	Section 5.2(a)
Governmental Antitrust Entity	Section 5.3(b)
Hazardous Materials	Section 3.12(i)(v)
Intellectual Property Rights	Section 3.15(a)(ii)
IRS	Section 3.10(o)
Leased Real Property	Section 3.14(b)
License Agreements	Section 3.15(c)
Marks	Section 3.15(a)(ii)
Material Contract(s)	Section 3.13(a)(xiii)
Materiality Qualifier	Section 6.2(a)(i)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Shares	Section 2.1(c)
Merger Sub	Recitals
Multiemployer Plan	Section 3.11(a)
Other Company Plan	Section 5.10(e)
Owned Real Property	Section 3.14(a)
Outside Closing Date	Section 7.1(b)(i)
Parent	Recitals
Parent Benefit Plans	Section 5.10(c)
Parent Material Adverse Effect	Section 4.2(b)
Patents	Section 3.15(a)(ii)
Paying Agent	Section 2.2(a)
Payment Program	Section 3.8(j)
Plan Termination Date	Section 5.10(d)
Policies	Section 3.16
Preferred Stock	Section 3.2(a)
Proxy Statement	Section 3.4
Real Property Lease	Section 3.14(b)
Recent SEC Documents	Section 3.13(a)
Release	Section 3.12(i)(vi)
Remediation	Section 3.12(i)(vii)
Representatives	Section 5.2(a)
Rights Plan	Section 3.20
Sarbanes-Oxley Act	Section 3.5(d)
Security Risk Assessment	Section 3.8(n)
Share(s)	Section 2.1

Solicitation Period End-Time	Section 5.2(a)
Software	Section 3.15(a)(iii)
Stock Option Payment	Section 2.3(a)
Subsidiary Organizational Documents	Section 3.1(c)
Surviving Corporation	Section 1.1
Surviving Provisions	Section 7.2
Tax Returns	Section 3.10(r)
Taxes	Section 3.10(r)
Termination Fee	Section 7.3(a)
Trade Secrets	Section 3.15(a)(ii)
Uncertificated Shares	Section 2.2(b)
Voting Agreement	Recitals
WARN	Section 3.11(k)
Warrant Consideration	Section 2.3(c)(i)

Section 8.13 Interpretation; Other.

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day. Any reference in this Agreement to $means United States dollars. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party. To the extent this Agreement refers to information or documents to be made available to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives has made such information or document available (A) in the online data room managed by the Company in connection with the Transactions at least one day prior to the date of this Agreement, (B) by delivering such document or information (in writing, including by electronic transmission) to Parent at least one day prior to the date of this Agreement, or (C) in a publicly available filing made with the SEC since January 30, 2013 and at least one date prior to the date of this Agreement.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, stockholder, employee, incorporator, member, partner, agent, attorney, representative or Affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ F. Samuel Eberts III Name: F. Samuel Eberts III Title: Chief Legal Officer, Corporate Secretary and Senior Vice President of Corporate Affairs

BEAR ACQUISITION CORP.

By:	/s/ F. Samuel Eberts III Name: F. Samuel Eberts III Title: President and Secretary

LIPOSCIENCE, INC.

By:	/s/ Howard B. Doran Name: Howard Doran Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Canaccord Genuity Inc. 99 High Street Boston, MA 02110 T: 617.371.3900

September 24, 2014

Board of Directors
LipoScience, Inc.
2500 Sumner Boulevard
Raleigh, NC 27616

Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock, par value $0.001 per share (“LipoScience Common Stock”), of LipoScience, Inc. (“LipoScience” or the “Company”), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 24, 2014 (the “Agreement”), by and among Laboratory Corporation of America Holdings (“LabCorp”), Bear Acquisition Corp., a wholly owned subsidiary of LabCorp (“Merger Sub”), and LipoScience. The Agreement provides that the Merger Sub will be merged with and into LipoScience (the “Transaction”) and each share of LipoScience Common Stock issued and outstanding (other than shares owned by LipoScience, LabCorp and their respective direct or indirect wholly owned subsidiaries and Dissenting Shares (as defined in the Agreement) (collectively, the “Excluded Shares”)) shall be converted into the right to receive $5.25 in cash (the “Merger Consideration”).

Canaccord Genuity Inc. is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of LipoScience, LabCorp, certain of their respective affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. We have acted as financial advisor to LipoScience in connection with the Transaction. Our engagement includes assistance to LipoScience in the solicitation of third party indications of interest in a competing transaction for a specified period after the date of the Agreement as permitted by the provisions thereof. We will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is payable under certain circumstances contingent upon the consummation of the Transaction or a competing transaction. In addition, the Company has agreed to indemnify us against certain liabilities and other items arising out of or related to our engagement, and to reimburse us for certain out-of-pocket expenses. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide investment banking services to the Company, LabCorp and their respective affiliates for which our Investment Banking Division may receive compensation.

In developing our opinion, we have, among other things:

(i)	reviewed the Agreement in substantially final form provided to us on September 22, 2014;
(ii)	analyzed certain internal financial statements and other business and financial information, including certain financial forecasts and operating data concerning the Company provided by Company management;
(iii)	conducted limited discussions with members of senior management of the Company regarding its past and current operations and financial condition and the prospects of the Company;
(iv)	reviewed certain financial and stock market data of the Company and other selected publicly held diagnostics and laboratory services companies;

LIPOSCIENCE, INC.

(v)	reviewed certain publicly available financial and other information of the Company and publicly available research analyst estimates for the Company’s future financial performance on a stand-alone basis;
(vi)	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions which have been effected or announced, to the extent we deemed relevant; and
(vii)	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our opinion, we have not independently verified any of the foregoing information, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management that they are not aware of any facts that would make such information misleading. The management of LipoScience has advised us, and we have assumed that, the internal financial forecasts and other forward-looking financial information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LipoScience as to the future financial performance of the Company. We have assumed, with your consent, that, in the course of obtaining any regulatory or other consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on LipoScience or the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of LipoScience have advised us, and we also have assumed that the terms of the Agreement, when executed, will conform in all material respects to the terms reflected in the Agreement in substantially final form reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LipoScience, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received in the Transaction by holders of LipoScience Common Stock (other than holders of the Excluded Shares) and does not address any other aspect or implication of the Transaction or any voting, support or other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the form or structure of the Transaction or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by an authorized internal fairness committee of Canaccord Genuity in accordance with FINRA Rule 5150.

Our opinion is rendered on the basis of securities, economic and market conditions prevailing as of the date hereof and on the prospects, financial and otherwise, of the Company, known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in our opinion if our opinion were rendered as of a later date, and (ii) Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting our opinion that may come to our attention after the date of this letter. We have not undertaken to reaffirm or revise our opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion.

Our opinion does not address the relative merits of the Transaction as compared to other transactions or strategies that might be available to LipoScience, nor does it address the underlying business decision of LipoScience to proceed with the Transaction. We note that we are not legal, accounting, regulatory or tax experts and have assumed the accuracy and completeness of assessments made by the Company and its advisors with respect to such matters.

LIPOSCIENCE, INC.

It is understood that this letter is for the information of the Board of Directors of LipoScience (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote their shares of LipoScience Common Stock with respect to any matter related to the Transaction or how such stockholder should otherwise act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Transaction by holders of LipoScience Common Stock (other than the Excluded Shares) is fair, from a financial point of view, to such holders.

Sincerely,

CANACCORD GENUITY INC.

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LIPOSCIENCE

IMPORTANT SPECIAL MEETING INFORMATION

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 19, 2014.

Vote by Internet

- Go to **www.envisionreports.com/lpdx**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Special Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

Special Meeting

Special Meeting of
LipoScience, Inc. Stockholders

November 20, 2014, 10 a.m. Local Time
The Company's Headquarters
2500 Sumner Boulevard, Raleigh, North Carolina

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

LIPOSCIENCE

Proxy — LipoScience, Inc.

Notice of Special Meeting of Stockholders

2500 Sumner Boulevard, Raleigh, North Carolina
Proxy Solicited by Board of Directors for Special Meeting — November 20, 2014

Lucy G. Martindale and Howard B. Doran, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of LipoScience, Inc. to be held on November 20, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will vote the shares represented by this proxy FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on the reverse side.)